As filed with the United States Securities and Exchange Commission on June 24, 2026.

Registration No. 333-296160

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No.1

to

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NEUCLEUS GROUP LIMITED

(Exact Name of Registrant as Specified in its Charter)

Not Applicable

(Translation of Registrant’s Name into English)

Cayman Islands	8200	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Unit 2-10, Level 2

Wisma Life Care, No.5,

Jalan Kerinchi, Bangsar South

59200 Kuala Lumpur,

Wilayah Persekutuan Kuala Lumpur, Malaysia

+60 12-484 4867

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

COGENCY GLOBAL INC.

122 East 42nd Street, 18th Floor

New York, NY 10168

+1-800-221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Lawrence S. Venick, Esq. Loeb & Loeb LLP 10100 Santa Monica Boulevard Suite 2200 Los Angeles CA 90067 United States Telephone: +1 (310)728-5129	Guillaume de Sampigny, Esq. Ying Li, Esq. Hunter Taubman Fischer & LI LLC 950 Third Avenue, 19th Floor New York, NY 10022 Telephone: +1 212 530-2230

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company. ☒

If an emerging growth company that prepares its financial statements in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the United States Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	Subject to Completion, Dated June 24, 2026

4,500,000 Class A Ordinary Shares

NEUCLEUS GROUP LIMITED

This is the initial public offering of the Class A ordinary shares (the “Class A Ordinary Share(s)”) of Neucleus Group Limited (the “Company”). It is currently estimated that the initial public offering price per share will be between $4 and $5.

Prior to this Offering, there has been no public market for our Class A Ordinary Shares. We intend to reserve the symbol “NEUC” for purposes of listing our Class A Ordinary Shares on the Nasdaq Capital Market (“Nasdaq”) and have applied to list our Class A Ordinary Shares on the Nasdaq. At this time, Nasdaq has not yet approved our application to list our Class A Ordinary Shares. The closing of this Offering is conditional upon Nasdaq’s final approval of our listing application, and there is no guarantee or assurance that our Class A Ordinary Shares will be approved for listing on Nasdaq.

The Company is an exempt company incorporated in the Cayman Islands with limited liability as a holding company and with no material operations of its own. The Company conducts its operations through DAMI STRATEGIES SDN. BHD. (“Dami Strategies”), its operating subsidiary in Malaysia. The Class A Ordinary Shares offered in this prospectus are shares of the Cayman Islands holding company instead of shares of its operating subsidiary in Malaysia. Holders of our Class A Ordinary Shares do not directly own any equity interests in our subsidiary, but will instead own shares of a Cayman Islands holding company.

Upon completion of this Offering, we will have a dual class ordinary share structure. Our Ordinary Shares will be divided into Class A Ordinary Shares and Class B Ordinary Shares. Holders of Class A and Class B Ordinary Shares will have the same rights, including dividend rights, except that holders of Class A Ordinary Shares will be entitled to one vote per share, while holders of Class B Ordinary Shares will be entitled to twenty votes per share, and Class B Ordinary Shares may be converted into the same number of Class A Ordinary Shares by the holders thereof at any time, while Class A Ordinary Shares cannot be converted into Class B Ordinary Shares under any circumstances. See “Description of Share Capital” for more details regarding our Class A Ordinary Shares and Class B Ordinary Shares.

Upon completion of this Offering, our issued and outstanding shares will consist of 23,100,000 Class A Ordinary Shares and 3,000,000 Class B Ordinary Shares, assuming the underwriters do not exercise their over-allotment option to purchase additional Shares, or 23,775,000 Class A Ordinary Shares, assuming the over-allotment option is exercised in full.

We will be a “controlled company” as defined under the Nasdaq Stock Market Rules because, immediately after this Offering, assuming an offering size as set forth above, NEUCLEUS DAMI SDN. BHD., our Controlling Shareholder, will own 11,000,000 Class A Ordinary Shares and 3,000,000 Class B Ordinary Shares, being approximately 53.64% of our total and issued outstanding Shares, representing approximately 85.44% of our total voting power (or 52.29% of our total and issued outstanding Shares, representing approximately 84.75% of our total voting power, if the underwriters option to purchase additional shares is exercised in full), and may have the ability to determine matters requiring approval by shareholders. As a result, our Controlling Shareholder will have the ability to control the outcome of certain matters submitted to shareholders for approval through its controlling ownership of the Company, such as the election of directors, amendments to our organizational documents and any merger, consolidation, sale of all or substantially all of our assets or other major corporate transactions. See “Risk Factors — Risks Related to our Class A Ordinary Shares — Our Controlling Shareholder has significant voting power and may take actions that may not be in the best interests of our other shareholders” for further information. However, even if we are deemed as a “controlled company,” we do not intend to avail ourselves of the corporate governance exemptions afforded to a “controlled company” under the Nasdaq Stock Market Rules. See “Risk Factors — Risks Related to our Class A Ordinary Shares — We are a “controlled company” within the meaning of the Nasdaq listing rules, and may follow certain exemptions from certain corporate governance requirements that could adversely affect our public shareholders.”

We have historically conducted our business through our operating subsidiary in Malaysia, but prior to the consummation of this Offering we will engage in the Reorganization described in “Our Corporate Structure and History” pursuant to which such operating subsidiary will become subsidiary of the Company.

We are both an “emerging growth company” and a “foreign private issuer” under applicable U.S. Securities and Exchange Commission rules and will be eligible for reduced public company disclosure requirements. See section titled “Prospectus Summary — Implications of Being an ‘Emerging Growth Company’ and a ‘Foreign Private Issuer’” for additional information.

Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Investing in our Class A Ordinary Shares involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” beginning on page 12 of this prospectus to read about factors you should consider before buying our Class A Ordinary Shares.

	Per Share		Total Without Exercise of Over-Allotment Option		Total With Full Exercise of Over-Allotment Option
Initial public offering price	$	[*]	$	[*]	$	[*]
Underwriting discounts to be paid by us (1)	$	[*]	$	[*]	$	[*]
Proceeds, before expenses, to us	$	[*]	$	[*]	$	[*]

(1)	Represents a 7.0% underwriting discount payable to the underwriters. Does not include a non-accountable expense allowance equal to 1% of the gross proceeds of this Offering payable to Network 1 Financial Securities, Inc., the representative of the underwriters, or the Representative. We have also agreed to issue warrants to the Representative, or the Representative’s Warrants, to purchase a number of Shares equal to 7.5% of the Class A Ordinary Shares sold by us in this Offering. The Representative’s Warrants will be exercisable at an exercise price per Class A Ordinary Share equal to 125% of the public offering price and are exercisable for a period of five (5) years and will terminate on the fifth anniversary of the date of the commencement of sales of this Offering. For a description of compensation payable to the underwriters, see “Underwriting” beginning on page 100.

We expect our total cash expenses for this Offering (including cash expenses payable to our underwriters for their out-of-pocket expenses) to be approximately $1,036,996, exclusive of underwriting discounts and non-accountable expense allowance. These payments will further reduce proceeds available to us before expenses. See “Underwriting.”

This Offering is being conducted on a firm commitment basis. The underwriters are obligated to take and pay for all of the shares if any such shares are taken. We have granted the underwriters an option for a period of forty-five (45) days after the closing of this Offering to purchase up to 15% of the total number of our Shares to be offered by us pursuant to this Offering (excluding shares subject to this option), solely for the purpose of covering over-allotments, at the initial public offering price less the underwriting discounts. If we complete this Offering, net proceeds will be delivered to us on the closing date.

The underwriters expect to deliver the shares to purchasers against payment on [*], 2026.

Prospectus dated [*], 2026

For investors outside the United States: neither we nor the underwriters have done anything that would permit this Offering or possession or distribution of this prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares and the distribution of this prospectus outside the United States.

Neither we nor the underwriters have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any amendment or supplement to this prospectus, or in any free writing prospectus we have prepared, and neither we nor the underwriters take responsibility for, and can provide no assurance as to the reliability of, any other information others may give you. Neither we nor the underwriters are making an offer to sell, or seeking offers to buy, these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date on the cover page of this prospectus, regardless of the time of delivery of this prospectus or the sale of shares. Our business, financial condition, results of operations and prospects may have changed since the date on the cover page of this prospectus.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our Class A Ordinary Shares. For a more complete understanding of us and this Offering, you should read and carefully consider the entire prospectus, including the more detailed information set forth under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our combined financial statements and the related notes. Some of the statements in this prospectus are forward-looking statements. See section titled “Special Note Regarding Forward-Looking Statements.”

Presentation of Financial Information

We have historically conducted our business through our subsidiary in Malaysia. The Company has not commenced operations and has nominal assets and liabilities. Therefore our historical combined financial statements present the financial position and results of operations of our operating subsidiary in Malaysia on a combined basis. Following the Reorganization, our financial statements will present the financial position and results of operations of the Company and its combined subsidiary.

Our Business

We are a scientific parental consultation service provider headquartered in Kuala Lumpur, Malaysia and provide our services under the brand Neucleus Education. We started our operation in 2022 to provide scientific parenting programs using advanced DNA testing and expert consultations to create personalized child development plans to our customers mainly located in Malaysia. We recorded revenue of USD3,098,307 and USD274,084 for the fiscal years ended June 30, 2025 and 2024, respectively. For the six months ended December 31, 2025 and 2024, we recorded revenue of USD2,895,149 and USD1,437,416, respectively.

Business Model

The Company principally offers the following service:

(i)	Scientific developmental assessments services

We provide parents with developmental assessment services that incorporate scientific tools, including genetic testing and behavioral analysis, to help identify children’s learning preferences, talents and potential developmental needs.

These assessment services generally involve the use of a DNA testing kit and laboratory analysis conducted by third-party service providers. The results of the analysis are interpreted using scientific frameworks designed to evaluate certain traits relevant to childhood development, learning styles and behavioral tendencies.

Customers purchasing this service typically receive:

● a developmental assessment report summarizing the genetic indicators and developmental insights derived from the DNA analysis;

● an analysis and explanation of potential learning preferences, strengths and developmental characteristics identified in the report; and

● a one-on-one consultation session with a trained advisor to review the results and discuss recommended development strategies tailored to the child.

These services are typically offered on a one-time, all-inclusive package basis, which includes the DNA testing kit, laboratory analysis, a written developmental report and an advisory consultation session.

Pricing for these services is generally positioned at a premium level compared to traditional enrichment or tutoring services, reflecting the integration of scientific assessment tools and personalized consultation services.

In addition to individual parents, we may also provide developmental assessment reports to corporate or institutional customers, such as educational institutions or organizations that integrate such reports into their educational or developmental programs. These institutional customers may purchase assessment packages in bulk for integration into their programs.

(ii)	Customized parental consultation and coaching services

Following the initial developmental assessment, parents may engage us to provide additional individualized consultation and coaching services designed to help them interpret the assessment results and implement recommended child development strategies.

These consultation sessions are delivered by trained consultants within our team who possess backgrounds in areas such as education, psychology and child development.

During these consultation and coaching sessions, our advisors typically:

● review and interpret the developmental assessment report with the parents;

● explain the implications of the genetic and developmental insights identified in the report;

● provide guidance on parenting approaches and learning strategies suited to the child’s characteristics; and

● offer practical recommendations for supporting the child’s educational and behavioral development.

While a one-time consultation session is typically included as part of the scientific developmental assessment package, parents may choose to purchase additional follow-up consultation or coaching sessions to obtain further guidance as their children grow and develop.

These services are generally offered on a per-session basis or through consultation packages, depending on the needs of the parents.

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(iii)	Workshops, Seminars and Community Programs

In addition to individualized consultation services, we organize workshops, seminars and community programs aimed at educating parents, educators and community members on topics related to child development, parenting strategies and the application of scientific insights to support children’s learning and development.

These programs may include:

● parenting education workshops;

● seminars addressing child behavioral development and learning strategies; and

● community engagement programs designed to increase awareness of scientific approaches to parenting and child development.

Our workshops and seminars may be conducted both online and in physical venues, depending on the nature of the program and the target audience.

These programs also support our broader mission of promoting awareness of scientific approaches to child development while allowing us to engage with potential customers and strengthen relationships with our existing customer base.

Revenue from these activities may be generated through program participation fees, institutional partnerships, or bundled service packages offered to organizations such as schools, educational institutions or community groups.

Revenue Model

We generate revenue primarily from:

● fees charged for scientific developmental assessment packages, which include DNA testing, developmental reports and consultation services;

● fees generated from workshops, seminars and community programs, including programs delivered in collaboration with institutional partners.

For more information, See “Business.”

Our Competitive Strengths

We believe our main competitive strengths are as follows:

●	We have an experienced management team with proven track record for execution and delivery; and
●	We offer comprehensive scientific parental consultation services using advanced DNA testing and expert consultations to create personalized child development plans to the need of each family.

For more information, see “Business – Our Competitive Strengths.”

Our Business Strategies and Future Plans

Our business strategies and future plans are as follows:

●	Expand into strategic overseas markets and increase penetration into the business-to-business channel;
●	Diversify our service portfolio and enhance our service model; and
●	Increase investment in internal capabilities.

For more information, see “Business – Our Strategies and Future Plans.”

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Our Corporate Structure and History

We established our operating subsidiary, Dami Strategies, in Malaysia in 2022. After giving effect to the Reorganization, it will become a wholly-owned subsidiary of Neucleus Group Limited. We incorporated Neucleus Group Limited, our holding company (the “Company”), in Cayman Islands on October 9, 2025 to act as the parent entity upon the consummation of the Reorganization and as the issuer for this Offering.

The following diagram illustrates the ownership structure of the Company after giving effect to this Offering (assuming no exercise of their over-allotment option by the underwriters):

We will be a “controlled company” as defined under the Nasdaq Stock Market Rules because, immediately after this Offering, our Controlling Shareholder will own 11,000,000 Class A Ordinary Shares and 3,000,000 Class B Ordinary Shares, being approximately 53.64% of our total and issued outstanding Shares, representing approximately 85.44% of our total voting power (or 52.29% of our total and issued outstanding Shares, representing approximately 84.75% of our total voting power, if the underwriters option to purchase additional shares is exercised in full), and may have the ability to determine matters requiring approval by shareholders. As a result, our Controlling Shareholder will have the ability to control the outcome of certain matters submitted to shareholders for approval through its controlling ownership of the Company, such as the election of directors, amendments to our organizational documents and any merger, consolidation, sale of all or substantially all of our assets or other major corporate transactions. See “Risk Factors — Risks Related to our Class A Ordinary Shares — Our Controlling Shareholder has significant voting power and may take actions that may not be in the best interests of our other shareholders” for further information. However, even if we are deemed as a “controlled company,” we do not intend to avail ourselves of the corporate governance exemptions afforded to a “controlled company” under the Nasdaq Stock Market Rules. See “Risk Factors — Risks Related to our Class A Ordinary Shares — We are a “controlled company” within the meaning of the Nasdaq listing rules, and may follow certain exemptions from certain corporate governance requirements that could adversely affect our public shareholders.”

Corporate Information

Our registered office in the Cayman Islands is located at the offices of c/o Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands. Our principal place of business is Unit 2-10, Level 2, Wisma Life Care, No.5, Jalan Kerinchi, 59200 Kuala Lumpur, Wilayah Persekutuan Kuala Lumpur, Malaysia and its phone number is +60 12-484 4867. Our agent for service of process in the United States is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168. Our corporate website is ncg-corporation.com. Information contained on our website does not constitute part of this prospectus.

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Implications of Being an “Emerging Growth Company” and a “Foreign Private Issuer”

As a company with less than US$1.235 billion in revenue for the last fiscal year, we qualify as an “emerging growth company” pursuant to the Jumpstart Our Business Startups Act of 2012 (as amended by the Fixing America’s Surface Transportation Act of 2015) (the “JOBS Act”). An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, in the assessment of the emerging growth company’s internal control over financial reporting. The JOBS Act also provides that an emerging growth company that prepares its financial statements in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”) does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. Because we prepare our financial statements in accordance with International Financial Reporting Standards (“IFRS”), we are unable to take advantage of the aforementioned provision.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the date of the first sale of our ordinary shares pursuant to this Offering. However, if certain events occur before the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenues exceed $1.235 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company before the end of such five-year period.

In addition, Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”), for complying with new or revised accounting standards. The extended transition period provision only applies to companies preparing financial statements under U.S. GAAP. Because we prepare our financial statements in accordance with IFRS, we are unable to take advantage of the aforementioned provision.

We will remain an emerging growth company until the earliest of (i) the last day of our fiscal year during which we have total annual gross revenues of at least US$1.235 billion; (ii) the last day of our fiscal year following the fifth anniversary of the completion of this Offering; (iii) the date on which we have, during the previous three year period, issued more than US$1.0 billion in non-convertible debt; or (iv) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act, which would occur if the market value of our ordinary shares that are held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter and we have been publicly reporting for at least 12 months. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

In addition, upon closing of this Offering, we will report under the Exchange Act as a “foreign private issuer.” As a foreign private issuer, we may take advantage of certain provisions under the Nasdaq rules that allow us to follow Cayman Islands law for certain corporate governance matters. Even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

●	the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time. However, effective March 18, 2026, our executive officers and directors are required, pursuant to the Holding Foreign Insiders Accountable Act, to file Section 16(a) reports with the SEC to disclose their beneficial ownership of our securities. Our principal shareholders who are not officers or directors remain exempt from Section 16(a) reporting requirements;

●	the rules under the Exchange Act requiring the filing with the Securities and Exchange Commission of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events; and

●	Regulation Fair Disclosure (“Regulation FD”), which regulates selective disclosures of material information by issuers.

We are also a foreign private issuer. Foreign private issuers, like emerging growth companies, are also exempt from certain more stringent executive compensation disclosure rules. Thus, if we remain a foreign private issuer, even if we no longer qualify as an emerging growth company, we will continue to be exempt from the more stringent compensation disclosures required of public companies that are neither an emerging growth company nor a foreign private issuer.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We are required to determine our status as a foreign private issuer on an annual basis at the end of our second fiscal quarter. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances apply :

●	the majority of our executive officers or directors are U.S. citizens or residents;

●	more than 50% of our assets are located in the United States; or

●	our business is administered principally in the United States.

In determining whether more than 50% of our outstanding voting securities are held by U.S. residents, we will examine the record ownership of brokers, dealers, banks, or nominees holding securities for the accounts of their customers and any beneficial ownership reports or other information available to us in the U.S. and Cayman Islands (our home jurisdiction). If more than 50% of our outstanding voting securities (i.e. sum of outstanding Class A Ordinary Shares and Class B Ordinary Shares, each counting as one share) are held by U.S. residents and any of the above three circumstances apply, we would cease to be a foreign private issuer.

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Implications of being a controlled company

Controlled companies are exempt from the majority of independent director requirements. Controlled companies are subject to an exemption from Nasdaq standards requiring that the board of a listed company consist of a majority of independent directors within one year of the listing date.

Public Companies that qualify as a “controlled company” with securities listed on the Nasdaq, must comply with the exchange’s continued listing standards to maintain their listings. Nasdaq has adopted qualitative listing standards. Companies that do not comply with these corporate governance requirements may lose their listing status. Under the Nasdaq rules, a “controlled company” is a company with more than 50% of its voting power held by a single person, entity or group. Under Nasdaq rules, a “controlled company” is exempt from certain corporate governance requirements including:

● the requirement that a majority of the board of directors consist of independent directors;

● the requirement that a listed company have a nominating and governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

● the requirement that a listed company have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

● the requirement for an annual performance evaluation of the nominating and governance committee and compensation committee.

Controlled companies must still comply with the exchange’s other corporate governance standards. These include having an audit committee and the special meetings of independent or non-management directors.

Upon completion of this Offering, the outstanding shares of the Company will consist of 23,100,000 Class A Ordinary Shares and 3,000,000 Class B Ordinary Shares, assuming the underwriters do not exercise their over-allotment option to purchase additional Class A Ordinary Shares, or 26,775,000 Class A Ordinary Shares and 3,000,000 Class B Ordinary Shares, assuming the over-allotment option is exercised in full. Immediately after completion of this Offering, our Controlling Shareholder will own approximately 53.64% of our total and issued outstanding Shares, representing approximately 85.44% of our total voting power (or 52.29% of our total and issued outstanding Shares, representing approximately 84.75% of our total voting power, assuming that the over-allotment option is exercised in full. As a result, we will be a “controlled company” as defined under Nasdaq Listing Rule 5615(c) because our Controlling Shareholder will hold more than 50% of the voting power for the election of directors, and our Controlling Shareholder may have the ability to determine matters requiring approval by shareholders. As a “controlled company”, we are permitted to elect not to comply with certain corporate governance requirements. We do not plan to rely on these exemptions, but we may elect to do so after we complete this Offering. If we elected to rely on the “controlled company” exemptions, a majority of the members of our board of directors might not be independent directors, our nominating and corporate governance and compensation committees might not consist entirely of independent directors upon closing of the Offering, and you would not have the same protection afforded to shareholders of companies that are subject to Nasdaq’s corporate governance rules.

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Conventions Which Apply to this Prospectus

Throughout this prospectus, we use a number of key terms and provide a number of key performance indicators used by management. Unless the context otherwise requires, the following definitions apply throughout where the context so admits:

Other Companies, Organizations and Agencies

“Independent Registered Public Accounting Firm”	:	WS & CO PLT

“Underwriters”	:	The underwriters for the Offering, of which Network 1 Securities, Inc. is serving as the representative.

General

“articles of association”	:	The articles of association of our Company which were adopted on October 9, 2025.
“Audit Committee”	:	The audit committee of our Board of Directors.

“Board” or “Board of Directors”	:	The Board of Directors of our Company.

“Class A Ordinary Share(s)”	:	Class A ordinary share(s) of our Company, with a par value of US$0.0001 per share.
“Class B Ordinary Share(s)”	:	Class B ordinary share(s) of our Company, with a par value of US$0.0001 per share.

“Clear Day” or “clear day”	:	Has the meaning given to that term in the articles of association of the Company.

“Companies Act”	:	The Companies Act (Revised) of the Cayman Islands.

“Company”	:	Neucleus Group Limited, a Cayman Islands exempted company.

“Compensation Committee”	:	The compensation committee of our Board of Directors.
“Controlling Shareholder(s)”	:

NEUCLEUS DAMI SDN. BHD., which beneficially owns an aggregate of 14,000,000 Ordinary Shares, including 11,000,000 Class A Ordinary Shares and 3,000,000 Class B Ordinary Shares, which will represent approximately 53.64% of the total issued and outstanding Ordinary Shares, representing approximately 85.44% of the total voting power, immediately after the completion of this Offering, assuming the underwriters do not exercise their over-allotment option. NEUCLEUS DAMI SDN. BHD. is owned as to 40% by Mr. Tan Wei Shang (“Mr. Tan”), our Director and Chief Executive Officer, and 60% by Ms. Khor Sher Waen (“Ms. Khor”), our Director and Chief Financial Officer.

“Dami Strategies” or “operating subsidiary”	:	DAMI STRATEGIES SDN. BHD., the wholly-owned operating subsidiary of the Company upon completion of the Reorganization.

“Director(s)”	:	The director(s) of our Company.

“Executive Officers”	:	The executive officers of our Company. See section titled “Management.”

“Fiscal Year” or “FY”	:	Financial year ended or, as the case may be, ending June 30, 2025 or June 30, 2024.

“Group”	:	Our Company and our subsidiary.

“IFRS”	:	International Financial Reporting Standards

“Listing”	:	The listing of our Class A Ordinary Shares on Nasdaq.

“Malaysia”	:	The country of Malaysia.

“memorandum and articles of association”	:	The memorandum and articles of association of our Company which were adopted on October 9, 2025.

“Nasdaq”	:	The Nasdaq Stock Market LLC.

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“Nasdaq Listing Rules”	:	The Nasdaq rules governing listed companies.

“Nominating and Corporate Governance Committee”	:	The nominating and corporate governance committee of our Board of Directors.

“Offering Price”	:	Between $4 and $5 for each Class A Ordinary Share being offered in this Offering.

“Offering”	:	The Offering of Shares by the Underwriter on behalf of our Company for subscription at the Offering Price, subject to and on the terms and conditions set out in this prospectus.

“ordinary resolution”	:	A resolution passed by a simple majority of votes by the shareholders as, being entitled to do so, vote in person or by proxy at a general meeting of our Company and includes a written resolution signed by the requisite majority in accordance with the articles of association.

“Share(s),” or “Ordinary Share(s)”	:	Both Class A Ordinary Share(s) and Class B Ordinary Share(s).

“Shareholders”	:	Registered holders of Shares.

“special resolution”	:	A resolution passed by at least two-thirds of votes by the shareholders as, being entitled to do so, vote in person or by proxy at a general meeting of our Company and includes a unanimous written resolution.

“Underwriting Agreement”	:	The underwriting agreement dated [*], 2026 entered into between our Company and Network 1 Securities, Inc., pursuant to which the Underwriters have agreed to purchase, and we have agreed to sell to them, 4,500,000 of our Class A Ordinary Shares at the Offering Price, less the underwriting discounts, as described in the sections titled “Underwriting” of this prospectus.

Currencies, Units and Others

“Malaysian Ringgit,” RM” or “Ringgit”	:	The legal currency of Malaysia.

“US$,” “US dollars,” “USD” or “$”	:	U.S. dollars and cents respectively, the lawful currency of the U.S.

“%” or “per cent.”	:	Percentage.

“sq. ft.”	:	Square feet.

7

The expressions “associated company”, “related corporation” and “subsidiary” shall have the respective meanings ascribed to them in the Companies Act, as the case may be.

Any discrepancies in tables included herein between the total sum of amounts listed and the totals thereof are due to rounding. Accordingly, figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

Except where the context otherwise requires or where otherwise indicated, the terms “Company,” “we,” “us,” “our,” “our company,” “our Group” and “our business” refer, prior to the Reorganization described in “Our Corporate Structure and History”, to our operating subsidiary in Malaysia and, after the Reorganization, to Neucleus Group Limited, in each case together with its combined subsidiary as a combined entity.

Certain of our customers and suppliers are referred to in this prospectus by their trade names. Our contracts with these customers and suppliers are typically with an entity or entities in the relevant customer or supplier’s group of companies.

Internet site addresses in this prospectus are included for reference only and the information contained in any website, including our website, is not incorporated by reference into, and does not form part of, this prospectus.

Market and Industry Data

We are responsible for the information contained in this prospectus and any free writing prospectus we prepare or authorize. This prospectus includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties, as well estimates by our management based on such data. The market data and estimates used in this prospectus involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such data and estimates. While we believe that the information from these industry publications, surveys and studies is reliable, the industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of important factors, including those described in the section titled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

Presentation of Financial and Other Information

Unless otherwise indicated, all financial information contained in this prospectus is prepared and presented in accordance with IFRS.

All references in this prospectus to “U.S. dollars,” “US$,” “$” and “USD” refer to the currency of the United States of America and all references to “RM,” “Ringgit,” or “Malaysian Ringgit” refer to the currency of Malaysia. Unless otherwise indicated, all references to currency amounts in this prospectus are in USD. The Company is a holding company with operations exclusively conducted in Malaysia through its Malaysian operating subsidiary, all of whose reporting currency is Malaysian Ringgit. This prospectus contains translations of certain foreign currency amounts into U.S. dollars for the convenience of the reader. For the purpose of presenting the financial statements included elsewhere in this prospectus, the Company’s assets and liabilities are expressed in US$ at the exchange rate on the balance sheet date, stockholder’s equity accounts are translated at historical rates, and income and expense items are translated at the weighted average exchange rate during the period.

We have made rounding adjustments to some of the figures contained in this prospectus. Accordingly, numerical figures shown as totals in some tables may not be exact arithmetic aggregations of the figures that preceded them.

8

THE OFFERING

Shares offered by us:	4,500,000 Class A Ordinary Shares (or 5,175,000 Class A Ordinary Shares if the Underwriters exercise their option in full to purchase from us additional Shares within 45 days after the date of this prospectus).

Offering Price:	$4 to $5 per Class A Ordinary Share.

Number of Shares outstanding before this Offering:	21,600,000 Ordinary Shares, consisting of 18,600,000 Class A Ordinary Shares and 3,000,000 Class B Ordinary Shares.

Shares to be outstanding immediately after this Offering:	26,100,000 Class A Ordinary Shares and 3,000,000 Class B Ordinary Shares (or 26,775,000 Class A Ordinary Shares and 3,000,000 Class B Ordinary Shares if the Underwriters exercise their option in full to purchase additional Shares from us within 45 days after the date of this prospectus).

Over-allotment option to purchase additional Shares:	We have granted the Underwriters an option to purchase up to 675,000 additional Class A Ordinary Shares from us within 45 days after the date of this prospectus.

Use of proceeds:	We intend to use the proceeds from this Offering as follows:

●	approximately 35% for development and enhancement of our service offerings and expansion of our product lines and lines of services;

●	approximately 25% for sales, marketing, customer acquisition, and operational capacity enhancement;

●	approximately 20% for regional expansion and business development initiatives; and

●	approximately 20% for working capital and other general corporate purposes.

See section headed “Use of Proceeds” for more information.

Lock-up:

Our Company (including any successors), for a period of 180 days after the closing of this Offering, and our directors and officers and shareholders holding 5% or more of the issued and outstanding Ordinary Shares, for a period of 180 days from the date of this prospectus, have agreed with the underwriters, subject to certain exceptions, not to sell, transfer, or dispose of, directly or indirectly, any of our Ordinary Shares or securities convertible into or exercisable or exchangeable for our Ordinary Shares.

See sections titled “Shares Eligible for Future Sale” and “Underwriting” for more information.

Controlled Company:	Our Controlling Shareholder will own approximately 53.64% of our total and issued outstanding Shares, representing approximately 85.44% of our total voting power, immediately following the completion of this Offering, assuming that the underwriters do not exercise their over-allotment option. As a result, we expect to be a controlled company within the meaning of the corporate governance standards of the Nasdaq Capital Market, or Nasdaq. See section titled “Prospectus Summary — Implications of Being a Controlled Company”

Nasdaq Capital Market symbol:	We intend to list the Shares on the Nasdaq Capital Market under the symbol “NEUC.”

Risk factors:	See section titled “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in the Shares.

Transfer agent:	Vstock Transfer LLC

9

SUMMARY FINANCIAL INFORMATION

The following summary presents summary combined balance sheet data as of December 31, 2025, June 30, 2025 and 2024, and summary combined statements of operations data for the years ended June 30, 2025 and 2024, for the six-month period ended December 31, 2025 respectively, have been derived from our audited combined financial statements included elsewhere in this prospectus. Our combined financial statements are prepared and presented in accordance with IFRS. You should read this “Selected Financial And Operating Data” section together with our combined financial statements and the related notes and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section included elsewhere in this prospectus.

Fiscal Years Ended June 30, 2025 and 2024

	For the fiscal years ended June 30,
	2025	2024
	(Audited)	(Audited)
Combined Statement of Operation Data:	Amount (USD)	Amount (USD)

Revenues, net	3,098,307	274,084
Cost of sales	(830,939)	(82,250)
Gross profit	2,267,368	191,834
Other income	519,404	896
General and administrative expenses	(388,033)	(13,338)
Selling and distribution expenses	(1,137,743)	(122,436)
Profit from operations	1,260,996	56,956
Finance costs	(1,572)	-
Profit before tax	1,259,424	56,956
Income tax expense	(321,736)	(3,448)
Net income	937,688	53,508

Periods Ended December 31, 2025 and 2024

	For the six months ended December 31,
	2025	2024
	(Unaudited)	(Unaudited)
Combined Statement of Operation Data:	Amount (USD)	Amount (USD)

Revenues, net	2,895,149	1,437,416
Cost of sales	(771,844)	(397,593)
Gross profit	2,123,305	1,039,823
Other income	51,082	246,552
General and administrative expenses	(284,319)	(106,027)
Selling and distribution expenses	(529,947)	(595,143)
Profit from operations	1,360,121	585,205
Finance costs	(1,386)	-
Profit before tax	1,358,735	585,205
Income tax expense	(344,564)	(139,635)
Net income	1,014,171	445,570

	For the fiscal years ended June 30,		For the six months ended December 31,
	2025	2024	2025
	(Audited)	(Audited)	(Unaudited)
Combined Balance Sheet Data:	Amount (USD)	Amount (USD)	Amount (USD)

Cash and cash equivalents	208,411	161,084	848,386
Total Assets	1,421,706	214,737	3,147,745
Total Liabilities	644,779	163,022	1,295,598
Total Shareholders’ Equity	776,927	51,715	1,852,147

Fiscal Years Ended June 30, 2025 and 2024

	For the fiscal years ended June 30,
	2025	2024
	(Audited)	(Audited)
Combined Cash Flow Statement Data:	Amount (USD)	Amount (USD)

Net cash generated from operating activities	323,624	161,065
Net cash used in investing activity	(34,443)	-
Net cash (used in)/from financing activities	(262,451)	639
Net increase in cash and cash equivalents	26,730	161,704

Periods Ended December 31, 2025 and 2024

	For the six months ended December 31,
	2025	2024
	(Unaudited)	(Unaudited)
Combined Cash Flow Statement Data:	Amount (USD)	Amount (USD)

Net cash generated from operating activities	413,558	308,892
Net cash used in investing activity	(4,370)	(29,421)
Net cash from/(used in) financing activities	203,635	(310,334)
Net increase in cash and cash equivalents	612,823	(30,863)

10

Summary Risk Factors

Our prospectus should be considered in light of the risks, uncertainties, expenses, and difficulties frequently encountered by similar companies. Below please find a summary of the principal risks we face, organized under relevant headings. These risks are discussed more carefully in the section titled “Risk Factors” beginning on page 12.

Risks Related to Our Business and Industry

●	We have produced limited revenue. This makes it difficult to evaluate our future prospects and increase the risk that we will not be successful.

●	We are dependent on our directors and business unit heads for continued success and growth of our business.

●	We are affected by the availability of suitable talent in the market.

●	We may fail to maintain and grow our customer base or keep our customers engaged through our services.

●	We may not accurately predict the adoption of our scientific parental consultation services, or any resulting impact on our revenues or operating results.

●	Our business is heavily dependent on the reputation of our scientific parental consultation services.

●	We may not be successful in effectively promoting our brand, and any negative publicity may harm our brands and the specific services we provide.

●	We may fail to continue to attract and retain consultants and we may not be able to maintain consistent consultation quality in our operations.

●	We may incur net losses and net operating cash outflows in the future.

●	We may be involved in certain legal proceedings from time to time. Any adverse decision arising from such proceedings may render us liable to liabilities and may adversely affect our business, financial condition, results of operations, cash flows and prospects.

Risks Related to Doing Business in Malaysia

●	Developments in the social, political, regulatory and economic environment in Malaysia may have a material adverse impact on us.

●	We are subject to foreign exchange policies in Malaysia.

●	Economic, market and political developments in the countries where we operate could have a material and adverse effect on our business.

●	We may be exposed to liabilities under applicable anti-corruption laws and any determination that we violated these laws could have a materially adverse effect on our business.

●	We are subject to work variations due to changes in laws and regulations in Malaysia.

●	Fluctuations in exchange rates could have a material and adverse effect on our results of operations and the value of our securities

Risks Related to Our Class A Ordinary Shares

●	An active trading market for our Class A Ordinary Shares may not develop and could affect the trading price of our Class A Ordinary Shares.

●	Our Class A Ordinary Share price may never trade at or above the price in this Offering.
●	The initial public offering price for our Class A Ordinary Shares may not reflect their actual value.
●	Our Class A Ordinary Share price may fluctuate significantly in the future and you may lose all or part of your investment, and litigation may be brought against us.

●	Certain recent initial public offerings of companies with public floats comparable to our anticipated public float have experienced extreme volatility that was seemingly unrelated to the underlying performance of the respective company. We may experience similar volatility, which may make it difficult for prospective investors to assess the value of our Class A Ordinary Shares.

●	Investors in our Class A Ordinary Shares likely will face immediate and substantial dilution in the net tangible book value per share and may experience future dilution.

●	We may have conflicts of interest with our Controlling Shareholder and, because of our Controlling Shareholder’s significant ownership interest in our company, we may not be able to resolve such on terms favorable to us.

●	We are a “controlled company” within the meaning of the Nasdaq listing rules, and may follow certain exemptions from certain corporate governance requirements that could adversely affect our public shareholders.

●	Our Class A Ordinary Shares may trade under $4.00 per share and thus would be known as “penny stock”. Trading in penny stocks has certain restrictions and these restrictions could negatively affect the price and liquidity of our Class A Ordinary Shares.

●	We may require additional funding in the form of equity or debt for our future growth which will cause dilution in Shareholders’ equity interest.

11

RISK FACTORS

Prospective investors should carefully consider and evaluate each of the following considerations and all other information set forth in this prospectus before deciding to invest in our Shares. The following section describes some of the significant risks known to us now that could directly or indirectly affect us and the value or trading price of our Shares and should not be construed as a comprehensive listing of all risk factors. The following section does not state risks unknown to us now but which could occur in the future and risks which we currently believe to be not material but may subsequently turn out to be so. Should these risks occur and/or turn out to be material, they could materially and adversely affect our business, financial condition, results of operations and prospects. To the best of our Directors’ knowledge and belief, the risk factors that are material to investors in making an informed judgment have been set out below. If any of the following considerations and uncertainties develops into actual events, our business, financial condition, results of operations and prospects could be materially and adversely affected. In such cases, the trading price of our Shares could decline and investors may lose all or part of their investment in our Shares. Prospective investors are advised to apprise themselves of all factors involving the risks of investing in our Shares from their professional advisers before making any decision to invest in our Shares.

This prospectus also contains forward-looking statements having direct and/or indirect implications on our future performance. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks and uncertainties faced by us described below and elsewhere in this prospectus.

Risks Related to Our Business and Industry

We have produced limited revenue. This makes it difficult to evaluate our future prospects and increase the risk that we will not be successful.

Since we commenced our business operations in 2022, with limited operating history, our operating subsidiary has yet to demonstrate consistent revenue, profitability, or the ability to scale its operation and may not produce significant revenues in the near term, or at all, which may harm our ability to obtain additional financing and may require us to reduce or discontinue our operations. While in the fiscal year ended June 30, 2025 our revenue reached approximately USD3,098,307, we may not be able to increase our revenue in the future in light of the risks and difficulties we encounter as a company operating in a rapidly evolving industry. We may not be able to successfully address these risks and difficulties, which could significantly harm our business, operating results, and financial condition.

We are dependent on our Directors and business unit heads for continued success and growth of our business.

Since inception, our success has been attributed to the experience, industry knowledge and network, and skills of our Directors and management personnels. Our growth and future success will continue to be dependent on the continuous contribution from our Directors for their leadership in setting the strategic direction and driving our business development. Additionally, we attribute our continuous success to the abilities, skills, experience and efforts of our directors for their assistance in implementing operational strategies and policies, and in building a strong team of business unit heads to drive sustained success and growth of our business.

As such, the loss of any of our Directors and business unit heads simultaneously or within a short period, and the inability to replace or attract suitable talents in a timely manner, may create an unfavorable impact on our operations and the future growth of our business, which may eventually have an adverse effect on our business, financial condition, results of operations, cash flows and prospects.

We are affected by the availability of suitable talent in the market.

Successful hires for our different personnels in our team are subject to the suitability and availability of relevant talent in the market that matches our requirements. We require them to possess certain fundamental skill sets. In our industry, these technical skill sets may be difficult to source. For example, talents that are equipped with biotechnology, extensive parenting and childhood education knowledge may not be available in the market at competitive salary rates at our time of hiring. If we are unable to source for suitable talents that meet our requirements in a timely manner and in sufficient numbers, we may be unable to deliver projects that require these talents or it may limit the scope and number of projects for which we can secure, which may negatively affect our financial performance.

Although, since the commencement of our business and up to the date of this prospectus, we have not encountered any difficulties in hiring suitable talents that limited our ability to deliver projects secured, or to secure projects from customers, there is no assurance that we will always be able to hire such suitable talents in the future whenever required, failing of which may have an adverse effect on our business, financial condition, results of operations, cash flows and prospects.

12

We may fail to maintain and grow our customer base or keep our customers engaged through our services.

Our business growth depends significantly on our ability to retain existing customers and attract new customers to our scientific parental consultation services. To sustain and expand our market presence, we must consistently maintain our current levels of client service. If we fail to deliver consistent service quality, customer satisfaction may decline, leading to attrition or reduced adoption rates. The child development and parental education industry is highly competitive, with rapidly changing technology trends and customer expectations. If we do not anticipate market shifts, innovate our service offerings, or enhance user experience, our customer growth may stagnate or even decline.

Additionally, the success of our services is subject to macroeconomic conditions, regulatory developments, and technology execution. There is no guarantee that newly launched services will gain immediate traction or retain long-term demand. Talent availability, regulatory fragmentation across South East Asia, project-specific execution risks, or failure to meet performance benchmarks could damage our reputation, driving customers to competitors offering perceived better solutions.

Hence, it is imperative that we maintain our service standards, invest in infrastructure, continue to focus on innovation and engage our customers. Failure to execute these strategies effectively could result in slower growth, revenue decline, or loss of market share in the competitive parental consultation industry.

We may not accurately predict the adoption of our scientific parental consultation services, or any resulting impact on our revenues or operating results.

As the market for our scientific parental consultation services develops, or as new or existing competitors introduce new services of similar nature that compete with ours, we may experience pricing pressure and be unable to renew our agreements with existing customers or we may be unable to attract new customers at fee levels that are consistent with our pricing models and operating budget. Moreover, large or influential customers may demand more favorable pricing or other contract terms from us. As a result, we may in the future be required to change our pricing model, reduce our prices or accept other unfavorable contract terms, any of which could adversely affect our revenues, gross margin, profitability, financial position, and/or cash flow. Our pricing strategy for new solutions we introduce may prove to be unappealing to our potential customers and our competitors could choose to bundle certain solutions and services competitive with ours. If this were to occur, it is possible that we would have to change our pricing strategies or reduce our prices, which could harm our business, operating results, and growth prospects.

Our business is heavily dependent on the reputation of our scientific parental consultation services.

Our ability to maintain our reputation depends on a number of factors, some of which are beyond our control. As we continue to grow and adapt our programs and services to the demand of our customers, it may become difficult to maintain the quality and consistency of the services we offer, which may lead to diminishing confidence in our brand names.

Numerous factors can potentially impact the reputation of our scientific parental consultation services, including but not limited to, the degree of parents’ satisfaction with our services, our consultants and consultation quality, negative press, interruptions to our services, loss of certifications and approvals that enable us to operate our business in the manner they are currently operated, and unaffiliated parties using our brands without adhering to our standards. Ethical concerns related to genetic testing, which is a core part of our scientific parental consultation service, such as genetic discrimination, ancestry disputes, or the misuse of genetic data, could also lead to negative publicity or stricter regulations, impacting the company’s operations. Any negative impact on the reputation of one or more of our business may lead to a decrease in parents’ interest in our scientific parental consultation services, which would materially and adversely affect our business.

We have established and developed our customer base primarily through a variety of marketing methods. However, we cannot assure you that these marketing efforts will be successful or sufficient in further promoting our brands or in helping us to maintain our competitiveness. If we are unable to further enhance our reputation and increase market awareness of our programs or services, or if we need to incur excessive marketing and promotional expenses in order to remain competitive, our business, financial condition and results of operations may be materially and adversely affected. If we are unable to maintain or strengthen our reputation and brand recognition, we may not be able to maintain or increase student enrollment, which could have a material adverse effect on our business, financial condition, results of operations and prospects.

13

We may not be successful in effectively promoting our brand, and any negative publicity may harm our brands and the specific services we provide.

Our brand and services have gained recognition among the industry. Promoting them and enhancing their recognition is an integral part of our growth strategies. However, we may not be able to effectively promote or develop them and, if we fail to do so, our growth may be adversely affected. In addition, any negative publicity or dispute in relation to us regarding our brand and services, company or management, regardless of their veracity, could harm the image of our brand and the services we provide, which in turn may reduce the number of customers and users of our services. Any impact on our ability to effectively promote our brand and any significant damage to the public perception of our brand or our services could materially and adversely affect our prospects and results of operations.

We may fail to continue to attract and retain consultants and we may not be able to maintain consistent consultation quality in our operation.

Our consultants are critical to maintaining and improving the quality of our scientific parental consultation services, and to supporting the expansion of which. We must continue to attract consultants who have strong command of parental consultation, supported by relevant backgrounds in biotechnology, psychology and early childhood and who meet our internal training and assessment qualifications. The annual retention rate of our consultants as of June 30, 2025 and 2024, was 100% and 100%, respectively. “Retention rate” is calculated as 100% minus the quotient of the number of consultants who cease being employed during the period by the number of consultants at the beginning of that period (not including consultants hired during that period). Shortages of quality consultants, or significant decreases in the quality of our scientific parental consultation services, whether actual or perceived in our operation, may have a material and adverse effect on our business and our reputation. In addition, we may not be able to hire or retain enough consultants to maintain consistent service quality. Further, any significantly increase in consultant salaries may have a material adverse effect on our business, financial condition and results of operations.

We may incur net losses and net operating cash outflows in the future.

For the fiscal years ended June 30, 2025 and 2024, we recorded a net profit of approximately USD937,688 and USD53,508, respectively, from our operating activities. For the six months ended December 31, 2025 and 2024, we recorded a net profit of approximately USD1,014,171 and USD445,570, respectively, from our operating activities. We cannot assure you that we will be able to generate net profits or positive operating cash flows in the future. Our ability to achieve and maintain profitability depends in large part on our ability to expand our user base, improve monetization, and manage our costs and expenses. Our profitability is affected by various factors beyond our control, such as the regulatory environment, the macroeconomic condition, and competitive dynamics in the industry. Accordingly, you should not rely on our financial results of any prior period as an indication of our future performance.

We may be involved in certain legal proceedings from time to time. Any adverse decision arising from such proceedings may render us liable to liabilities and may adversely affect our business, financial condition, results of operations, cash flows and prospects.

We may be involved in legal proceedings from time to time. In addition to the related costs, managing and defending litigation proceedings may divert our management’s attention. We may also need to pay damages to settle claims with a substantial amount of cash. Any of these could have a material adverse effect on our business, financial condition, results of operations, cash flows and prospects.

14

We may need additional capital but may not be able to obtain it on favorable terms or at all.

We may require additional cash resources due to future growth and development of our business, including any investments or acquisitions we may decide to pursue. If our cash resources are insufficient to satisfy our cash requirements, we may seek to issue additional equity or debt securities or obtain new or expanded credit facilities. Our ability to obtain external financing in the future is subject to a variety of uncertainties, including our future financial condition, results of operations, cash flows, share price performance, and liquidity of international capital and lending markets. In addition, incurring indebtedness would subject us to increased debt service obligations and could result in operating and financing covenants that would restrict our operations. There can be no assurance that financing will be available in a timely manner or in amounts or on terms acceptable to us, or at all. Any failure to raise needed funds on terms favorable to us, or at all, could severely restrict our liquidity as well as have a material adverse effect on our business, financial condition and results of operations. Moreover, any issuance of equity or equity-linked securities could result in significant dilution to our existing shareholders.

The lack of insurance coverage

We do not have insurance policies in place. Therefore, all of our losses in all events may not be sufficiently covered. The occurrence of certain incidents, including fraud, confiscation by investigating authorities or misconduct committed by our employees or third-parties, severe weather conditions, war, flooding and power outages would not be covered. Since our losses are not covered by our insurance policies, we may be liable to bear such losses. In such circumstances, our business, financial condition, results of operations and prospects may be materially and adversely affected.

We are exposed to credit risk, late and default payments by customers.

Although we collect payments upfront from individual customers, we generally grant our corporate or institutional customers credit period from 30 to 50 days upon issuance of invoices. In the event that payment is not received within the credit period or there is late or default in payment by our customers, our operating cash flows or financial results of operations may be adversely affected. In the event that there is any default or delay in the collection of payment, it will lead to impairment losses on trade receivables and/or bad debts which may have an adverse effect on our business, financial condition, results of operations, cash flows and prospects.

Our deliverables are exposed to unexpected delays, interruptions or contract termination caused by operational factors, accidents and natural disasters beyond our control.

Our service deliverables are subject to unexpected delays, interruptions or contract termination caused by factors beyond our control. For example, our customers may delay or terminate engagements due to various reasons such as budget constraint or change of mind.

If there are any delays or termination caused by our customers, our financial performance will be affected. We are therefore dependent on the availability and cooperation of our customers to minimize delays in our deliverables.

Other unexpected events such as accidents and natural disasters may also cause temporary disruptions to our projects. Although, since the commencement of our business and up to the date of this prospectus, we have not encountered any delays or interruptions caused by operational factors, accidents and natural disasters beyond our control which adversely affected our financial performance and business operations, there is no assurance that such delays or interruptions caused by operational factors, accidents and natural disasters beyond our control will not happen in the future, of which it may have an adverse effect on our business, financial condition, results of operations, cash flows and prospects.

15

We face risks related to natural disasters, health epidemics, macroeconomic factors and other uncontrollable events, which could significantly disrupt our operations.

Our business may be adversely affected by instability, disruption or destruction in the geographic region of Malaysia regardless of cause, including war, terrorism, riot, civil insurrection or social unrest, and natural or manmade disasters, including famine, flood, fire, earthquake, storm or pandemic events and spread of disease such as severe acute respiratory syndrome (SARS), H5N1 avian flu, Influenza A (H1N1), MERS, Ebola, COVID-19 and Mpox (formerly known as monkeypox). Such events may cause our customers to suspend their decisions on purchasing our services, as well as give rise to sudden significant changes in regional and global economic conditions and cycles. These events also pose significant risks to our personnel, physical facilities, and operations, which could materially adversely affect our financial results.

Although we have not experienced any material interruptions to our business operations arising from the COVID-19 pandemic up to the date of this prospectus, there is no assurance that there will not be any unfavorable impact or any project deferments and/or cancellations in the future, in the event of resurgence in COVID-19 cases and re-imposition of movement control measures and/or office closures which are beyond our control. In addition, a recent outbreak of Mpox has raised new public health concerns. Mpox, a viral disease that has seen a resurgence in certain regions, presents risks of further disruption to global, regional, and national economies. The disease has led to health advisories and could potentially result in travel restrictions, supply chain disruptions, and other challenges similar to those experienced during the COVID-19 pandemic.

Any significant disruption to transportation and travel, including travel restrictions and other potential protective quarantine measures by governmental agencies, may increase operational difficulties and could make it impossible for us to conduct on-site work for our customers. Furthermore, travel restrictions and protective measures could cause us to incur additional unexpected labor costs and expenses or could restrain our ability to retain highly skilled personnel we need for our operations, all of which could materially and adversely affect our business, financial condition, results of operations, cash flows and prospects.

Our business may also be affected by macroeconomic factors, such as general economic conditions, level and volatility of economic growth, inflation, exchange rates, market sentiment and consumer confidence in the jurisdictions we operate in, trade tensions, social and political unrest, and regulatory, fiscal and other governmental policies, all of which are beyond our control. In particular, we are exposed to the risks of global trade wars and tariffs, which could disrupt the international trade flows and supply chains that are essential for our operations. Trade wars and tariffs could result in higher costs, lower demand, reduced market access, increased uncertainty, and retaliatory measures for products and services in various countries. Moreover, trade wars and tariffs could trigger or exacerbate geopolitical tensions, social unrest, and protectionist policies that could further undermine the stability and predictability of the global economic and regulatory environment. We cannot predict the outcome or duration of these trade conflicts or their impact on our business, financial condition, results of operations and/or prospects, which could be material and adverse.

Given the uncertainties as to the future economic outlook, there is no assurance that we will be able to maintain or continue to grow our revenue and profits, or that we will be able to react promptly to any change in economic conditions. In the event that we fail to react promptly to the changing economic conditions, our business, prospects and financial position could be adversely affected.

We face risks of not adapting quickly to the latest technological developments.

The child development and parental education industry undergoes continuous and rapid changes, including those on technological development, with increasing levels of complexity. These developments may require the adoption of advanced solutions to customize parenting education programs offered to our customers. Our customers’ needs may necessitate the implementation of cutting-edge technologies.

Our ability to adapt to these changes and demands and to remain technologically relevant will determine the sustainability of our business. There is no assurance that we will have sufficient resources to successfully and accurately anticipate technological changes and market trends, as well as the ability to adopt these latest technologies for the development of our scientific parental education services on a timely and cost-effective manner, all of which may materially and adversely affect our business, financial condition, results of operations, cash flows and prospects.

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Our business involves sensitive genetic information and if we or our third-party vendors with whom we work with sustain a cyberattack or suffer private or data security breaches that disrupt our information systems or operations or result in the dissemination of sensitive personal data or confidential information, we could suffer increased costs, exposure to significant liability, adverse regulatory consequences, reputational harm, loss of business, and other serious negative consequences.

As part of our normal operations, we routinely collect, process, and transmit large amounts of sensitive genetic data. Any data breaches, misuse, or mishandling of customer data could severely damage the company’s reputation and result in legal liabilities.

Although we have and will continue to develop systems and processes designed to protect the data we manage, prevent data loss and other security breaches, effectively responding to known and potential risks, there can be no assurance that these security measures will provide absolute security or successfully prevent breaches or attacks. We have not experienced, but may experience in the future, cyberattack attempts on our systems. Certain threat actors may be supported by significant financial and technological resources, making them increasingly difficult to detect. As a result, the costs and resources devoted to protecting against these advanced threats and their consequences may continue to increase over time.

Our systems, or those of our third-party vendors, are subject to a growing number of threats from computer programmers, hackers, and other adversaries that may be able to penetrate our network security and misappropriate our confidential information or that of third-parties, create system disruptions, or cause damage, security issues, or shutdowns. As the techniques used to circumvent, gain access to, or sabotage security systems can be highly sophisticated and change frequently, they may not be recognized until launched against a target, and may originate from less regulated and remote areas around the world. We may be unable to anticipate these techniques or implement adequate preventive measures, resulting in potential data loss and damage to our systems.

Our systems are also subject to compromise from internal threats such as improper action by employees, including malicious insiders, or by vendors, counterparties, and other third-parties with otherwise legitimate access to our systems. Our policies, employee training, procedures, and technical safeguards may not prevent all improper access to our network or proprietary or confidential information by employees, vendors, counterparties or other third-parties.

Any compromise or perceived compromise of the security of our systems or the systems of one or more of our vendors or service providers could damage our reputation and brand, cause the termination of relationships with our customers, result in disruption or interruption to our business operations, marketing partners and carriers, reduce demand for our services, result in improper disclosure of data and violations of applicable privacy and other laws, cause us to incur significant remediation costs and liquidated damages, and divert the attention of management from the operation of our business, and subject us to significant liability and expense, as well as regulation action fines, penalties and lawsuits, which would harm our business, operating results and financial condition.

We are exposed to risks relating to the economic, political, legal and regulatory environments in Malaysia.

We operate in Malaysia. Our business, financial condition, results of operations, cash flows and prospects may be affected by any adverse developments, changes and/or uncertainties in the economic, political, legal and regulatory environments that are beyond our control in Malaysia. These risks include unfavorable changes in political conditions, economic conditions, interest rates, government policies and regulations, import and export restrictions, duties and tariffs, civil unrest, methods of taxation, inflation and foreign exchange controls. DNA testing and genetic services involved in our scientific parental consultation services are subject to stringent regulations in Malaysia.

Any changes to the economic, political, legal and regulatory environments in Malaysia may cause disruptions in our delivery schedules, which may consequently cause a decline in our revenue or demand for our services. Such events may have a material adverse impact on our business and financial performance. Although, since the commencement of our business and up to the date of this prospectus, we have not experienced any disruptions in our service delivery arising from adverse developments, changes and/or uncertainties in the economic, political, legal and regulatory environments in Malaysia, there is no assurance that we will not experience any disruptions in our project delivery schedules arising from adverse developments, changes and/or uncertainties in the economic, political, legal and regulatory environments in Malaysia in the future, which may materially and adversely affect our business, financial condition, results of operations, cash flows and prospects.

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If we pursue strategic acquisitions or joint ventures, we may be unable to successfully consummate favorable transactions or successfully integrate acquired businesses.

From time to time, we may evaluate potential acquisitions or joint ventures that would further our strategic objectives. However, we may be unable to identify suitable target assets or companies, consummate a transaction on terms that are favorable to us, or achieve the anticipated synergies, expected returns and other benefits as a result of integration challenges or anti-monopoly regulations. Companies or operations acquired by us, or joint ventures created by us may not be profitable or may not achieve sales levels and profitability that justify the investments made. Our corporate development activities may entail financial and operational risks, including diversion of management attention from its existing core businesses, difficulty in integrating or separating personnel, financial, information technology and other systems, difficulty in retaining key employees, and negative impacts on existing business relationships with suppliers and customers. Future acquisitions could also result in potentially dilutive issuances of equity securities, the incurrence of debt, contingent liabilities and increased operating expenses, all of which could adversely affect our business, financial condition, results of operations, cash flows and prospects.

We intend to utilize a portion of the net proceeds from this Offering for business expansion but may face problems in the implementation of such expansion plans and the actual capital expenditure necessary for such expansion may significantly exceed our budgets or we may be unable to maximize returns from the capital expenditure.

We propose to utilize a portion of the net proceeds from this Offering towards business expansion by strengthening our market position, expanding the scope of our service offerings, and investing in equipment and technology. While, as of the date of this prospectus, we do not have any concrete plans for investments in equipment and technology, any future capital expenditure may be subject to the potential problems and uncertainties that such business expansion activities face, including cost overruns or delays. Issues that could adversely affect the implementation of such expansion plans include labor shortages, increased costs of equipment or manpower, inadequate performance of equipment and machinery, delays in completion, the possibility of unanticipated future regulatory restrictions, delays in receiving governmental, statutory and other regulatory approvals, incremental pre-operating expenses, taxes and duties, interest and finance charges, working capital margin, environment and ecology costs and other external factors which may not be within the control of our management. There is no assurance that our business expansion plans will be completed as planned or on schedule, and any delay could have an adverse impact on our growth, business, financial condition, results of operations, cash flows and prospects.

In addition, if the actual capital expenditure significantly exceeds our budgets and we do not have sufficient financial resources (including the net proceeds from this Offering) to meet the requirements of any proposed business expansion plans, we may need to utilize external financing sources to fund the balance at additional finance costs, and the proposed business expansion plans may not be completed as planned or on schedule, if at all. Even if our budgets were sufficient to cover such activities, we may be unable to achieve the intended economic benefits of such capital expenditure, which in turn may materially and adversely affect our business, financial condition, results of operations, cash flows and prospects. Furthermore, even if we are able to raise adequate capital to fund our capital expenditure in maintaining and growing our business, there is no assurance that we will be able to maximize the utility and profitability of any companies that we may acquire or invest in, or equipment and technology that we may invest in. This may occur for various reasons, and we may therefore not be able to fully maximize returns from our capital expenditure.

If we are unable to raise additional capital, our business prospects could be adversely affected.

We intend to fund our expansion plans through our cash on hand, cash flow from operations and the net proceeds from this Offering. We will continue to incur significant expenditures to maintain and grow our existing business. There is no assurance that we will have sufficient capital resources for our current operations or any future expansion plans that we may have. While we expect our cash on hand and cash flow from operations to be adequate to fund our existing commitments, our ability to incur any future borrowings is dependent on the success of our operations. Additionally, the inability to obtain sufficient financing could adversely affect our ability to complete expansion plans. Our ability to arrange financing and the costs of capital of such financing are dependent on numerous factors, including general economic and capital market conditions, credit availability from banks, investor confidence, the continued success of our operations and other laws that are conducive to our raising capital in this manner. If we decide to meet our capital requirements through debt financing, we may be subject to certain restrictive covenants. If we are unable to raise adequate capital in a timely manner and on acceptable terms, or at all, our business, financial condition, results of operations, cash flows and prospects could be adversely affected.

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The wars in Ukraine and in the Middle East may materially and adversely affect our business and results of operations.

The outbreak of war in Ukraine has already affected global economic markets, including a dramatic increase in the price of oil and gas, and the uncertain resolution of this conflict could result in protracted and/or severe damage to the global economy. Russia’s military interventions in Ukraine have led to, and may lead to, additional sanctions being levied by the United States, European Union and other countries against Russia. Russia’s military incursion and the resulting sanctions could adversely affect global energy and financial markets and thus could affect the global markets, our customers’ businesses and potentially our business. As of the date of this prospectus, to the best knowledge of the Company, we and our operating subsidiary (i) do not have any direct business or contracts with any Russian or Ukraine entity as a supplier or customer, (ii) do not have any knowledge whether any our customers or suppliers have any direct business or contracts with any Russian entity, (iii) our business segments, lines of service, projects, or operations are not materially impacted by supply chain disruptions by the war in Ukraine, and (iv) have not been financially affected by the war in Ukraine. The extent and duration of the military action, sanctions and resulting market disruptions are impossible to predict, but could be substantial. Any such disruptions caused by Russian military action or resulting sanctions may magnify the impact of other risks described in this section. We cannot predict the progress or outcome of the situation in Ukraine, as the conflict and governmental reactions are rapidly developing and beyond their control. Prolonged unrest, intensified military activities or more extensive sanctions impacting the region could have a material adverse effect on the global economy, and such effect could in turn have a material adverse effect on our business, financial condition, results of operations, and prospects.

We do not anticipate any new or heightened risk of potential cyberattacks by state actors or others since Russia’s invasion of Ukraine, and we have not taken any actions to mitigate such potential risks. Our board of directors will continue to monitor any potential risks that might arise due to the war in Ukraine which are specific to the Company, including but not limited to risks related to cybersecurity, sanctions, and supply chain, suppliers, or service providers in affected regions as well as risks connected with ongoing or halted operations or investments in affected regions.

Similarly, the war in Gaza is unpredictable and may expand into a regional or even possibly a global conflict. To date, this newest chapter in the long Middle East conflict has not resulted in any material adverse impact on the Company, but a prolonged conflict and/or significant escalation of hostilities would likely cause disruption in international relations and global trade, which in turn would likely adversely affect our business and the price of our Class A Ordinary Shares.

Our management team lacks experience in managing a U.S. public company and complying with laws applicable to such company, the failure of which may adversely affect our business, financial condition and results of operations.

Our current management team lacks experience in managing a U.S. publicly traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to U.S. public companies. Prior to the completion of this Offering, we were a private company mainly operating our businesses in Malaysia. As a result of this Offering, our Company will become subject to significant regulatory oversight and reporting obligations under the federal securities laws and the scrutiny of securities analysts and investors, and our management currently has no experience in complying with such laws, regulations and obligations. Our management team may not successfully or efficiently manage our transition to becoming a U.S. public company. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, financial condition and results of operations.

Risks Related to Doing Business in Malaysia

Developments in the social, political, regulatory and economic environment in Malaysia may have a material adverse impact on us.

Our business, prospects, financial condition and results of operations may be adversely affected by social, political, regulatory and economic developments in Malaysia. Such political and economic uncertainties include, but are not limited to, political instability due to changes in political leadership, new government policies or change in Malaysia governmental policies, the risks of war, terrorism, nationalism, economic downturn, corruption culture, nullification of contracts, changes in interest and currency exchange rates, imposition of capital controls and methods of taxation. The occurrence of any of these events in Malaysia could adversely affect our business sentiment and consumer confidence, leading to reduced business and consumer spending, which lead our existing and prospective customer to delay, or abandon their plan to subscribe to our offerings.

Negative developments in Malaysia’s socio-political environment and several high profile corruption, money laundering and abuse of powers prosecution under, among others, the Malaysian Anti-Corruption Commission Act 2009, the Anti-Money Laundering, Anti-Terrorism Financing and Proceeds of Unlawful Activities Act 2001 (“AMLATA”) and the Penal Code of Malaysia, may adversely affect our business, financial condition, results of operations and prospects. Although the overall Malaysian economic environment (in which we predominantly operate) appears to be positive, there can be no assurance that this will continue to prevail in the future. Economic growth is determined by countless factors, and it is extremely difficult to predict with any level of absolute certainty.

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We are subject to foreign exchange policies in Malaysia.

The ability of our subsidiary to pay dividends or make other payments to us may be restricted by the foreign exchange policies in the countries where we operate. For example, there are foreign exchange policies in Malaysia which support the monitoring of capital flows into and out of the country in order to preserve its financial and economic stability. The foreign exchange policies monitor and regulate both residents and non-residents. Under the current foreign exchange policies issued by BNM, non-residents are free to repatriate any amount of funds from Malaysia in foreign currency other than the currency of Israel at any time (subject to limited exceptions), including capital, divestment proceeds, profits, dividends, rental, fees and interest arising from investment in Malaysia, subject to any withholding tax. In the event BNM or any other country where we operate introduces any restrictions in the future, we may be affected in our ability to repatriate dividends or other payments from our subsidiary in Malaysia or in such other countries. Since our Company is a holding company and will rely principally on dividends and other payments from our subsidiary for our cash requirements, any restrictions on such dividends or other payments could materially and adversely affect our liquidity, financial condition and results of operations.

Economic, market and political developments in the countries where we operate could have a material and adverse effect on our business.

As with all organizations that seek to reduce business risks via geographical expansion, the economic, market and political conditions in other countries, particularly emerging market conditions in Southeast Asia, could have an influence on our business. Any widespread global financial instability or a significant loss of investor confidence in emerging market economies may materially and adversely affect our business, financial condition, results of operations, prospects or reputation.

Examples of such external factors or conditions that are outside our control include, but are not limited to the following:

●	general economic, political and social conditions in Southeast Asian markets;

●	consumer spending patterns in our key markets;

●	currency and interest rate fluctuations;

●	international events and circumstances such as wars, terrorist attacks, natural disasters and political instability; and

●	changes in legal regimes and governmental regulations, such as licensing and approvals, taxation, duties and tariffs, in key markets and abroad.

For example, the global financial markets experienced significant disruptions in 2008 and the United States, Europe and other economies went into recession. The recovery from the lows of 2008 and 2009 was uneven and the global economy has continued to face new challenges. There is considerable uncertainty over the long-term effects of the expansionary monetary and fiscal policies that have been adopted by the central banks and financial authorities of some of the world’s leading economies, including the United States. For example, in 2013, the Federal Reserve Bank in the United States announced the tapering of its bond-buying program which led to a high degree of volatility in equity markets and substantial devaluations in the currencies of many emerging economies, including markets where we operate. Economic conditions in the countries where we operate might be sensitive to global economic conditions, as well as changes in domestic economic and political policies and the expected or perceived overall economic growth rate in emerging markets. We are witnessing the adverse impact on the purchasing power of consumers in Malaysia, where our products are mainly sold, as a direct result of these worldwide developments.

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We may be exposed to liabilities under applicable anti-corruption laws and any determination that we violated these laws could have a materially adverse effect on our business.

We are subject to various anti-corruption laws, including the Malaysian Anti-Corruption Commission Act 2009, AMLATA and the Penal Code of Malaysia, that prohibit companies and their agents from making improper payments or offers of payments for the purpose of obtaining or retaining business. We may conduct business in countries and regions that are generally recognized as potentially more corrupt business environments. Activities in these countries create the risk of unauthorized payments or offers of payments by one of our employees or agents that could be in violation of various anti-corruption laws. We have implemented safeguards and policies to discourage these practices by our employees and agents but we cannot provide assurance that our internal controls and compliance systems will always protect us from acts committed by our employees or agents. If our employees or agents violate our policies or we fail to maintain adequate record keeping and internal accounting practices to accurately record our transactions, we may be subject to regulatory sanctions. Violations of the Malaysian Anti-Corruption Commission Act 2009, AMLATA, the Penal Code of Malaysia or other anti-corruption laws, or allegations of any such acts, could damage our reputation and subject us to civil or criminal investigations in the United States and in other jurisdictions. Those and any related shareholder lawsuits could lead to substantial civil and criminal, monetary and nonmonetary penalties and cause us to incur significant legal and investigatory fees which could adversely affect our business, combined financial condition and results of operations.

We are subject to work variations due to changes in laws and regulations in Malaysia.

Our operations in Malaysia are subject to the regulatory environment. The regulatory landscape in Malaysia is subject to change. Alterations in laws, regulations, or government policies can impact various aspects of our subscription offerings, including licensing requirements, environmental standards, safety protocols, and other compliance measures. Such changes may necessitate modifications to ongoing subscription offerings, potentially leading to delays, increased costs, or adjustments in subscription offerings.

In addition, our contractual agreements entered in our ordinary course of business are often structured based on existing legal frameworks. Changes in laws may trigger variations in contract terms, specifications, or requirements, potentially leading to negotiations with suppliers, customers or other stakeholders. Such variations could adversely affect our business, combined financial condition and results of operations.

Fluctuations in exchange rates could have a material and adverse effect on our results of operations and the value of our securities

Our operating subsidiary conducts a significant portion of its business in currencies other than US dollars, while our combined financial statements are presented in US dollars. As a result, we are exposed to fluctuations in currency exchange rates. As exchange rates fluctuate, our revenue, cost of raw materials, depreciation and amortization, operating expenses, other income and expenses, as well as assets and liabilities denominated in foreign currencies, may vary materially when translated into US dollars for reporting purposes, which may in turn affect our overall financial results.

Risks Related to Our Class A Ordinary Shares

An active trading market for our Class A Ordinary Shares may not develop and could affect the trading price of our Class A Ordinary Shares.

Prior to this Offering, there was no public market for our Class A Ordinary Shares. Although an application has been made to Nasdaq Capital Market for the listing and quotation of our Class A Ordinary Shares, there can be no assurance that there will be an active, liquid public market for our Class A Ordinary Shares after this Offering. The lack of an active market may impair your ability to sell your Class A Ordinary Shares at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair market value of your Class A Ordinary Shares. An inactive market may also impair our ability to raise capital to continue to fund operations by selling Class A Ordinary Shares and may impair our ability to acquire other companies or technologies by using our Class A Ordinary Shares as consideration. The initial public offering price was determined by negotiations between us and the Underwriters and may not be indicative of the future prices of our Class A Ordinary Shares.

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Our Class A Ordinary Shares price may never trade at or above the price in this Offering.

Stock markets generally have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors may significantly affect the market price of our Class A Ordinary Shares, regardless of our actual operating performance. These fluctuations may be even more pronounced in the trading market for our Class A Ordinary Shares shortly following this Offering. If the market price of our Class A Ordinary Shares after this Offering does not ever exceed the initial public offering price, you may not realize any return on your investment in us and may lose some or all of your investment.

The initial public offering price for our Class A Ordinary Shares may not reflect their actual value.

The Offering Price for our Class A Ordinary Shares is and will be determined through negotiations between us and the Underwriters. The Offering Price of our Class A Ordinary Shares may not be indicative of their actual value or any future market price for our securities. The Offering Price may not accurately reflect the value of the Class A Ordinary Shares or the value that potential investors will realize upon their disposition of Class A Ordinary Shares. The Offering Price does not necessarily bear any relationship to our assets, earnings, book value per Class A Ordinary Share or other generally accepted criteria of value.

Our share price may fluctuate significantly in the future and you may lose all or part of your investment, and litigation may be brought against us.

There is no assurance that the market price for our Class A Ordinary Shares will not decline below the Offering Price. The Offering Price was determined after consultation between our Company and the Underwriters, after taking into consideration, among others, market conditions and estimated market demand for our Class A Ordinary Shares. The Offering Price may not necessarily be indicative of the market price for our Class A Ordinary Shares after the completion of this Offering. Investors may not be able to sell their Class A Ordinary Shares at or above the Offering Price. The prices at which our Class A Ordinary Shares will trade after this Offering may fluctuate significantly and rapidly as a result of, among others, the following factors, some of which are beyond our control:

●	variation in our results of operations;

●	perceived prospects and future plans for our business and the general outlook of our industry;

●	changes in securities analysts’ estimates of our results of operations and recommendations;

●	announcements by us of significant contracts, acquisitions, strategic alliances or joint ventures or capital commitments;

●	the valuation of publicly-traded companies that are engaged in business activities similar to ours;

●	additions or departures of key personnel;

●	fluctuations in stock market prices and volume;

●	involvement in litigation;

●	outbreak of war;

●	general economic and stock market conditions; and

●	discrepancies between our actual operating results and those expected by investors and securities analysts.

There is no guarantee that our Class A Ordinary Shares will appreciate in value after this Offering or even maintain the price at which you purchased the Class A Ordinary Shares. You may not realize a return on your investment in our Class A Ordinary Shares and you may even lose your entire investment in our Class A Ordinary Shares.

In addition, the stock markets have from time to time experienced significant price and volume fluctuations that have affected the market prices of securities. These fluctuations often have been unrelated or disproportionate to the operating performance of publicly-traded companies. In the past, following periods of volatility in the market price of a particular company’s securities, an investor may lose all or part of his or her investment, and litigation has sometimes been brought against that company. If similar litigation is instituted against us, it could result in substantial costs and divert our senior management’s attention and resources from our core business.

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Certain recent initial public offerings of companies with public floats comparable to our anticipated public float have experienced extreme volatility that was seemingly unrelated to the underlying performance of the respective company. We may experience similar volatility, which may make it difficult for prospective investors to assess the value of our Class A Ordinary Shares.

In addition to the risks addressed above headed “— Our Share price may fluctuate significantly in the future and you may lose all or part of your investment, and litigation may be brought against us,” our Class A Ordinary Shares may be subject to extreme volatility that is seemingly unrelated to the underlying performance of our business. Recently, companies with comparable public floats and initial public offering sizes have experienced instances of extreme stock price run-ups followed by rapid price declines, and such stock price volatility was seemingly unrelated to the respective company’s underlying performance. Although the specific cause of such volatility is unclear, our anticipated public float may amplify the impact the actions taken by a few shareholders have on the price of our Class A Ordinary Shares, which may cause our share price to deviate, potentially significantly, from a price that better reflects the underlying performance of our business. Should our Class A Ordinary Shares experience run-ups and declines that are seemingly unrelated to our actual or expected operating performance and financial condition or prospects, prospective investors may have difficulty assessing the rapidly changing value of our Class A Ordinary Shares. In addition, investors of our Class A Ordinary Shares may experience losses, which may be material, if the price of our Class A Ordinary Shares declines after this Offering or if such investors purchase shares of our Class A Ordinary Shares prior to any price decline.

Holders of our Class A Ordinary Shares may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. Broad market fluctuations and general economic and political conditions may also adversely affect the market price of our Class A Ordinary Shares. As a result of this volatility, investors may experience losses on their investment in our Class A Ordinary Shares. Furthermore, the potential extreme volatility may confuse the public investors of the value of our stock, distort the market perception of our stock price and our Company’s financial performance and public image and negatively affect the long-term liquidity of our Class A Ordinary Shares, regardless of our actual or expected operating performance. If we encounter such volatility, including any rapid stock price increases and declines seemingly unrelated to our actual or expected operating performance and financial condition or prospects, it will likely make it difficult and confusing for prospective investors to assess the rapidly changing value of our Class A Ordinary Shares and understand the value thereof.

Investors in our Class A Ordinary Shares likely will face immediate and substantial dilution in the net tangible book value per share and may experience future dilution.

The Offering Price is likely to substantially higher than our Group’s current net tangible book value per share. If we were liquidated immediately following this Offering, each investor subscribing for this Offering would receive less than the price they paid for their Class A Ordinary Shares. Please refer to the section titled “Dilution” of this prospectus for more information.

We may have conflicts of interest with our Controlling Shareholder and, because of our Controlling Shareholder’s significant ownership interest in our company, we may not be able to resolve such conflicts on terms favorable to us.

Immediately upon the completion of this Offering, our Controlling Shareholder will beneficially own approximately 53.64% of our total and issued outstanding Shares, representing approximately 85.44% of our total voting power (or 52.29% of our total and issued outstanding Shares, representing approximately 84.75% of our total voting power, assuming the Underwriters exercise their option to purchase additional Class A Ordinary Shares in full). Accordingly, our Controlling Shareholder will continue to be our controlling shareholder immediately upon the completion of this Offering and may have significant influence in determining the outcome of any corporate actions or other matters that require shareholder approval, such as mergers, consolidations, change of our name, and amendments of our memorandum and articles of association.

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The concentration of ownership and voting power may cause transactions to occur in a way that may not be beneficial to you as a holder of our Class A Ordinary Shares in this Offering and may prevent us from doing transactions that would be beneficial to you. Conflicts of interest may arise between our Controlling Shareholder or any of its controlling shareholders and us in a number of areas relating to our past and ongoing relationships. Potential conflicts of interest that we have identified include the following:

●

Our Directors or executive officers may have conflicts of interest. Our Controlling Shareholder is owned as to 40% by Mr. Tan, our Director and Chief Executive Officer, and 60% by Ms. Khor our Director and Chief Financial Officer. As a result, these overlapping relationships could create or appear to create conflicts of interest when either of Mr. Tan or Ms. Khor is faced with decisions with potentially different implications for either or both of them and us.

●	Sale of Class A Ordinary Shares or assets in our company. Upon expiration of the lock-up period and subject to certain restrictions under relevant securities laws and stock exchange rules, as well as other relevant restrictions, our Controlling Shareholder may decide to sell all or a portion of our Class A Ordinary Shares that they hold to a third party, thereby giving that third party substantial influence over our business and our affairs. In addition, our Controlling Shareholder may decide to sell all or a portion of our Shares in the event of default of our Controlling Shareholder under any applicable debt or other obligations or otherwise becomes insolvent. Such a sale of our Shares or our assets could be contrary to the interests of our employees or our other shareholders. In addition, our Controlling Shareholder may also discourage, delay, or prevent a change in control of our company, which could deprive our shareholders of an opportunity to receive a premium for their Shares as part of a sale of our Company and might reduce the price of our Shares.

We are a “controlled company” within the meaning of the Nasdaq listing rules, and may follow certain exemptions from certain corporate governance requirements that could adversely affect our public shareholders.

Following this Offering, our Controlling Shareholder will continue to own more than a majority of the voting power of our outstanding Class A Ordinary Shares. Under the Nasdaq listing rules, a company of which more than 50% of the voting power is held by an individual, group, or another company is a “controlled company” and is permitted to phase in its compliance with the independent committee requirements. Although we do not intend to rely on the “controlled company” exemptions under the Nasdaq listing rules even if we are deemed a “controlled company”, we could elect to rely on these exemptions in the future. If we were to elect to rely on the “controlled company” exemptions, a majority of our Directors might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors. Accordingly, if we rely on the exemptions, during the period we remain a “controlled company” and during any transition period following a time when we are no longer a “controlled company”, you would not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

Our Class A Ordinary Shares may trade under $4.00 per share and thus would be known as “penny stock”. Trading in penny stocks has certain restrictions and these restrictions could negatively affect the price and liquidity of our Class A Ordinary Shares.

Our Class A Ordinary Shares may trade below $4.00 per share. As a result, our Class A Ordinary Shares would be known as “penny stock”, which is subject to various regulations involving disclosures to be given to you prior to the purchase of any penny stock. The SEC has adopted regulations which generally define a “penny stock” to be any equity security that has a market price of less than $4.00 per share, subject to certain exceptions. Depending on market fluctuations, our Class A Ordinary Shares could be considered to be “penny stock”. A penny stock is subject to rules that impose additional sales practice requirements on broker/dealers who sell these securities to persons other than accredited investors. For transactions covered by these rules, the broker/dealer must make a special suitability determination for the purchase of these securities. In addition, a broker/dealer must receive the purchaser’s written consent to the transaction prior to the purchase and must also provide certain written disclosures to the purchaser. Consequently, the “penny stock” rules may restrict the ability of broker/dealers to sell our Class A Ordinary Shares, and may negatively affect the ability of holders of our Class A Ordinary Shares to resell them. These disclosures require you to acknowledge that you understand the risks associated with buying penny stocks and that you can absorb the loss of your entire investment. Penny stocks generally do not have a very high trading volume. Consequently, the price of the shares is often volatile and you may not be able to buy or sell your shares when you want to.

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We may require additional funding in the form of equity or debt for our future growth which will cause dilution in Shareholders’ equity interest.

We may pursue opportunities to grow our business through joint ventures, strategic alliance, acquisitions or investment opportunities, following the Offering. However, there can be no assurance that we will be able to obtain additional funding on terms that are acceptable to us or at all. If we are unable to do so, our future plans and growth may be adversely affected.

An issue of Class A Ordinary Shares or other securities to raise funds will dilute Shareholders’ equity interests and may, in the case of a rights issue, require additional investments by Shareholders. Further, an issue of Class A Ordinary Shares below the then prevailing market price will also affect the value of the Class A Ordinary Shares then held by investors.

Dilution in Shareholders’ equity interests may occur even if the issue of shares is at a premium to the market price. In addition, any additional debt funding may restrict our freedom to operate our business as it may have conditions that:

●	limit our ability to pay dividends or require us to seek consents for the payment of dividends;

●	increase our vulnerability to general adverse economic and industry conditions;

●	require us to dedicate a portion of our cash flow from operations to repayments of our debt, thereby reducing the availability of our cash flow for capital expenditures, working capital and other general corporate purposes; and

●	limit our flexibility in planning for, or reacting to, changes in our business and our industry.

Volatility or uncertainty of the credit markets could limit our ability to borrow funds or cause our borrowings to be more expensive in the future. As such, we may be forced to pay unattractive interest rates, thereby increasing our interest expense, decreasing our profitability and reducing our financial flexibility if we take on additional debt financing.

Investors may not be able to participate in future issues or certain other equity issues of our Class A Ordinary Shares.

In the event that we issue new Class A Ordinary Shares, we will be under no obligation to offer those Class A Ordinary Shares to our existing Shareholders at the time of issue, except where we elect to conduct a rights issue. However, in electing to conduct a rights issue or certain other equity issues, we will have the discretion and may also be subject to certain regulations as to the procedures to be followed in making such rights available to Shareholders or in disposing of such rights for the benefit of such Shareholders and making the net proceeds available to them. In addition, we may not offer such rights to our existing Shareholders having an address in jurisdictions outside of Malaysia.

Accordingly, certain Shareholders may be unable to participate in future equity offerings by us and may experience dilution in their shareholdings as a result.

We have no immediate plans to pay dividends.

We plan to reinvest all of our future earnings, to the extent we have earnings, in order to expand our product and services offerings and to cover operating costs and capital needs, and to otherwise become and remain competitive. We do not plan to pay any cash dividends with respect to our securities in the foreseeable future. As we are a company with a limited operating history, we may not be able to generate, at any time, sufficient surplus cash that would be available for distribution to the holders of our Shares as a dividend. Therefore, you should not expect to receive immediate cash dividends on the Shares we are offering. Consequently, investors may need to rely on sales of their Shares after price appreciation, which may never occur, as the only way to realize any future gains on their investment. In addition, the laws of the Cayman Islands impose restrictions on our ability to declare and pay dividends.

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If we fail to meet applicable listing requirements, including those under Nasdaq’s recently proposed rule changes, Nasdaq may delist our Class A Ordinary Shares from trading, in which case the liquidity and market price of our Class A Ordinary Shares could decline.

Assuming our Class A Ordinary Shares become listed on Nasdaq and we close this Offering, we cannot assure you that we will be able to meet the continued listing standards of Nasdaq in the future. If we fail to comply with the applicable listing standards and Nasdaq delists our Class A Ordinary Shares, we and our Shareholders could face significant material adverse consequences, including:

●	a limited availability of market quotations for our Class A Ordinary Shares;

●	reduced liquidity for our Class A Ordinary Shares;

●	a determination that our Class A Ordinary Shares are “penny stock”, which would require brokers trading in our Class A Ordinary Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our Class A Ordinary Shares;

●	a limited amount of news about us and analyst coverage of us; and

●	a decreased ability for us to issue additional equity securities or obtain additional equity or debt financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or pre-empts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because we expect that our Class A Ordinary Shares will be listed on Nasdaq, such securities will be covered securities. Although the states are pre-empted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. Further, if we were no longer listed on Nasdaq, our securities would not be covered securities and we would be subject to regulations in each state in which we offer our securities.

Recent proposals by Nasdaq to amend its listing standards may impose additional hurdles for companies to list on Nasdaq. These proposed changes include a heightened minimum initial public offering size of US$15 million and increased public float requirements for companies seeking to list on the Nasdaq Capital Market, among other measures aimed at enhancing investor protection and market stability. If implemented, these rules may significantly raise the threshold for initial and continued listing eligibility for issuers like us. If we fail to meet the revised listing requirements, we may be unable to list or maintain our listing on Nasdaq Capital Market, which could materially and adversely affect the liquidity, visibility, and overall marketability of our Class A Ordinary Shares.

We will incur significant expenses and devote other significant resources and management time as a result of being a public company, which may negatively impact our financial performance and could cause our results of operations and financial condition to suffer.

We will incur significant legal, accounting, insurance and other expenses as a result of being a public company. Laws, regulations and standards relating to corporate governance and public disclosure for public companies, including the Dodd-Frank Act of 2010, the Sarbanes-Oxley Act, regulations related thereto and the rules and regulations of the SEC and Nasdaq, will significantly increase our costs as well as the time that must be devoted to compliance matters. We expect that compliance with these laws, rules, regulations and standards will substantially increase our expenses, including our legal and accounting costs, and make some of our operating activities more time-consuming and costly. These new public company obligations also will require attention from our senior management and could divert their attention away from the day-to-day management of our business. We also expect these laws, rules, regulations and standards to make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our Board of Directors or as officers. As a result of the foregoing, we expect a substantial increase in legal, accounting, insurance and certain other expenses in the future, which will negatively impact our financial performance and could cause our results of operations and financial condition to suffer. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our Shares, fines, sanctions and other regulatory actions and potential civil litigation.

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If we fail to maintain an effective system of disclosure controls and internal controls over financial reporting, our ability to timely produce accurate financial statements or comply with applicable regulations could be impaired.

The Sarbanes-Oxley Act requires, among other things, that public companies maintain effective internal disclosure controls and procedures over financial reporting. We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in our reports that we will file with the SEC will be recorded, processed, summarized, and reported within the time periods and as otherwise specified in SEC rules, and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our principal executive officers and financial officers. We are also continuing to improve our internal controls over financial reporting.

Ensuring that we have effective disclosure controls and procedures and internal controls over financial reporting in place so that we can produce accurate financial statements on a timely basis is a costly and time-consuming effort that will need to be re-evaluated frequently. Our internal controls over financial reporting will be a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with IFRS. Beginning with our second annual report on Form 20-F after we become a company whose securities are publicly listed in the United States, we will be required, pursuant to Section 404 of the Sarbanes-Oxley Act, to make a formal assessment of the effectiveness of our internal controls over financial reporting, and once we cease to be an emerging growth company, we will be required to include an attestation report on internal controls over financial reporting issued by our Independent Registered Public Accounting Firm. During our evaluation of our internal controls, if we identify one or more material weaknesses in our internal controls over financial reporting, we will be unable to assert that our internal controls over financial reporting are effective. We cannot assure you that there will not be material weaknesses or significant deficiencies in our internal controls over financial reporting in the future. Any failure to maintain internal controls over financial reporting could severely inhibit our ability to accurately report our financial condition, or results of operations.

Investors may have difficulty enforcing judgments against us, our directors and management.

Neucleus Group Limited is incorporated under the laws of the Cayman Islands and a majority of our Directors and officers reside outside the United States. Moreover, many of these persons do not have significant assets in the United States. As a result, it may be difficult or impossible to effect service of process within the United States upon these persons, or to recover against us or them on judgments of U.S. courts, including judgments predicated upon the civil liability provisions of the U.S. federal securities laws.

Ogier, our counsel with respect to the laws of the Cayman Islands, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers that are predicated upon the civil liability provisions of the federal securities laws of the United States or the securities laws of any state in the United States, or (2) entertain original actions brought in the Cayman Islands against us or our directors or officers that are predicated upon the federal securities laws of the United States or the securities laws of any state in the United States.

Ogier further advised us that there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will in certain circumstances recognize and enforce a foreign judgment, without any re-examination or re-litigation of matters adjudicated upon, provided such judgment:

(a)	is given by a foreign court of competent jurisdiction;
(b)	imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given;
(c)	is final;
(d)	is not in respect of taxes, a fine or a penalty;
(e)	was not obtained by fraud; and
(f)	is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

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Subject to the above limitations, in appropriate circumstances, a Cayman Islands court may give effect in the Cayman Islands to other kinds of final foreign judgments such as declaratory orders, orders for performance of contracts and injunctions. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Cheah Teh Su, our counsel as to the laws of Malaysia, has advised us that there is uncertainty as to whether the courts of Malaysia would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) entertain original actions brought in Malaysia against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States. It further advised us that that the enforcement of a foreign judgment in Malaysia could be effected through either statutory enforcement or the common law rule of enforcement. Under the Reciprocal Enforcement of Judgments Act 1958 of Malaysia (“REJA”), judgments given by superior courts of reciprocating countries, as listed in the First Schedule to the REJA are recognized and may be enforced directly or summarily by way of registration of the judgment provided that such judgments satisfy the requirements as specified under the REJA. Foreign judgments obtained in countries other than the countries listed in the First Schedule to REJA, have to be enforced through the common law rule. Although the United States is not a reciprocating country listed in the First Schedule to the REJA, a judgment pronounced in the United States may be enforced in Malaysia pursuant to common law principles provided that such foreign judgments must fulfil certain conditions which include, amongst others, (a) the judgment was not obtained by fraud; (b) the enforcement of the judgment would not be contrary to public policy in Malaysia; and (c) the original court granting the judgment had jurisdiction in the action. As a result, there is uncertainty as to the enforceability in Malaysia, in original actions or in actions for enforcement, of judgments of United States courts of civil liabilities predicated solely upon the federal securities laws of the United States or the securities laws of any State or territory within the United States.

The laws of the Cayman Islands relating to the protection of the interest of minority shareholders are different from those in the United States.

Our corporate affairs are governed by the memorandum and articles of association (as may be amended from time to time), by the Companies Act and common law of Cayman Islands. The rights of shareholders to take action against our Directors, action by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws as compared to the United States, and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In addition, Cayman Islands companies may not have standing to initiate a shareholders derivative action in a Federal court of the United States.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records (other than the memorandum and articles of association and any special resolutions passed by such companies, and the register of mortgages and charges of such companies) or to obtain copies of lists of shareholders of these companies. Our directors have discretion under our memorandum and articles of association that will continue to be effective upon closing of this Offering to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from requirements applicable to other public companies that are not emerging growth companies, including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act for so long as we remain an emerging growth company. As a result, if we elect not to comply with such auditor attestation requirements, our investors may not have access to certain information they may deem important.

The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. We do not plan to “opt out” of such exemptions afforded to an emerging growth company. As a result of this election, our financial statements may not be comparable to those of companies that comply with public company effective dates.

We qualify as a foreign private issuer and, as a result, we will not be subject to U.S. proxy rules and will be subject to Exchange Act reporting obligations that permit less detailed and less frequent reporting than that of a U.S. domestic public company.

Upon the closing of this Offering, we will report under the Exchange Act as a non-U.S. company with foreign private issuer status. Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including (i) the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; (ii) the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and (iii) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K upon the occurrence of specified significant events. In addition, our officers, Directors and principal Shareholders are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules thereunder. Effective March 18, 2026, our executive officers and directors are required, pursuant to the Holding Foreign Insiders Accountable Act, to file Section 16(a) reports with the SEC to disclose their beneficial ownership of our securities. Our 10% shareholders who are not officers or directors, however, remain exempt from Section 16(a) reporting requirements. Therefore, our Shareholders may not know on a timely basis when such persons purchase or sell our Class A Ordinary Shares. In addition, foreign private issuers are not required to file their annual report on Form 20-F until one hundred twenty (120) days after the end of each fiscal year, while U.S. domestic issuers that are accelerated filers are required to file their annual report on Form 10-K within seventy-five (75) days after the end of each fiscal year. Foreign private issuers also are exempt from Regulation Fair Disclosure, aimed at preventing issuers from making selective disclosures of material information. As a result of the above, you may not have the same protections afforded to shareholders of companies that are not foreign private issuers.

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If we lose our status as a foreign private issuer, we would be required to comply with the Exchange Act reporting and other requirements applicable to U.S. domestic issuers, which are more detailed and extensive than the requirements for foreign private issuers. We may also be required to make changes in our corporate governance practices in accordance with various SEC and Nasdaq rules. The regulatory and compliance costs to us under U.S. securities laws if we are required to comply with the reporting requirements applicable to a U.S. domestic issuer may be significantly higher than the cost we would incur as a foreign private issuer. As a result, we expect that a loss of foreign private issuer status would increase our legal and financial compliance costs and would make some activities highly time consuming and costly. We also expect that if we were required to comply with the rules and regulations applicable to U.S. domestic issuers, it would make it more difficult and expensive for us to obtain and maintain directors and officers liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These rules and regulations could also make it more difficult for us to attract and retain qualified members of our Board of Directors.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

As discussed above, we are a foreign private issuer, and therefore, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter. We would lose our foreign private issuer status if, for example, more than 50% of our Shares are directly or indirectly held by residents of the United States and we fail to meet additional requirements necessary to maintain our foreign private issuer status. If we lose our foreign private issuer status on this date, we will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. We will also have to mandatorily comply with U.S. federal proxy requirements, and our officers, Directors, executive officers and Controlling Shareholder will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. Effective March 18, 2026, our executive officers and directors are required, pursuant to the Holding Foreign Insiders Accountable Act, to file Section 16(a) reports with the SEC to disclose their beneficial ownership of our securities. Our 10% shareholders who are not officers or Directors, however, remain exempt from Section 16(a) reporting requirements. In addition, we will lose our ability to rely upon exemptions from certain corporate governance requirements under the Nasdaq rules. As a U.S. listed public company that is not a foreign private issuer, we will incur significant additional legal, accounting and other expenses that we will not incur as a foreign private issuer, and accounting, reporting and other expenses in order to maintain a listing on a U.S. securities exchange.

We do not expect to be subject to certain Nasdaq corporate governance rules applicable to U.S. listed companies.

As a foreign private issuer, we are entitled to rely on a provision in Nasdaq’s corporate governance rules that allows us to follow Cayman Islands’ corporate law with regards to certain aspects of corporate governance. This allows us to follow certain corporate governance practices that differ in significant respects from the corporate governance requirements applicable to U.S. companies listed on Nasdaq.

In addition, our Audit Committee is not subject to additional Nasdaq requirements applicable to listed U.S. companies, including an affirmative determination that all members of the Audit Committee are “independent,” using more stringent criteria than those applicable to the Company under relevant SEC rules. Nasdaq’s corporate governance rules require listed U.S. companies to, among other things, seek shareholder approval for the implementation of certain equity compensation plans and issuances of shares, which the Company is not required to follow as a foreign private issuer. However, following this Offering, we will voluntarily have a majority of independent directors and our Audit Committee will consist of three independent directors.

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There can be no assurance that we will not be a passive foreign investment company, or PFIC, for United States federal income tax purposes for any taxable year, which could subject United States investors in the Ordinary Shares to significant adverse United States income tax consequences.

In general, we will be treated as a PFIC for any taxable year in which either (1) at least 75% of our gross income (looking through certain 25% or more-owned subsidiaries) is passive income or (2) at least 50% of the average value of our assets (looking through certain 25% or more-owned subsidiaries) is attributable to assets that produce, or are held for the production of, passive income. Passive income generally includes, without limitation, dividends, interest, rents, royalties, and gains from the disposition of passive assets. If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder (as defined in “Certain Material U.S. Federal Income Tax Considerations”) of our securities, the U.S. Holder may be subject to increased U.S. federal income tax liability and may be subject to additional reporting requirements. The determination of whether we are a PFIC is a fact-intensive determination made on an annual basis applying principles and methodologies that in some circumstances are unclear and subject to varying interpretation. Our actual PFIC status for any taxable year will not be determinable until after the end of such taxable year. Accordingly, there can be no assurance with respect to our status as a PFIC for our current taxable year or any other taxable year. We urge U.S. Holders to consult their own tax advisors regarding the possible application of the PFIC rules in light of their individual circumstances.

Our dual-class voting structure may render our Class A Ordinary Shares ineligible for inclusion in certain stock market indices, and thus adversely affect the trading price and liquidity of our Class A Ordinary Shares.

Certain shareholder advisory firms have announced changes to their eligibility criteria for inclusion of shares of public companies on certain indices, including the S&P 500, to exclude companies with multiple classes of shares and companies whose public shareholders hold no more than 5% of total voting power from being added to such indices. In addition, several shareholder advisory firms have announced their opposition to the use of multiple class structures. As a result, the dual class structure of our Class A Ordinary Shares may prevent the inclusion of our Class A Ordinary Shares in such indices and may cause shareholder advisory firms to publish negative commentary about our corporate governance practices or otherwise seek to cause us to change our capital structure. Any such exclusion from indices could result in a less active trading market for our Class A Ordinary Shares. Any actions or publications by shareholder advisory firms critical of our corporate governance practices or capital structure could also adversely affect the value of our Class A Ordinary Shares.

Our dual-class voting structure will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A Ordinary Shares may view as beneficial.

Upon completion of this Offering, we will have a dual class ordinary share structure. Our Ordinary Shares will be divided into Class A Ordinary Shares and Class B Ordinary Shares. Holders of Class A and Class B Ordinary Shares will have the same rights, including dividend rights, except that holders of Class A Ordinary Shares will be entitled to one vote per share, while holders of Class B Ordinary Shares will be entitled to twenty (20) votes per share, and Class B Ordinary Shares may be converted into the same number of Class A Ordinary Shares by the holders thereof at any time, while Class A Ordinary Shares cannot be converted into Class B Ordinary Shares under any circumstances.

Upon the completion of this Offering, the Controlling Shareholder will continue to beneficially own all of our Class B Ordinary Shares. These Class B Ordinary Shares will constitute approximately 11.49% of our total issued and outstanding share capital immediately after the completion of this Offering and approximately 72.20% of the aggregate voting power of our total issued and outstanding share capital immediately after the completion of this Offering due to the disparate voting powers associated with our dual-class share structure, assuming the Underwriters do not exercise their over-allotment option. As a result of the dual-class share structure and the concentration of ownership, holder of Class B Ordinary Shares, our Controlling Shareholder will have the ability to control the outcome of any corporate transaction or other matter submitted to the shareholders for approval, including the election of directors, amendment of organizational documents, and approval of major corporate transactions, such as a change in control, merger, consolidation, or sale of assets, and other significant corporate actions. Such holders may take actions that are not in the best interest of us or our other shareholders. This concentration of ownership may discourage, delay or prevent a change in control of our company, which could have the effect of depriving our other shareholders of the opportunity to receive a premium for their shares as part of a sale of our Company and may reduce the price of our Class A Ordinary Shares.

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We have broad discretion in the use of the net proceeds from this Offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this Offering, including for any of the purposes described in the section entitled “Use of Proceeds” and in such order of priority as our management may determine in its discretion, and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this Offering, their ultimate use may vary substantially from their currently intended use. The failure by our management to apply these funds effectively could harm our business.

We may regularly encounter potential conflicts of interest, and our failure to identify and address such conflicts of interest could adversely affect our business.

We face the possibility of actual, potential, or perceived conflicts of interest in the ordinary course of our business operations. Conflicts of interest may exist between (i) our different businesses; (ii) us and our customers; (iii) our customers; (iv) us and our employees; (v) our customers and our employees, (vi) us and our Controlling Shareholder and their controlling entities, or (vii) our dealer-shareholders and our other shareholders. As we expand the scope of our business and our client base, it is critical for us to be able to timely address potential conflicts of interest, including situations where two or more interests within our businesses naturally exist but are in competition or conflict. We have put in place internal control and risk management procedures that are designed to identify and address conflicts of interest, including a procedure for presenting potential conflicts of interest to the Audit Committee of our Board of Directors. However, appropriately identifying and managing actual, potential, or perceived conflicts of interest is complex and difficult, and our reputation and our customers’ confidence in us could be damaged if we fail, or appear to fail, to deal appropriately with one or more actual, potential, or perceived conflicts of interest. It is possible that actual, potential, or perceived conflicts of interest could also give rise to client dissatisfaction, litigation, or regulatory enforcement actions. Regulatory scrutiny of, or litigation in connection with, conflicts of interest could have a material adverse effect on our reputation, which could materially and adversely affect our business in a number of ways, including a reluctance of some potential customers and counterparties to do business with us. Any of the foregoing could materially and adversely affect our reputation, business, financial condition, and results of operations.

A conflict of interest occurs when an individual’s private interest (or the interest of a member of his or her family or close friend(s) or business associate(s)) interferes, or even appears to interfere, with the interests of our company as a whole. A conflict of interest can arise when an employee, officer or director (or a member of his or her family or a close friend(s) or business associate(s)) takes actions or has interests that may make it difficult to perform his or her work for our Company objectively and effectively. Conflicts of interest also arise when an employee, officer or director (or a member of his or her family or close friend(s) or business associate(s)) receives improper personal benefits as a result of his or her position in our Company.

Directors and executive officers must seek determinations and prior authorizations or approvals of potential conflicts of interest exclusively from our Audit Committee. All other employees are required to approach our Chief Executive Officer or our Chief Financial Officer if they have any questions about reporting a suspected conflict of interest.

If securities or industry analysts do not publish research or reports about our business, or if the publish a negative report regarding our Class A Ordinary Shares, the price of our Class A Ordinary Shares and trading volume could decline.

The trading market for our Class A Ordinary Shares may depend in part on the research and reports that industry or securities analysts publish about us or our business. We do not have any control over these analysts. If one or more of the analysts who cover us downgrade us, the price of our Class A Ordinary Shares would likely decline. If one or more of these analysts cease coverage of our Company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the price of our Class A Ordinary Shares and the trading volume to decline.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. All statements other than statements of current or historical facts are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, including those listed under “Risk Factors,” that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

In some cases, you can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “potential,” “intend,” “plan,” “believe,” “likely to” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements about:

●	changes in political, social and economic conditions, the regulatory environment, laws and regulations and interpretation thereof in the jurisdictions where we conduct business or expect to conduct business;

●	the risk that we may be unable to realize our anticipated growth strategies and expected internal growth;

●	changes in the availability and cost of professional staff which we require to operate our business;

●	changes in customers’ preferences and needs;

●	changes in competitive conditions and our ability to compete under such conditions;

●	changes in our future capital needs and the availability of financing and capital to fund such needs;

●	changes in currency exchange rates or interest rates;

●	projections of revenue, profits, earnings, capital structure and other financial items;

●	changes in our plan to enter into certain new business sectors; and

●	other factors beyond our control.

You should read this prospectus and the documents that we refer to in this prospectus with the understanding that our actual future results may be materially different from and worse than what we expect. Other sections of this prospectus include additional factors which could adversely impact our business and financial performance. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

You should not rely upon forward-looking statements as predictions of future events. The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should read this prospectus and the documents that we refer to in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

This prospectus also contains statistical data and estimates that we obtained from industry publications and reports generated by government or third-party providers of market intelligence. Although we have not independently verified the data, we believe that the publications and reports are reliable.

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USE OF PROCEEDS

We estimate that we will receive net proceeds from this Offering of approximately $17.6 million, after deducting underwriting discounts, the non-accountable expense allowance and estimated offering expenses payable by us. These estimates are based upon an assumed initial Offering Price of $4.5 per Class A Ordinary Share, the midpoint of the estimated range of the initial public Offering Price shown on the front cover of this prospectus.

We intend to use the proceeds from this Offering in the following order of priority:

●	approximately 35% for development and enhancement of our service offerings and expansion of our product lines and lines of services;
●	approximately 25% for sales, marketing, customer acquisition, and operational capacity enhancement;
●	approximately 20% for regional expansion and business development initiatives; and
●	approximately 20% for working capital and other general corporate purposes.

See section headed “Use of Proceeds” for more information.

To the extent that our actual net proceeds are not sufficient to fund all of the proposed purposes, we will decrease our allocation of the net proceeds for the purposes set out above on a pro rata basis. We would anticipate raising additional capital through equity or debt financing sufficient to fund our proposed uses above.

The amounts and timing of any expenditures will vary depending on the amount of cash generated by our operations, and the rate of growth, if any, of our business, and our plans and business conditions. The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this Offering. Our management will have significant flexibility in applying and discretion to apply the net proceeds of this Offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this Offering differently than as described in this prospectus.

Pending deployment of the net proceeds for the uses described above, the funds may be placed in short-term deposits with financial institutions or used to invest in short-term money market instruments.

DIVIDEND POLICY

We have no formal dividend policy. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business and to repay any indebtedness and, therefore, we do not anticipate paying any cash dividends in the foreseeable future. Additionally, our ability to pay dividends on our Shares is limited by various factors such as our future financial performance and bank covenants. Any future determination to pay dividends will be at the discretion of our Board of Directors, subject to compliance with covenants in current and future agreements governing our and our subsidiary’s indebtedness, and will depend on our results of operations, financial condition, capital requirements and other factors that our Board of Directors may deem relevant. Under Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of either profit or share premium, provided that in no circumstances may a dividend be paid if following such payment the company would be unable to pay its debts as they fall due in the ordinary course of business.

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CAPITALIZATION

The following tables set forth our capitalization as of December 31, 2025:

●	on an actual basis; and

●	on a pro forma as adjusted basis to reflect the issuance and sale of 4,500,000 shares at an assumed initial public Offering Price of $4.5 per Class A Ordinary Share, the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus, after deducting the underwriting discounts, the non-accountable expense allowance and estimated offering expenses payable by us.

You should read the tables together with our combined financial statements and the related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of December 31, 2025
	Actual	Pro Forma As Adjusted
	(in US$)
Cash:	848,386	18,441,390
Equity:
Class A Ordinary Shares, 18,600,000 Class A Ordinary Shares outstanding on an actual basis; and 23,100,000 Class A Ordinary Shares outstanding on an as adjusted basis(1)	1,860	17,594,864
Class B Ordinary Shares, 3,000,000 Class B Ordinary Shares outstanding on an actual basis; and 3,000,000 Class B Ordinary Shares outstanding on an as adjusted basis(1)	300	300
Additional paid-in capital(2)
Reserves	122,417	122,417
Accumulated comprehensive income	1,727,570	1,727,570
Total equity	1,852,147	19,445,151
Indebtedness:
Lease liabilities	37,197	37,197
Total capitalization(2)	1,889,344	19,482,348

(1)	Pro forma additional paid in capital reflects the net proceeds we expect to receive, after deducting underwriting discounts, the non-accountable expense allowance and estimated offering expenses. We expect to receive net proceeds of approximately $17,593,004 (Offering proceeds of $20,250,000, less underwriting discounts of $1,417,500, non-accountable expense allowance of $202,500 and estimated offering expenses of $1,036,996).

(2)	Each $1.00 increase (decrease) in the assumed Offering Price of $4.5 per Ordinary Share, the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus, would increase (decrease) each of additional paid-in capital, total shareholders’ equity and total capitalization by $4.1 million, assuming the number of Class A Ordinary Shares offered by us, as set forth on the front cover of this prospectus, remains the same and after deducting underwriting discounts, the non-accountable expenses allowance and estimated offering expenses payable by us.

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DILUTION

If you invest in our Class A Ordinary Shares, your interest will be diluted to the extent of the difference between the Offering Price per share and our net tangible book value per share after this Offering. Dilution results from the fact that the Offering Price per share is substantially in excess of the book value per ordinary share attributable to the existing Shareholders for our presently outstanding shares.

Net tangible book value represents the amount of our total assets, excluding goodwill and other intangible assets, less our total liabilities. Our net tangible book value as of December 31, 2025 was US$1,852,147, or US$0.09 per ordinary share.

After giving effect to the issuance and sale of 4,500,000 Class A Ordinary Shares in this Offering at an assumed Offering Price of US$4.5 per share (the midpoint of the estimated price range set forth on the cover of this prospectus), and after deducting underwriting discounts, the non-accountable expense allowance and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of December 31, 2025 would have been $0.75 per outstanding ordinary share. This represents an immediate increase in net tangible book value of $0.66 to existing shareholders and an immediate dilution in net tangible book value of $3.75 per ordinary share to investors purchasing Shares in this Offering. The following table illustrates such dilution:

Per Class A and Class B Ordinary Share
Assumed initial public Offering Price	4.50
Net tangible book value as of December 31, 2025	0.09
Pro forma net tangible book value after giving effect to this Offering	0.75
Amount of dilution in net tangible book value to investors in this Offering	3.75

The following table summarizes, on a pro forma as adjusted basis as of December 31, 2025, the total number of Shares purchased from us, the total cash consideration paid to us, and the average price per share paid by existing Shareholders and by investors in this Offering. The table below reflects an assumed Offering Price of $4.5 per Class A Ordinary Share (the midpoint of the estimated price range set forth on the cover of this prospectus), for Class A Ordinary Shares purchased in this Offering and excludes underwriting discounts, the non-accountable expense allowance and estimated offering expenses payable by us.

	Shares Purchased		Total Consideration		Average Price per Share
	Number	%	US$	%	US$
Existing Shareholders	21,600,000	82	2,160	0	0.0001
Investors in this Offering	4,500,000	18	20,250,000	100	4.5000
Total	26,100,000	100	20,252,160	100	0.7759

The dilution information in this section is presented for illustrative purposes only. Our as adjusted net tangible book value following the consummation of this Offering is subject to adjustment based on the actual Offering Price and other terms of this Offering determined at pricing.

SELECTED FINANCIAL AND OPERATING DATA

We have historically conducted our business through our operating subsidiary in Malaysia, and therefore our historical combined financial statements present the results of operations of our operating subsidiary in Malaysia. Prior to the consummation of this Offering, we will engage in the Reorganization. Following the Reorganization, our financial statements will present the results of operations of Neucleus Group Limited, the issuer in this Offering, and its combined subsidiary. The Company’s financial statements will be the same as our operating subsidiary’s financial statements prior to this Offering, as adjusted for the Reorganization. Upon consummation, the Reorganization will be reflected retroactively in our operating subsidiary’s financial statements. See “Our Corporate Structure and History.”

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The following selected combined statement of financial position data as of December 31, 2025, June 30, 2025 and 2024 and selected combined statements of profit or loss and other comprehensive income for the years ended June 30, 2025 and 2024, and for the six-month period ended December 31, 2025 respectively, have been derived from our audited financial statements included elsewhere in this prospectus. Our combined financial statements are prepared and presented in accordance with IFRS. You should read this “Selected Financial and Operating Data” section together with our combined financial statements and the related notes and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section included elsewhere in this prospectus.

	For the fiscal years ended June 30,		For the six months ended December 31,
	2025	2024	2025
	(Audited)	(Audited)	(Unaudited)
Combined Statement Of Financial Position:	Amount (USD)	Amount (USD)	Amount (USD)

Non-Current Assets
Property, plant and equipment	29,113	-	30,905
Right-of-use assets	42,959	-	35,342
Deferred tax asset	19,290	19,692	25,459
	91,362	19,692	91,706

Current Assets
Inventories	-	-	73,873
Trade receivables, net	439,236	29,134	1,419,978
Other receivables	682,697	4,827	713,802
Cash and bank balances	208,411	161,084	848,386
	1,330,344	195,045	3,056,039
Total Assets	1,421,706	214,737	3,147,745

EQUITY AND LIABILITIES
Equity
Class A Ordinary Shares	1,860	1,860	1,860
Class B Ordinary Shares	300	300	300
Merger reserve	20,438	20,438	20,438
Foreign currency translation reserve	40,930	(193)	101,979
Retained earnings	713,399	29,310	1,727,570
Total Equity	776,927	51,715	1,852,147

Non-Current Liabilities
Lease liabilities	26,945	-	18,389
	26,945	-	18,389

Current Liabilities
Trade payables	159,862	25,073	127,405
Other payables	158,054	113,172	296,595
Amount due to Directors	1,860	1,656	222,118
Lease liabilities	17,286	-	18,808
Tax payable	280,772	23,121	612,283
	617,834	163,022	1,277,209
Total Liabilities	644,779	163,022	1,295,598
Total Equity and Liabilities	1,421,706	214,737	3,147,745

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Fiscal Years Ended June 30, 2025 and 2024

	For the fiscal years ended June 30,
	2025	2024
	(Audited)	(Audited)
Combined Statement Of Profit Or Loss And Other Comprehensive Income:	Amount (USD)	Amount (USD)

Revenues, net	3,098,307	274,084
Cost of sales	(830,939)	(82,250)
Gross profit	2,267,368	191,834
Other income	519,404	896
General and administrative expenses	(388,033)	(13,338)
Selling and distribution expenses	(1,137,743)	(122,436)
Profit from operations	1,260,996	56,956
Finance costs	(1,572)	-
Profit before tax	1,259,424	56,956
Income tax expense	(321,736)	(3,448)
Profit for the financial year	937,688	53,508

Other comprehensive income/(loss)
Items that are or may be reclassified subsequently to profit or loss
Exchange translation differences	41,123	(262)
Total comprehensive income for the financial year	978,811	53,246

Periods Ended December 31, 2025 and 2024

	For the six months ended December 31,
	2025	2024
Combined Statement Of Profit Or Loss And Other	(Unaudited)	(Unaudited)
Comprehensive Income:	Amount (USD)	Amount (USD)

Revenues, net	2,895,149	1,437,416
Cost of sales	(771,844)	(397,593)
Gross profit	2,123,305	1,039,823
Other income	51,082	246,552
General and administrative expenses	(284,319)	(106,027)
Selling and distribution expenses	(529,947)	(595,143)
Profit from operations	1,360,121	585,205
Finance costs	(1,386)	-
Profit before tax	1,358,735	585,205
Income tax expense	(344,564)	(139,635)
Profit for the financial year	1,014,171	445,570

Other comprehensive income/(loss)
Items that are or may be reclassified subsequently to profit or loss
Exchange translation differences	61,049	5,977
Total comprehensive income for the financial year	1,075,220	451,547

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. See “Disclosure Regarding Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements. Actual results and the timing of events could differ materially from those discussed in our forward-looking statements as a result of many factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

Our business is operated through our wholly-owned subsidiary, Dami Strategies, a Malaysia-based company specializing in early childhood education and parental support services. We focus on empowering parents to better understand their children’s unique developmental traits, learning potential, and behavioral tendencies through structured consultations, developmental assessments, and guided learning programs.

Our service model integrates scientifically supported assessment tools, professional consultation sessions, and interactive parenting workshops designed to translate developmental insights into actionable strategies for home and school environments. These programs enable parents to actively support their children’s academic, emotional, and social development.

We primarily serve parents of children from infancy through adolescence in Malaysia who seek structured, professional guidance on child development and learning. Our personalized engagement model and evidence-based approach have supported the development of long-term relationships with families who value holistic and data-driven educational guidance.

Over time, we have developed a standardized consultation framework that systematizes our assessment and advisory process, ensuring consistent service quality and operational scalability. This framework, refined through accumulated professional experience and data analysis, allows us to deliver personalized outcomes efficiently while maintaining high service standards. Management believes that this model was a key factor supporting our strong revenue growth in the fiscal year ended June 30, 2025 and continued to support our performance for the six months ended December 31, 2025, and is expected to continue driving sustainable profitability and margin stability as operations expand.

Looking ahead, we intend to strengthen our market presence in Malaysia through expanded outreach programs and strategic collaborations with schools, learning centers, and family organizations. Over the medium to long term, we plan to extend our services across Southeast Asia, including Singapore, Indonesia, and Thailand, where rising household incomes and growing awareness of early childhood development are creating favorable conditions for structured parental education and enrichment programs.

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Industry Context

We operate within the early childhood education and parental support industry, which continues to gain recognition across Malaysia and the broader ASEAN region. Market expansion is driven by rising household incomes, growing awareness of early childhood development, and strong cultural emphasis on education as a foundation for social and economic advancement.

In Malaysia, national education initiatives under the Malaysia Education Blueprint (2013–2025) and child development programs led by the Ministry of Women, Family and Community Development promote holistic learning and parental involvement in early education. These initiatives have increased demand for structured educational support and professional parenting guidance.

The industry remains highly fragmented, comprising traditional tuition centers, enrichment programs, and family counseling providers. However, a growing segment focuses on personalized developmental and parenting services, reflecting a shift from purely academic instruction to comprehensive child development.

In this evolving environment, we differentiate ourselves through an integrated approach that combines developmental assessments, expert consultations, and structured learning guidance. This model aligns with modern parents who seek evidence-based and personalized strategies to support their children’s growth.

With a growing base of middle- and upper-income families prioritizing education as part of household investment, management believes that demand for professional parental support services is expected to remain strong. These industry dynamics, supported by demographic stability and cultural priorities around education, are expected to sustain our growth in Malaysia and across Southeast Asia in the coming years.

Key Factors that Affect Our Results of Operations

We believe the following key factors may affect our financial condition and results of operations:

1.	Market Awareness and Customer Acquisition

Our revenue growth depends significantly on public awareness and acceptance of structured parental education programs in Malaysia. As our services cater primarily to parents seeking personalized guidance on child development, continued investment in marketing, community engagement, and partnerships remains critical to new customer acquisition. Our marketing activities — particularly parental workshops and referral initiatives — have helped establish brand credibility and expand our client base. Management believes that increasing awareness among Malaysian parents of early childhood development and holistic education is expected to support further revenue growth.

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2.	Customer Retention and Service Quality

Our ability to maintain strong relationships with existing customers and secure repeat consultations is a key performance driver. The consultation-based model relies on customer satisfaction and long-term engagement. Management believes that consistent service quality, professional consultation standards, and measurable outcomes are essential to achieving recurring revenue. Continued consultant training and service enhancement remain strategic priorities.

3.	Cost of Supplies

Our cost of revenue primarily comprises the cost of developmental assessment kits and consultation-related expenses. We source these assessment materials from independent third-party suppliers under non-exclusive commercial terms. Supply stability and pricing are important to maintaining our gross margins. Although we have not experienced any supply disruptions to date, increases in material or consultation-related costs could affect profitability. Management actively monitors supplier relationships and evaluates alternative sourcing options to enhance supply-chain resilience.

4.	Operating Efficiency and Cost Management

Profitability is closely linked to our ability to control operating expenses while scaling operations. Major cost components include marketing and promotional spending and employee compensation. In fiscal 2025 these costs rose in line with business expansion, but operating costs as a percentage of revenue declined, indicating improved efficiency. Management expects that continued cost discipline and standardized processes will help sustain healthy margins.

5.	Expansion and Geographic Growth

Our long-term growth strategy focuses on reinforcing our presence in Malaysia and expanding into other Southeast Asian markets, including Singapore, Indonesia, and Thailand. Success depends on adapting our educational framework to local cultural and regulatory conditions, developing partnerships with educational organizations, and recruiting qualified consultants. Expansion efforts may temporarily increase marketing and administrative costs, which could affect short-term profitability but are expected to enhance long-term revenue diversification.

Management continuously monitors these factors to assess performance, allocate resources, and adjust operating plans as market conditions evolve.

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Results of Operations

Fiscal Years Ended June 30, 2025 and 2024

The following table sets forth a summary of our results of operations for the fiscal years indicated:

	For the fiscal years ended June 30,
	2025		2024		Variance
	(Audited)		(Audited)
	Amount (USD)	% of total revenue	Amount (USD)	% of total revenue	Amount (USD)%

Revenue	3,098,307	100%	274,084	100%	2,824,223	1,030%
Cost of sales	(830,939)	(27)%	(82,250)	(30)%	(748,689)	910%
Gross profit	2,267,368	73%	191,834	70%	2,075,534	1,082%
Other income	519,404	17%	896	0%	518,508	57,869%
General and administrative expenses	(388,033)	(13)%	(13,338)	(5)%	(374,695)	2,809%
Selling and distribution expenses	(1,137,743)	(37)%	(122,436)	(45)%	(1,015,307)	829%
Profit from operations	1,260,996	41%	56,956	21%	1,204,040	2,114%
Finance costs	(1,572)	(0)%	-	-%	(1,572)	100%
Profit before tax	1,259,424	41%	56,956	21%	1,202,468	2,111%
Income tax expenses	(321,736)	(10)%	(3,448)	(1)%	(318,288)	9,231%
Net income	937,688	30%	53,508	20%	884,180	1,652%

Revenue

The following table sets forth our revenue stream for the fiscal years indicated:

	For the fiscal years ended June 30,
	2025		2024		Variance
	(Audited)		(Audited)
	Amount (USD)	% of total revenue	Amount (USD)	% of total revenue	Amount (USD)%

Revenue from parental support and developmental education services	3,098,307	100%	274,084	100%	2,824,223	1,030%
Total revenue	3,098,307	100%	274,084	100%	2,824,223	1,030%

Our revenue increased by USD2,824,223, or 1,030%, from USD274,084 for the fiscal year ended June 30, 2024 to USD3,098,307 for the fiscal year ended June 30, 2025.

The significant increase was primarily attributable to a sharp rise in the number of consultations and developmental assessments conducted, reflecting broader market awareness and customer acquisition from intensified marketing activities and referral programs. During the fiscal year ended June 30, 2025, we expanded our outreach through parental workshops and social-media advertising, which resulted in higher client engagement and repeat consultations.

All of our revenue for both fiscal years was derived from early childhood education and parental support services, including developmental assessments, personalized consultations, and guided learning programs. The increase also reflects stronger conversion rates from new customers and repeat participation by existing families, supported by the Company’s standardized consultation framework and enhanced operational capacity.

Management believes that continued brand visibility, word-of-mouth referrals, and deeper penetration in Malaysia’s early-education market are expected to support sustained revenue growth in subsequent periods.

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Cost of sales

The following table sets forth our cost of sales by nature of expense for the fiscal years indicated:

	For the fiscal years ended June 30,
	2025		2024		Variance
	(Audited)		(Audited)
	Amount (USD)	% of total revenue	Amount (USD)	% of total revenue	Amount (USD)%
		(1)
Purchase	668,266	22%	69,722	25%	598,544	858%
Consultation fees	56,697	2%	3,248	1%	53,449	1,646%
Packaging expenses	4,112	0%	2,173	1%	1,939	89%
Processing fees	101,864	3%	7,107	3%	94,757	1,333%
Total cost of sales	830,939	27%	82,250	30%	748,689	910%

(1)	Rounded values result in a displayed percentage of zero.

Cost of sales primarily consists of costs directly attributable to the delivery of our services, including purchase costs, consultation fees, packaging expenses and processing fees. Consultation fees represent compensation paid to consultants who provide consultation and coaching services to our clients as part of our integrated service offerings.

Our cost of sales increased by USD748,689, or 910%, from USD82,250 for the fiscal year ended June 30, 2024 to USD830,939 for the fiscal year ended June 30, 2025. The increase was primarily attributable to higher procurement of developmental assessment kits and consultation-related service costs, consistent with our significant growth in sales volume and customer base during the year.

Procurement and material costs rose due to increased orders of assessment kits sourced from independent third-party suppliers under non-exclusive commercial terms. Consultation expenses also increased in line with a higher number of professional consultation sessions with both new and repeat clients. In addition, merchant and payment-gateway processing fees increased as a result of higher transaction volumes following the strong revenue growth.

Despite the substantial increase in total cost of sales, cost of sales as a percentage of total revenue decreased from 30% for the fiscal year ended June 30, 2024 to 27% for the fiscal year ended June 30, 2025, reflecting improved economies of scale, better purchasing efficiency, and enhanced operational productivity.

Key Movements

●	Purchase increased by USD598,544, or 858%, from USD69,722 for the fiscal year ended June 30, 2024 to USD668,266 for the fiscal year ended June 30, 2025, primarily due to higher procurement of developmental assessment kits and educational materials to support increased sales volume.

●	Consultation fees increased by USD53,449, or 1,646%, from USD3,248 for the fiscal year ended June 30, 2024 to USD56,697 for the fiscal year ended June 30, 2025, mainly reflecting the rise in consultation sessions as our customer base grew. Consultation fees represent compensation paid to third-party consultants engaged by us to provide consultation, coaching and related professional services to our clients as part of our integrated service offerings.

●	Packaging expenses increased by USD1,939, or 89%, from USD2,173 for the fiscal year ended June 30, 2024 to USD4,112 for the fiscal year ended June 30, 2025, consistent with higher order volumes and delivery activities.

●	Processing fees increased by USD94,757, or 1,333%, from USD7,107 for the fiscal year ended June 30, 2024 to USD101,864 for the fiscal year ended June 30, 2025, primarily due to higher payment-gateway and merchant transaction charges incurred as a result of increased online payment volume.

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Gross profit

Our gross profit increased by USD2,075,534, or 1,082%, from USD191,834 for the fiscal year ended June 30, 2024 to USD2,267,368 for the fiscal year ended June 30, 2025. The increase was primarily attributable to strong revenue growth from our early childhood education and parental support services, which significantly outpaced the increase in total cost of sales during the fiscal year.

The improvement in gross profit margin, from 70% for the fiscal year ended June 30, 2024 to 73% for the fiscal year ended June 30, 2025, reflects enhanced operational efficiency and economies of scale as we expanded our service volume. The increase also demonstrates better cost leverage achieved through higher utilization of our standardized consultation framework and improved procurement management of assessment materials.

Our focus on optimizing resource allocation, streamlining service delivery, and leveraging digital platforms for parental engagement contributed to maintaining high profitability despite rising transaction and consultation-related costs. Management believes that continued process standardization and sustained demand for our educational consultation services will support stable gross margins in future periods.

Other income

The following table sets forth the breakdown of our other income for the fiscal years indicated:

	For the fiscal years ended June 30,
	2025		2024		Variance
	(Audited)		(Audited)
	Amount (USD)	% of total revenue	Amount (USD)	% of total revenue	Amount (USD)%
		(1)		(1)
Commission income	519,085	17%	-	-%	519,085	100%
Rental income	318	0%	895	0%	(577)	(64)%
Others	1	0%	1	0%	-	-%
Total other income	519,404	17%	896	0%	518,508	57,869%

(1)	Rounded values result in a displayed percentage of zero.

Our other income increased by USD518,508, or 57,869%, from USD896 for the fiscal year ended June 30, 2024 to USD519,404 for the fiscal year ended June 30, 2025.

The significant increase was mainly attributable to the recognition of commission income amounting to USD519,085 during the fiscal year ended June 30, 2025. This income arose from introductions made by us to a third-party online education service provider. We received a commission from the third party based on the number of successful client referrals who enrolled in their educational programs. These introductions were carried out under informal, non-exclusive referral arrangements, and are not part of our core business activities.

Rental income and others are incidental and non-recurring in nature and are not expected to have a material impact on our operating performance in future periods.

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General and administrative expenses

The following table sets forth the breakdown of our general and administrative expenses for the fiscal years indicated:

	For the fiscal years ended June 30,
	2025		2024		Variance
	(Audited)		(Audited)
	Amount (USD)	% of total revenue	Amount (USD)	% of total revenue	Amount (USD)%
		(1)		(1)
Directors’ remuneration	56,395	2%	-	-%	56,395	100%
Depreciation of right-of-use asset	8,503	0%	-	-%	8,503	100%
Depreciation of property, plant and equipment	6,591	0%	-	-%	6,591	100%
Staff related costs	154,035	5%	4,098	1%	149,937	3,659%
Bank charges	130	0%	27	0%	103	381%
Professional fee	36,888	1%	2,315	1%	34,573	1,493%
Travelling, office and utilities	47,133	2%	6,817	2%	40,316	591%
Provision for expected credit loss	10,345	0%	81	0%	10,264	12,672%
Withholding tax expenses	65,967	2%	-	-%	65,967	100%
Other administrative expenses	2,046	0%	-	-%	2,046	100%
Total general and administrative expenses	388,033	13%	13,338	5%	374,695	2,809%

(1)	Rounded values result in a displayed percentage of zero.

General and administrative expenses increased by USD374,695, or 2,809%, from USD13,338 for the fiscal year ended June 30, 2024 to USD388,033 for the fiscal year ended June 30, 2025. The increase was primarily attributable to higher staff-related costs, professional fees, and withholding tax expenses following the expansion of operations and workforce growth.

Key Movements

●	Directors’ remuneration amounted to USD56,395 in the fiscal year ended June 30, 2025, reflecting the introduction of director compensation during the year.

●	Depreciation of right-of-use asset increased by USD8,503 due to lease-related depreciation following the commencement of our tenancy at Wisma Life Care.

●	Depreciation of property, plant, and equipment of USD6,591 was recorded in the fiscal year 2025, attributable to the acquisition of new office equipment.

●	Staff-related costs increased by USD149,937, or 3,659%, from USD4,098 for the fiscal year ended June 30, 2024 to USD154,035 for the fiscal year ended June 30, 2025, primarily due to new hires and salary adjustments aligned with business expansion.

●	Professional fees increased by USD34,573, or 1,493%, from USD2,315 for the fiscal year ended June 30, 2024 to USD36,888 for the fiscal year ended June 30, 2025, mainly due to higher legal, audit, and consultancy costs associated with regulatory compliance, financial reporting, and the increased volume of business transactions.

●	Travelling, office, and utilities expenses increased by USD40,316, or 591%, from USD6,817 for the fiscal year ended June 30, 2024 to USD47,133 for the fiscal year ended June 30, 2025, primarily driven by expanded operational activities and administrative functions.

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●	Provision for expected credit loss increased by USD10,264, from USD81 for the fiscal year ended June 30, 2024 to USD10,345 for the fiscal year ended June 30, 2025, reflecting updated assessments of receivable recovery risks based on aging analysis.

●	Withholding tax expenses of USD65,967 were recognized for the fiscal year ended June 30, 2025, representing taxes withheld and remitted to the Inland Revenue Board of Malaysia (LHDN) in connection with advertising services purchased from Meta Platforms, Inc (Facebook).

Despite the significant increase in total administrative expenses, general and administrative costs accounted for 13% of total revenue for the fiscal year ended June 30, 2025, compared to 5% for the fiscal year ended June 30, 2024, consistent with the scaling of our operations and compliance functions to support business expansion.

Selling and distribution expenses

The following table sets forth the breakdown of our selling and distribution expenses for the fiscal years indicated:

	For the fiscal years ended June 30,
	2025		2024		Variance
	(Audited)		(Audited)
	Amount (USD)	% of total revenue	Amount (USD)	% of total revenue	Amount (USD)%

Advertisement	690,210	22%	51,209	19%	639,001	1,248%
Sales commission	238,670	8%	61,408	22%	177,262	289%
Marketing expenses	208,863	7%	9,819	4%	199,044	2,027%
Total selling and distribution expenses	1,137,743	37%	122,436	45%	1,015,307	829%

Selling and distribution expenses increased by USD1,015,307, or 829%, from USD122,436 for the fiscal year ended June 30, 2024 to USD1,137,743 for the fiscal year ended June 30, 2025. The increase was primarily attributable to expanded marketing activities, higher advertising expenditures, and increased sales commissions associated with our revenue growth and promotional campaigns.

Key Movements

●	Advertisement increased by USD639,001, or 1,248%, from USD51,209 in the fiscal year ended June 30, 2024 to USD690,210 in the fiscal year ended June 30, 2025, primarily due to intensified advertising and promotional initiatives aimed at strengthening brand visibility and driving customer acquisition.

●	Sales commission increased by USD177,262, or 289%, from USD61,408 in the fiscal year ended June 30, 2024 to USD238,670 in the fiscal year ended June 30, 2025, mainly due to higher incentive payouts tied to increased transaction volume and customer conversions.

●	Marketing expenses increased by USD199,044, or 2,027%, from USD9,819 in the fiscal year ended June 30, 2024 to USD208,863 in the fiscal year ended June 30, 2025, reflecting broader marketing campaigns, participation in community engagement events, and promotional partnerships to enhance brand reach.

45

Despite the significant year-over-year increase in total selling and distribution expenses, these costs represented 37% of total revenue for the fiscal year ended June 30, 2025, compared to 45% for the fiscal year ended June 30, 2024. The lower proportion to revenue reflects improved cost efficiency and stronger sales leverage, as our marketing investments translated into higher sales growth and brand recognition.

Finance costs

	For the fiscal years ended June 30,
	2025		2024		Variance
	(Audited)		(Audited)
	Amount (USD)	% of total revenue	Amount (USD)	% of total revenue	Amount (USD)%
		(1)
Interest expense on lease liability	1,572	0%	-	-%	1,572	100%
Total finance costs	1,572	0%	-	-%	1,572	100%

(1) Rounded values result in a displayed percentage of zero.

Finance costs amounted to USD1,572 for the fiscal year ended June 30, 2025, compared with nil for the fiscal year ended June 30, 2024.

The increase was primarily attributable to interest expenses recognized on lease liabilities related to our tenancy at Wisma Life Care. The lease was newly commenced during the fiscal year and resulted in the recognition of interest charges on the associated lease obligation.

Provision for Income Taxes

Provision for income taxes increased by USD318,288, or 9,231%, from USD3,448 for the fiscal year ended June 30, 2024, to USD321,736 for the fiscal year ended June 30, 2025. The increase was primarily attributable to higher taxable income generated during the year, in line with our substantial revenue growth and improved profitability.

Our wholly owned subsidiary, Dami Strategies, is subject to the income tax laws of Malaysia. Income tax provisions are calculated based on applicable tax rates on taxable income in accordance with existing legislation, interpretations, and prevailing practices.

Under the Malaysian Income Tax Act 1967, companies incorporated in Malaysia are generally subject to a statutory corporate income tax rate of 24%. However, small and medium-sized enterprises (“SME(s)”)—defined as companies with paid-in capital of MYR 2,500,000 or less and gross income not exceeding MYR 50 million—are eligible for preferential rates of 15% on the first MYR 150,000 of chargeable income, 17% on the next MYR 450,000, with the balance taxed at the standard 24% rate.

46

For the fiscal years ended June 30, 2025 and 2024, Dami Strategies qualified for and benefited from the SME preferential tax rate, resulting in a lower effective tax rate relative to the statutory rate. Confirmation of the applicable tax rate, SME qualification, and any tax exemptions will be verified by our Malaysian tax advisors.

Net Income

Net income increased by USD884,180, or 1,652%, from USD53,508 for the fiscal year ended June 30, 2024, to USD937,688 for the fiscal year ended June 30, 2025. The significant increase was primarily driven by strong revenue growth from our early childhood education and parental support services, supported by higher customer acquisition, expanded marketing initiatives, and improved operational efficiency.

The increase in profitability also reflected economies of scale, as total revenue grew at a faster rate than operating expenses, resulting in an improved gross profit margin and better cost leverage. The improvement was further supported by effective cost management in administrative functions, efficient marketing expenditure utilization, and higher productivity across service delivery operations.

Our net profit margin strengthened to 30% for the fiscal year ended June 30, 2025, compared to 20% for the fiscal year ended June 30, 2024, underscoring the scalability and efficiency of our business model as operations expanded.

Management believes that continued focus on cost optimization, professional service quality, and disciplined expansion will support stable earnings growth and profitability in future fiscal periods.

Periods Ended December 31, 2025 and 2024

The following table sets forth a summary of our results of operations for the periods indicated:

	For the six months ended December 31,
	2025		2024
	(Unaudited)		(Unaudited)		Variance
	Amount (USD)	% of total revenue	Amount (USD)	% of total revenue	Amount (USD)%
		(1)		(1)
Revenue	2,895,149	100%	1,437,416	100%	1,457,733	101%
Cost of sales	(771,844)	(27)%	(397,593)	(28)%	(374,251)	94%
Gross profit	2,123,305	73%	1,039,823	72%	1,083,482	104%
Other income	51,082	2%	246,552	17%	(195,470)	(79)%
General and administrative expenses	(284,319)	(10)%	(106,027)	(7)%	(178,292)	168%
Selling and distribution expenses	(529,947)	(18)%	(595,143)	(41)%	65,196	(11)%
Profit from operations	1,360,121	47%	585,205	41%	774,916	132%
Finance costs	(1,386)	-%	-	-%	(1,386)	100%
Profit before tax	1,358,735	47%	585,205	41%	773,530	132%
Income tax expenses	(344,564)	(12)%	(139,635)	(10)%	(204,929)	147%
Net income	1,014,171	35%	445,570	31%	568,601	128%

(1) Rounded values result in a displayed percentage of zero.

Revenue

The following table sets forth our revenue stream for the periods indicated:

	For the six months ended December 31,
	2025		2024
	(Unaudited)		(Unaudited)		Variance
	Amount (USD)	% of total revenue	Amount (USD)	% of total revenue	Amount (USD)%

Revenue from parental support and developmental education services	2,895,149	100%	1,437,416	100%	1,457,733	101%
Total revenue	2,895,149	100%	1,437,416	100%	1,457,733	101%

Our revenue increased by USD1,457,733, or 101%, from USD1,437,416 for the six months ended December 31, 2024 to USD2,895,149 for the six months ended December 31, 2025.

47

The increase was primarily attributable to a continued rise in the number of consultations and developmental assessments conducted during the period, reflecting sustained market demand and effective customer acquisition strategies. During the six months ended December 31, 2025, we continued to expand our outreach through parental workshops, digital marketing initiatives, and referral programs, which contributed to higher client engagement and repeat consultations.

All of our revenue for both periods was derived from early childhood education and parental support services, including developmental assessments, personalized consultations, and guided learning programs. The increase also reflects improved conversion rates from new customers and continued participation by existing families, supported by our standardized consultation framework and enhanced operational capacity.

Management believes that continued brand visibility, word-of-mouth referrals, and deeper penetration in the early childhood education market are expected to support sustained revenue growth in subsequent periods.

Cost of sales

The following table sets forth our cost of sales by nature of expense for the periods indicated:

	For the six months ended December 31,
	2025		2024
	(Unaudited)		(Unaudited)		Variance
	Amount (USD)	% of total revenue	Amount (USD)	% of total revenue	Amount (USD)%
		(1)		(1)
Purchase	616,538	22%	318,094	23%	298,444	94%
Consultation fee	12,692	-%	20,868	1%	(8,176)	(39)%
Packaging expenses	104,095	4%	2,758	-%	101,337	3,674%
Processing fees	38,519	1%	55,873	4%	(17,354)	(31)%
Total cost of sales	771,844	27%	397,593	28%	374,251	94%

(1) Rounded values result in a displayed percentage of zero.

Cost of sales primarily consists of costs directly attributable to the delivery of our services, including purchase costs, consultation fees, packaging expenses and processing fees. Consultation fees represent compensation paid to consultants who provide consultation and coaching services to our clients as part of our integrated service offerings.

Our cost of sales increased by USD374,251, or 94%, from USD397,593 for the six months ended December 31, 2024 to USD771,844 for the six months ended December 31, 2025. The increase was primarily attributable to higher procurement of developmental assessment kits and increased service-related costs, consistent with the growth in sales volume and customer base during the period.

Procurement and material costs increased due to higher demand for assessment kits sourced from independent third-party suppliers. Packaging expenses also increased significantly, primarily driven by higher order volumes and delivery activities. These increases were partially offset by a decrease in consultation fees and processing fees, reflecting changes in service mix and payment processing costs during the period.

Despite the increase in total cost of sales, cost of sales as a percentage of total revenue slightly decreased from 28% for the six months ended December 31, 2024 to 27% for the six months ended December 31, 2025, reflecting improved operational efficiency and economies of scale.

Key Movements

•	Purchase increased by USD298,444, or 94%, from USD318,094 for the six months ended December 31, 2024 to USD616,538 for the six months ended December 31, 2025, primarily due to higher procurement of developmental assessment kits and educational materials to support increased sales volume.
•	Consultation fees decreased by USD8,176, or 39%, from USD20,868 for the six months ended December 31, 2024 to USD12,692 for the six months ended December 31, 2025, mainly reflecting changes in service delivery structure and utilization of internal resources. Consultation fees represent compensation paid to third-party consultants engaged by us to provide consultation, coaching and related professional services to our clients as part of our integrated service offerings.
•	Packaging expenses increased by USD101,337, or 3,674%, from USD2,758 for the six months ended December 31, 2024 to USD104,095 for the six months ended December 31, 2025, consistent with higher order volumes and expanded delivery activities.
•	Processing fees decreased by USD17,354, or 31%, from USD55,873 for the six months ended December 31, 2024 to USD38,519 for the six months ended December 31, 2025, primarily due to improved payment processing efficiency and changes in transaction channels.

48

Gross profit

Our gross profit increased by USD1,083,482, or 104%, from USD1,039,823 for the six months ended December 31, 2024 to USD2,123,305 for the six months ended December 31, 2025. The increase was primarily attributable to strong revenue growth from our early childhood education and parental support services, which outpaced the increase in total cost of sales during the period.

The improvement in gross profit margin, from 72% for the six months ended December 31, 2024 to 73% for the six months ended December 31, 2025, reflects enhanced operational efficiency and economies of scale as we expanded our service volume. The increase also demonstrates improved cost leverage achieved through higher utilization of our standardized consultation framework and more efficient procurement management.

Our continued focus on optimizing resource allocation, streamlining service delivery, and leveraging scalable operational processes contributed to maintaining strong profitability despite increased service-related costs. Management believes that sustained demand for our services and continued operational efficiency will support stable gross margins in future periods.

Other income

The following table sets forth the breakdown of our other income for the periods indicated:

	For the six months ended December 31,
	2025		2024
	(Unaudited)		(Unaudited)		Variance
	Amount (USD)	% of total revenue	Amount (USD)	% of total revenue	Amount (USD)%
		(1)		(1)
Commission income	51,082	2%	246,236	17%	(195,154)	(79)%
Rental income	-	-%	316	-%	(316)	(100)%
Total other income	51,082	2%	246,552	17%	(195,470)	(79)%

(1) Rounded values result in a displayed percentage of zero.

Our other income decreased by USD195,470, or 79%, from USD246,552 for the six months ended December 31, 2024 to USD51,082 for the six months ended December 31, 2025.

The decrease was mainly attributable to a lower level of commission income recognized during the six months ended December 31, 2025. Commission income amounted to USD51,082 for the six months ended December 31, 2025, compared to USD246,236 for the six months ended December 31, 2024. This income arose from introductions made by us to a third-party online education service provider. We received a commission from the third party based on the number of successful client referrals who enrolled in their educational programs. These introductions were carried out under informal, non-exclusive referral arrangements, and are not part of our core business activities.

Rental income and others are incidental and non-recurring in nature and are not expected to have a material impact on our operating performance in future periods.

General and administrative expenses

The following table sets forth the breakdown of our general and administrative expenses for the periods indicated:

	For the six months ended December 31,
	2025		2024
	(Unaudited)		(Unaudited)		Variance
	Amount (USD)	% of total revenue	Amount (USD)	% of total revenue	Amount (USD)%
		(1)		(1)
Director remuneration	19,110	1%	28,702	2%	(9,592)	(33)%
Depreciation of right-of-use asset	8,937	-%	-	-%	8,937	100%
Depreciation of property, plant and equipment	3,687	-%	873	-%	2,814	322%
Staff related costs	158,569	5%	17,524	1%	141,045	805%
Bank charges	531	-%	60	-%	471	785%
Professional fee	9,928	1%	8,500	1%	1,428	17%
Travelling, office and utilities	25,301	1%	17,602	1%	7,699	44%
Provision for expected credit loss	25,554	1%	2,647	-%	22,907	865%
Witholding tax expenses	29,100	1%	28,526	2%	574	2%
Other administrative expenses	3,602	-%	1,593	-%	2,009	126%
Total general and administrative expenses	284,319	10%	106,027	7%	178,292	168%

(1) Rounded values result in a displayed percentage of zero.

49

General and administrative expenses increased by USD178,292, or 168%, from USD106,027 for the six months ended December 31, 2024 to USD284,319 for the six months ended December 31, 2025. The increase was primarily attributable to higher staff-related costs, provision for expected credit loss, and other administrative expenses in line with the expansion of our operations.

Key Movements

•	Directors’ remuneration decreased by USD9,592, or 33%, from USD28,702 for the six months ended December 31, 2024 to USD19,110 for the six months ended December 31, 2025, reflecting adjustments in director compensation during the period.
•	Depreciation of right-of-use asset amounted to USD8,937 for the six months ended December 31, 2025, compared to nil for the six months ended December 31, 2024, attributable to lease-related depreciation.
•	Depreciation of property, plant and equipment increased by USD2,814, or 322%, from USD873 for the six months ended December 31, 2024 to USD3,687 for the six months ended December 31, 2025, due to the acquisition of additional office equipment.
•	Staff-related costs increased by USD141,045, or 805%, from USD17,524 for the six months ended December 31, 2024 to USD158,569 for the six months ended December 31, 2025, primarily due to workforce expansion and salary adjustments in line with business growth.
•	Bank charges increased by USD471, or 785%, from USD60 for the six months ended December 31, 2024 to USD531 for the six months ended December 31, 2025, consistent with higher transaction volumes.
•	Professional fees increased by USD1,428, or 17%, from USD8,500 for the six months ended December 31, 2024 to USD9,928 for the six months ended December 31, 2025, mainly due to higher legal and consultancy costs.
•	Travelling, office and utilities increased by USD7,699, or 44%, from USD17,602 for the six months ended December 31, 2024 to USD25,301 for the six months ended December 31, 2025, primarily driven by expanded operational activities.
•	Provision for expected credit loss increased by USD22,907, or 865%, from USD2,647 for the six months ended December 31, 2024 to USD25,554 for the six months ended December 31, 2025, reflecting updated assessments of receivable recoverability based on aging analysis.
•	Withholding tax expenses increased by USD574, or 2%, from USD28,526 for the six months ended December 31, 2024 to USD29,100 for the six months ended December 31, 2025.
•	Other administrative expenses increased by USD2,009, or 126%, from USD1,593 for the six months ended December 31, 2024 to USD3,602 for the six months ended December 31, 2025.

Despite the significant increase in total general and administrative expenses, general and administrative costs accounted for 10% of total revenue for the six months ended December 31, 2025, compared to 7% for the six months ended December 31, 2024, consistent with the scaling of our operations and administrative functions to support business expansion.

Selling and distribution expenses

The following table sets forth the breakdown of our selling and distribution expenses for the periods indicated:

	For the six months ended December 31,
	2025		2024
	(Unaudited)		(Unaudited)		Variance
	Amount (USD)	% of total revenue	Amount (USD)	% of total revenue	Amount (USD)%

Advertisement	365,999	13%	364,384	25%	1,615	0%
Sales commission	14,902	1%	199,428	14%	(184,526)	(93)%
Marketing expenses	149,046	5%	31,331	2%	117,715	376%
Total selling and distribution expenses	529,947	18%	595,143	41%	(65,196)	(11)%

Selling and distribution expenses decreased by USD65,196, or 11%, from USD595,143 for the six months ended December 31, 2024 to USD529,947 for the six months ended December 31, 2025. The decrease was primarily attributable to lower sales commission expenses during the period, partially offset by an increase in marketing expenses.

Key Movements

•	Advertisement increased by USD1,615, or approximately 0%, from USD364,384 for the six months ended December 31, 2024 to USD365,999 for the six months ended December 31, 2025, reflecting relatively stable advertising expenditure during the period.
•	Sales commission decreased by USD184,526, or 93%, from USD199,428 for the six months ended December 31, 2024 to USD14,902 for the six months ended December 31, 2025, mainly due to changes in commission structure and reduced reliance on commission-based sales channels.
•	Marketing expenses increased by USD117,715, or 376%, from USD31,331 for the six months ended December 31, 2024 to USD149,046 for the six months ended December 31, 2025, reflecting expanded marketing campaigns and increased promotional activities to enhance brand visibility and customer engagement.

Despite the year-over-year decrease in total selling and distribution expenses, these costs represented 18% of total revenue for the six months ended December 31, 2025, compared to 41% for the six months ended December 31, 2024. The lower proportion to revenue reflects improved cost efficiency and stronger sales leverage, as our marketing efforts translated into higher sales growth and increased brand recognition.

Finance costs

	For the six months ended December 31,
	2025		2024
	(Unaudited)		(Unaudited)		Variance
	Amount (USD)	% of total revenue	Amount (USD)	% of total revenue	Amount (USD)%
		(1)
Interest expense on lease liability	1,386	-%	-	-%	1,386	100%
Total finance costs	1,386	-%	-	-%	1,386	100%

(1) Rounded values result in a displayed percentage of zero.

50

Finance costs amounted to USD1,386 for the six months ended December 31, 2025, compared with nil for the six months ended December 31, 2024.

The increase was primarily attributable to interest expenses recognized on lease liabilities related to our tenancy. The lease resulted in the recognition of interest charges on the associated lease obligation during the period.

Provision for Income Taxes

Provision for income taxes increased by USD204,929, or 147%, from USD139,635 for the six months ended December 31, 2024 to USD344,564 for the six months ended December 31, 2025. The increase was primarily attributable to higher taxable income generated during the period, in line with our revenue growth and improved profitability.

Our wholly owned subsidiary, Dami Strategies, is subject to the income tax laws of Malaysia. Income tax provisions are calculated based on applicable tax rates on taxable income in accordance with existing legislation, interpretations, and prevailing practices.

Under the Malaysian Income Tax Act 1967, companies incorporated in Malaysia are generally subject to a statutory corporate income tax rate of 24%. However, small and medium-sized enterprises (“SME(s)”)—defined as companies with paid-in capital of MYR 2,500,000 or less and gross income not exceeding MYR 50 million—are eligible for preferential rates of 15% on the first MYR 150,000 of chargeable income, 17% on the next MYR 450,000, with the balance taxed at the standard 24% rate.

For the six months ended December 31, 2025 and 2024, Dami Strategies qualified for and benefited from the SME preferential tax rate, resulting in a lower effective tax rate relative to the statutory rate. Confirmation of the applicable tax rate, SME qualification, and any tax exemptions will be verified by our Malaysian tax advisors.

Net Income

Net income increased by USD568,601, or 128%, from USD445,570 for the six months ended December 31, 2024 to USD1,014,171 for the six months ended December 31, 2025. The increase was primarily driven by strong revenue growth from our early childhood education and parental support services, supported by higher customer acquisition and improved operational efficiency.

The increase in profitability also reflected economies of scale, as total revenue grew at a faster rate than operating expenses, resulting in an improved gross profit margin and better cost leverage. The improvement was further supported by effective cost management in administrative functions, efficient marketing expenditure utilization, and higher productivity across service delivery operations.

Our net profit margin strengthened to 35% for the six months ended December 31, 2025, compared to 31% for the six months ended December 31, 2024, underscoring the scalability and efficiency of our business model as operations expanded.

Management believes that continued focus on cost optimization, professional service quality, and disciplined expansion will support stable earnings growth and profitability in future periods.

Liquidity and Capital Resources

We were incorporated in the Cayman Islands as a holding company, and our Cayman Islands holding company did not have active business operations as of December 31, 2025 and June 30, 2025, or as of the date of this prospectus. Our combined assets, liabilities, revenue, and net income primarily reflect the operations of our wholly owned subsidiary in Malaysia.

Our Malaysian subsidiary’s ability to transfer funds to us in the form of loans, advances, or cash dividends is not materially restricted under Malaysian law. The subsidiary is generally free to remit divestment proceeds, profits, dividends, or other income arising from our investment in Malaysia, provided such remittances are made in a foreign currency and comply with the Foreign Exchange Notices issued by Bank Negara Malaysia (the Central Bank of Malaysia). As of December 31, 2025, June 30, 2025 and June 30, 2024, the net assets of our Malaysian subsidiary were not subject to any restrictions, and no funds were transferred to the Cayman Islands holding company in the form of loans, advances, or cash dividends during those periods.

As of December 31, 2025 and June 30, 2025, and as of the date of this prospectus, there were no cash transfers between our Cayman Islands holding company and our Malaysian subsidiary in the form of loans, advances, or cash dividends. All funds were retained and utilized by the Malaysian subsidiary for working capital purposes. We have not been notified of any restrictions that could limit the subsidiary’s ability to deploy cash within Malaysia for operational needs.

51

Cash and Receivables

As of December 31, 2025 and June 30, 2025, we had USD848,386 and USD208,411 in cash and bank balances, compared to USD161,084 as of June 30, 2024. We also had USD 2,133,780, USD1,121,933 and USD33,961 in trade and other receivables as of December 31, 2025, June 30, 2025 and June 30, 2024, respectively. The increase in cash and receivables primarily reflects higher sales volume and stronger business growth during the year.

Credit Risk and Receivable Concentration

Net trade receivables increased from US$439,236 as of June 30, 2025 to US$1,419,978 as of December 31, 2025, primarily due to increased revenues generated during the six months ended December 31, 2025, including increased sales to newly onboarded corporate and institutional customers that purchased assessment report packages in bulk. The increase also reflected timing differences in customer collections near period end.

The increase in past-due trade receivables as of December 31, 2025 primarily reflected the timing of customer payments and collection cycles rather than any deterioration in customer credit quality. As of December 31, 2025, gross past-due trade receivables were US$959,061, of which US$790,482 was less than 60 days past due, US$107,149 was 61 to 90 days past due, and US$61,430 was more than 90 days past due. A provision for expected credit losses is recognized to reflect estimated recoverability risks. As of December 31, 2025, June 30, 2025 and June 30, 2024, our allowance for expected credit losses amounted to USD37,672, USD5,420 and USD80, respectively.

Management evaluates the collectability of trade receivables on a regular basis by considering customer payment history, aging of outstanding balances, subsequent collections, and other relevant factors. As of the date of this prospectus, the Company had collected US$1,457,650, representing 100% of the gross trade receivables outstanding as of December 31, 2025. Accordingly, the Company believes that no material collectability issues existed as of December 31, 2025 and that no known material adverse trends affecting collectability were present.

Following the increase in sales volume to corporate and institutional customers, management reviewed customer payment behavior and credit terms and continues to monitor the payment performance of such customers. As part of its ongoing credit risk management procedures, the Company may require deposits, partial prepayments, or adjusted credit terms for selected large-volume customers based on order size, payment history, and credit profile.

Management believes that our overall credit risk exposure remains manageable, supported by active collection efforts and the historically strong payment performance of our customers. Nevertheless, we remain vigilant in monitoring customer credit risk and maintaining adequate allowance levels in line with IFRS 9 requirements.

Working Capital and Cash Flow Outlook

As of December 31, 2025 and June 30, 2025, our working capital balance amounted to approximately USD1,778,830, and USD712,510 respectively, compared to USD32,023 as of June 30, 2024. The significant improvement in our working capital position was primarily attributable to higher trade receivables generated from increased business activities and stronger cash balances resulting from improved operating performance during the year.

In assessing our liquidity, management continuously monitors and analyzes our cash on hand, operating cash flow generation, and commitments for operating and capital expenditures. Based on our current financial position and operating plans, we believe that our available cash resources and projected operating cash flows will be sufficient to meet our working capital and capital expenditure requirements for at least the next twelve months.

52

Cash Flows Analysis

Fiscal Years Ended June 30, 2025 and 2024

The following table sets forth summary of our cash flows for the fiscal years indicated:

	For the fiscal years ended June 30,
	2025	2024
	(Audited)	(Audited)
	USD	USD

Net cash from operating activities	323,624	161,065
Net cash used in investing activities	(34,443)	-
Net cash (used in)/from financing activities	(262,451)	639
Net increase in cash and cash equivalents	26,730	161,704
Effect of exchange translation differences on cash and cash equivalents	20,597	(855)
Net increase in cash	47,327	160,849
Cash and cash equivalents, beginning of year	161,084	235
Cash and cash equivalents, end of year	208,411	161,084

Operating Activities

Net cash from operating activities was USD323,624 for the fiscal year ended June 30, 2025, primarily consisting of:

●	Profit before tax of USD1,259,424 for the year;
●	An increase in trade and other receivable of USD1,036,942, reflecting higher sales volume and timing differences in collections from customers;
●	An increase in trade and other payable of USD155,973, corresponding to greater purchasing activity and timing of supplier payments; and
●	Taxes paid of USD71,497, consistent with higher taxable income for the year.

Net cash from operating activities was USD161,065 for the fiscal year ended June 30, 2024, primarily consisting of:

●	Profit before tax of USD56,956 for the year;
●	An increase in trade and other receivable of USD34,141, mainly from higher service billings toward year-end; and
●	An increase in trade and other payable of USD138,250, due to timing of operational payments.

The significant improvement in operating cash flows in the fiscal year 2025 reflects stronger profitability and effective working capital management compared to the prior year.

Investing Activities

Cash used in investing activities was USD34,443 for the fiscal year ended June 30, 2025, solely due to the purchase of property, plant, and equipment. These investments were made to support operational growth.

53

Financing Activities

Cash used in financing activities was USD262,451 for the fiscal year ended June 30, 2025, primarily consisting of one-off dividends paid of USD253,599 and lease liability repayments of USD8,857.

For the fiscal year ended June 30, 2024, cash from financing activities totaled USD639, representing an advance from a director during the year.

Periods Ended December 31, 2025 and 2024

The following table sets forth summary of our cash flows for the periods indicated:

	For the six months ended December 31,
	2025	2024
	(Unaudited)	(Unaudited)
	USD	USD

Net cash from operating activities	413,558	308,892
Net cash used in investing activities	(4,370)	(29,421)
Net cash from/(used in) financing activities	203,635	(310,334)
Net increase in cash and cash equivalents	612,823	(30,863)
Effect of exchange translation differences on cash and cash equivalents	27,152	9,107
Net increase in cash	639,975	(21,756)
Cash and cash equivalents, beginning of period	208,411	161,084
Cash and cash equivalents, end of period	848,386	139,328

Operating Activities

Net cash from operating activities was USD413,558 for the six months ended December 31, 2025, primarily consisting of:

●	Profit before tax of USD1,358,735 for the period;
●	Adjustments for non-cash items, including depreciation of property, plant and equipment, depreciation of right-of-use assets, and allowance for expected credit losses;
●	An increase in trade and other receivables of USD965,817, reflecting higher sales volume and timing differences in collections from customers;
●	An increase in trade and other payables of USD91,335, corresponding to increased operational activities and timing of supplier payments; and
●	Income taxes paid of USD38,650, consistent with taxable income generated during the period.

Net cash from operating activities was USD308,892 for the six months ended December 31, 2024, primarily consisting of:

●	Profit before tax of USD585,205 for the period;
●	Adjustments for non-cash items, including depreciation and allowance for expected credit losses;
●	An increase in trade and other receivables of USD400,168, mainly from higher service billings; and
●	An increase in trade and other payables of USD137,788, due to timing of operational payments

The increase in operating cash flows in the six months ended December 31, 2025 reflects improved operating performance and working capital management compared to the prior period.

Investing Activities

Cash used in investing activities was USD4,370 for the six months ended December 31, 2025, primarily due to the purchase of property, plant, and equipment.

Cash used in investing activities was USD29,421 for the six months ended December 31, 2024, also attributable to the purchase of property, plant, and equipment.

Financing Activities

Net cash from financing activities was USD203,635 for the six months ended December 31, 2025, primarily consisting of advance from a director amounting to USD213,440, partially offset by lease liability repayments of USD8,419 and interest payments of USD1,386.

Net cash used in financing activities was USD310,334 for the six months ended December 31, 2024, primarily consisting of dividend payments of USD253,599, together with lease liability repayments and interest payments.

Contractual Obligation and Off-Balance Sheet Arrangements

Contractual Obligations

The following table summarizes our contractual obligations as of December 31, 2025 and June 30, 2025:

December 31, 2025

	On demand within 1 year	1 to 2 years	Total

Lease liabilities	20,744	19,015	39,759
	20,744	19,015	39,759

June 30, 2025

	On demand within 1 year	1 to 2 years	Total

Lease liabilities	19,751	28,330	48,081
	19,751	28,330	48,081

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Off-balance Sheet Arrangements

We did not have any off-balance sheet arrangements as of December 31, 2025, June 30, 2025 and 2024.

Trend Information

Other than as disclosed elsewhere in this prospectus, we are not aware of any trends, uncertainties, demands, commitments, or events that are reasonably likely to have a material effect on our net revenue, income from continuing operations, profitability, liquidity, or capital resources, or that would cause reported financial information not necessarily to be indicative of future operating results or financial condition.

Inflation

Inflation does not materially affect our business or the results of our operations.

Seasonality

We have not experienced any material seasonal fluctuations in our revenue or results of operations, and management does not believe our business is subject to seasonality.

Material Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our financial statements. These financial statements are prepared in accordance with International Financial Reporting Standards (“IFRS”), which requires us to make estimates and assumptions that affect the reported amounts of our assets and liabilities and revenue and expenses, to disclose contingent assets and liabilities on the date of the financial statements, and to disclose the reported amounts of revenue and expenses incurred during the financial reporting period. We continue to evaluate these estimates and assumptions that we believe to be reasonable under the circumstances. We rely on these evaluations as the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from those estimates. Some of our accounting policies require higher degrees of judgment than others in their application. We believe that the critical accounting policies as disclosed in this prospectus reflect the more significant judgments and estimates used in preparation of our financial statements. Furthermore, we have considered the transition requirements of IFRS and have made any necessary adjustments to comply with the effective dates of new or revised accounting standards. As a result, these financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements.

The following critical accounting policies rely upon assumptions and estimates and were used in the preparation of our combined financial statements:

Uses of Estimates

In preparing the combined financial statements in conformity with IFRS, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. These estimates are based on information as of the date of the combined financial statements. Significant estimates required to be made by management include the valuation of accounts receivable, revenue recognition, provision for income tax and foreign currency translation. Actual results could differ from those estimates.

Accounts Receivable, Net

Accounts receivable primarily consist of trade and other receivables. Accounts receivable are presented net of provision for expected credit loss. We use a provision matrix to calculate expected credit loss for trade receivables. The provision rates are based on number of days past due. The provision matrix is initially based on the our historical observed default rates. The Group will calibrate the matrix to adjust the historical credit loss experience. At every reporting date, the historical observed default rates are updated and changes in the forward-looking estimates are analyzed. The assessment of the correlation between historical observed default rates, forecast economic conditions and expected credit loss is a significant estimate. Our historical credit loss experience and forecast of economic conditions may not be representative of customer’s actual default in the future. As of December 31, 2025, June 30, 2025 and 2024, provision for expected credit loss amounted to USD37,672, USD5,420 and USD80, respectively.

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Revenue Recognition

We recognize revenue in accordance with IFRS 15 Revenue from Contracts with Customers, which establishes a five-step model for the recognition of revenue arising from contracts with customers. Revenue is measured based on the consideration specified in the contract with the customer and is recognized when control of the goods or services is transferred to the customer.

Our primary source of revenue is from parental support and developmental education services, which include the provision of developmental assessments, the preparation and delivery of the Scientific Parenting Report, and related consultation services.

Identification of Performance Obligations

Our customer contracts comprise the Scientific Parenting Report and limited follow-up support services such as consultations or online workshops. These components are highly interrelated, as the complimentary services are provided to help customers interpret and apply the results of the report, are not separately priced, and cannot be meaningfully consumed on their own. Accordingly, they are accounted for together as a single performance obligation, with revenue recognized when the Scientific Parenting Report is delivered to the customer.

Timing of Revenue Recognition

Revenue is recognized at a point in time when the Scientific Parenting Report is delivered to the customer. At this point, the customer obtains control of the promised service, and our single performance obligation is fully satisfied.

Measurement of Revenue

The transaction price corresponds to the amount stated in the customer invoice, exclusive of sales tax. There is no variable consideration, significant financing component, or non-cash consideration involved in our contracts with customers.

Income Tax

We account for current income taxes in accordance with the laws of the relevant tax authorities. Deferred income taxes are recognized when temporary differences exist between the tax bases of assets and liabilities and their reported amounts in the combined financial statements. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

An uncertain tax position is recognized only if it is “more likely than not” that the tax position would be sustained in a tax examination. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred. No significant penalties or interest relating to income taxes were incurred during the periods presented. We do not believe there was any uncertain tax provision as of December 31, 2025, June 30, 2025 and 2024.

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Our operating subsidiary in Malaysia is subject to the income tax laws of Malaysia. No significant income was generated outside Malaysia for the periods presented. As of December 31, 2025 and June 30, 2025, all of the tax returns of our Malaysian subsidiary remained open for statutory examination by relevant tax authorities.

Foreign Currency Translation

Our combined financial statements are presented in USD, which is our presentation currency, while the functional currency of our Malaysian operating subsidiary is the Malaysian Ringgit (“MYR”). Assets and liabilities are translated at the exchange rate prevailing at the balance sheet date, and income and expense items are translated at the average exchange rate for the reporting period. Equity transactions are translated at historical rates. Translation differences are recognized in other comprehensive income.

For the periods presented, the following exchange rates were used for translation purposes:

●	Six months ended December 31, 2025 – average rate: MYR 4.1894 = USD1.00; closing rate (December 31, 2025): MYR 4.0610 = USD1.00
●	Fiscal year ended June 30, 2025 – average rate: MYR4.4032 = USD1.00; closing rate (June 30, 2025): MYR4.2125 = USD1.00
●	Fiscal year ended June 30, 2024 – average rate: MYR4.6946 = USD1.00; closing rate (June 30, 2024): MYR4.7195 = USD1.00

Management believes that fluctuations in the MYR/USD exchange rate may affect the comparability of financial results reported in USD, though they do not affect the underlying business performance of our Malaysian operations.

Recent Accounting Pronouncements

We consider the applicability and impact of all accounting standards updates (“ASUs”). Management periodically reviews new accounting standards that are issued.

Recently Adopted Accounting Pronouncements

We have adopted all the amendments to standards issued by the International Accounting Standards Board (“IASB”) which are relevant to the Company and are effective for annual financial period beginning on and after 1 July 2024.

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Recent Accounting Pronouncements Not Yet Adopted

We have not applied the following new standards and amendments to standards that have been issued by the IASB but are not yet effective for the Company:

Effective Date
Amendments to IFRS 9 and IFRS 7	Amendments to the Classification and Measurement of Financial Instruments	1 January 2026
Amendments to IFRS 9 and IFRS 7	Contract Referencing Nature-dependent Electricity	1 January 2026
Annual Improvements — Volume 11	Annual Improvement to IFRS Accounting Standards - Volume 11	1 January 2026
● Amendments to IFRS 1
● Amendments to IFRS 7
● Amendments to IFRS 9
● Amendments to IFRS 10
● Amendments to IAS 7
Amendments to IFRS 18	Presentation and Disclosure in Financial Statements	1 January 2027
Amendments to IFRS 19	Subsidiaries without Public Accountability: Disclosures	1 January 2027
Amendments to IFRS 10 and IAS 28	Sales or Contribution of Assets between an Investor and its Associate or Joint Venture	Deferred until further notice

The Group intends to adopt the above new standards and amendments to standards, if applicable, when they become effective. The initial application of the above-mentioned new standards and amendments to standards are not expected to have any significant impacts on the combined financial statements of the Group except as disclosed below:

IFRS 18 Presentation and Disclosure in Financial Statements

IFRS 18 will replace IAS 1 Presentation of Financial Statements. It preserves the majority requirements of IAS 1 while introducing additional requirements. In addition, narrow-scope amendments have been made to IAS 7 Statement of Cash Flows and some requirements of IAS 1 have been moved to IAS 8 Basis of Preparation of Financial Statements.

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QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Inflation Risk

Inflationary factors, such as increases in personnel and overhead costs, could impair our operating results. Although we do not believe that inflation has had a material impact on our financial position or results of operations to date, a high rate of inflation in the future may have an adverse effect on our ability to maintain current levels of gross margin and operating expenses as a percentage of sales revenue if the revenues do not increase with such increased costs.

Interest Rate Risk

We are exposed to cash flow interest rate risk in relation to bank loans, bank overdrafts and a recourse receivables purchase facility with variable interest rates which is partially offset by bank balances held at variable rates. It is the Group’s policy to keep its borrowings at variable rates at a minimum so as to minimize the fair value interest rate risk.

Credit Risk

We are potentially exposed to credit risks associated with deposits held in financial institutions. The aggregate amount of deposits in financial institutions exceeding the insurance limits set by Perbadanan Insurans Deposit Malaysia (PIDM) is RM 250,000 per depositor per bank, which may be at risk in the event of a financial institution default. We regularly assess and monitor credit risks associated with our deposit accounts. For credit risks related to trade and other receivables we maintain an allowance for expected credit losses on trade and other receivables which is determined based on historical credit loss experience, current economic conditions, and other relevant factors that may affect the collectability of receivables. We will continue to monitor the creditworthiness of our receivables.

Credit risk is controlled by the application of credit approvals, limits and monitoring procedures. We manage credit risk through regularly evaluating the collectability of financial assets, based on a combination of factors such as credit worthiness, past transaction history, current economic industry trends and changes in payment patterns. We identify credit risk collectively based on industry and customer type. In measuring the credit risk of our sales to our customers, we mainly reflect the “probability of default” by the customer on its contractual obligations and consider the current financial position of the customer and the current and likely future exposures to the customer.

Liquidity Risk

We are also exposed to liquidity risk, which is risk that we will be unable to provide sufficient capital resources and liquidity to meet our commitments and business needs. Our exposure to liquidity and cash flow risks arises primarily from mismatches of the maturities of financial assets and liabilities. It is our objective to maintain a balance between continuity of funding and flexibility through the internally generated funds. Liquidity risk is controlled by the application of financial position analysis and monitoring procedures. To manage liquidity risk, the Group monitors and maintains a level of cash and cash equivalents deemed adequate by the management to finance the Group’s operations and mitigate the effects of fluctuations in cash flows.

Foreign Exchange Risk

While our reporting currency is the U.S. dollar, almost all of our combined revenues and combined costs and expenses are denominated in Malaysia Ringgit. All of our assets are denominated in Malaysia Ringgit. As a result, we are exposed to foreign exchange risk as our revenues and results of operations may be affected by fluctuations in the exchange rate between the U.S. dollar and the Malaysia Ringgit. If the Malaysia Ringgit depreciates against the U.S. dollar, the value of our Malaysia Ringgit revenues, earnings and assets as expressed in our U.S. dollar financial statements will decline. We have not entered into any hedging transactions in an effort to reduce our exposure to foreign exchange risk.

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OUR CORPORATE STRUCTURE AND HISTORY

Corporate History

Neucleus Group Limited, the issuer in this Offering (and also referred to in this prospectus as the “Company”), was incorporated in the Cayman Islands on October 9, 2025. The Company’s authorized share capital is US$50,000 divided into 450,000,000 Class A Ordinary Shares and 50,000,000 Class B Ordinary Shares with par value of US$0.0001 per share. On October 9, 2025, one Ordinary Share was issued and allotted to an independent third party, which transferred the one Class A Ordinary Share to the Controlling Shareholder on October 16, 2025. On October 16, 2025, 1,999 Class A Ordinary Shares and 3,000,000 Class B Ordinary Shares were issued and allotted to the Controlling Shareholder. The Company is an exempted company registered and incorporated in the Cayman Islands as a holding company, and is not a Malaysian operating company. As a holding company with no material operations, we conduct our core business operations in Malaysia through our operating subsidiary, Dami Strategies, incorporated under the laws of Malaysia on March 18, 2022.

On December 23, 2025, the Company acquired the entire share capital of Dami Strategies from, among others, Mr. Tan and Ms. Khor. In consideration of the acquisition, the Company allotted and issued 18,598,000 Class A Ordinary Shares to the Controlling Shareholder (the “Share Swap”). Immediately after the Share Swap, Dami Strategies became wholly owned by the Company. On April 21, 2026, an aggregate of 7,600,000 Class A Ordinary Shares were transferred from the Controlling Shareholder to Everstead Capital PLT, Oak Sterling Capital PLT and Greenbridge Aventra Capital Sdn. Bhd.

The following diagram illustrates the ownership structure of the Company after giving effect to this offering (assuming no exercise of their over-allotment option by the underwriters):

We will be a “controlled company” as defined under the Nasdaq Stock Market Rules because, immediately after this Offering, Neucleus Dami Sdn. Bhd., our Controlling Shareholder, will own 11,000,000 Class A Ordinary Shares and 3,000,000 Class B Ordinary Shares, being approximately 53.64% of our total and issued outstanding Shares, representing approximately 85.44% of our total voting power (or 52.29% of our total and issued outstanding Shares, representing approximately 84.75% of our total voting power, if the underwriters option to purchase additional shares is exercised in full), and may have the ability to determine matters requiring approval by shareholders. As a result, our Controlling Shareholder will have the ability to control the outcome of certain matters submitted to shareholders for approval through its controlling ownership of the Company, such as the election of directors, amendments to our organizational documents and any merger, consolidation, sale of all or substantially all of our assets or other major corporate transactions. See “Risk Factors — Risks Related to our Class A Ordinary Shares — Our Controlling Shareholder has significant voting power and may take actions that may not be in the best interests of our other shareholders” for further information. However, even if we are deemed as a “controlled company,” we do not intend to avail ourselves of the corporate governance exemptions afforded to a “controlled company” under the Nasdaq Stock Market Rules. See “Risk Factors — Risks Related to our Class A Ordinary Shares — We are a “controlled company” within the meaning of the Nasdaq listing rules, and may follow certain exemptions from certain corporate governance requirements that could adversely affect our public shareholders.”

Investors are purchasing securities of our holding company, Neucleus Group Limited, instead of securities of our operating subsidiary, through which our operations are conducted.

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BUSINESS

OVERVIEW

We are a scientific parental consultation service provider headquartered in Kuala Lumpur, Malaysia and provide our services under the brand Neucleus Education. We started our operations in 2022 to provide scientific parenting programs using advanced DNA testing and expert consultations to create personalized child development plans to customers mainly located in Malaysia. Since establishment, we have focused on building a child education and development platform designed to help parents better understand their children’s learning potential and provide structured support for long-term growth.

The Company principally offers (i) scientific developmental assessments services, (ii) customized parental consultation and coaching services, (iii) workshops, seminars and community programs.

Our Vision

We envision to create a future where everyone can unleash their full potential, guiding every child toward their own path to success.

Our Mission

We intend to (i) deliver scientifically grounded developmental insights supported by patented Singaporean technology; (ii) empower parents with personalized guidance from professionals in parenting, psychology, and education; and (iii) challenge conventional education models by hosting regular online and offline seminars that provide practical strategies for nurturing each child’s growth.

Key Milestones

Since its incorporation, the Company has undertaken the following notable developments:

●	2022 – Formation and Launch: Our operating subsidiary was incorporated in Malaysia and commenced operations under the Neucleus Education brand. We successfully launched our core service offering, comprising DNA-based child development assessment programs integrated with parental consultation programs. We have also since then established foundational partnerships with third-party laboratories to support genetic testing and analysis, ensuring reliability and scientific rigor in service delivery, and developed initial operational workflows, including customer onboarding, testing kit distribution, and report generation processes. We secured our first cohort of customers, validating early market demand for science-based parenting solutions. We also conducted our first online and offline sharing sessions in that year.
●

2023 – Expansion of Educational Services: We expanded our service portfolio beyond assessments through introduction of structured parenting workshops and seminars, both online and in person, offering parents practical strategies to apply at home and broadening the Company’s role beyond assessments into ongoing educational engagement. It strengthened our positioning as a holistic parental consultation service provider, rather than solely a test-based advisory service. Our interaction with parents allow us developed a library of educational content and frameworks, enabling consistent delivery of parenting guidance and developmental strategies. We also had increased customer engagement through repeat consultations and follow-up coaching sessions, supporting ongoing parental decision-making.

In that year, we also initiated early institutional engagement, including collaborations with education providers and community organizations to deliver targeted programs.

●	2023 – Development of Proprietary Platform: We designed and deployed our digital application and reporting system to deliver personalized child development reports and provide interactive support for families, enhancing our scalability and consistency of service delivery. This enabled the delivery of personalized child development reports in a structured, user-friendly digital format, improving accessibility for parents and streamlined internal operations through partial automation of data processing, report generation, and client communication workflows, laying the foundation for future expansion.
●	2024 – Community Growth and Recognition: Expansion of outreach to a broader base of parents across Malaysia and neighboring markets, along with recognition for innovative approaches in combining science-based tools with educational coaching. We achieved growth in customer base driven by referrals, repeat engagements, and increased brand recognition. Our strong community presence through workshops, seminars, and educational outreach initiatives positioned us as a trusted provider in science-based parental coaching.
●

2025 – Horizontal Growth in Customer Base: We expanded our service offerings to include the provision of developmental assessment reports to corporate and institutional customers, including educational institutions and organizations. This enabled institutional partners to integrate assessment insights into their educational, training, or developmental programs, enhancing value delivery to their students or participants. The bulk purchase model for assessment packages introduced allows organizations to implement structured, scalable child development solutions, while strengthening our positioning in the B2B segment and creating additional revenue streams through establishment of a foundation for long-term institutional partnerships and potential program licensing opportunities.

Going forward, we will continued to refine service offerings based on customer feedback, improving customer experience, report quality, and consultation effectiveness.

OUR COMPETITIVE STRENGTHS

We believe the following competitive strengths differentiate us from our competitors:

We have an experienced management team with proven track record for execution and delivery.

Our management team has extensive industry knowledge; it is led by Mr. Tan, Director and Chief Executive Officer, who has more than nine years of experience in business development, and Ms. Khor, Director and our Chief Financial Officer, who has more than 10 years of experience in financial operations. They both play a pivotal role in overseeing the overall business, strategic development and major decision-making within our Group. Our management team is further bolstered by a team of passionate professionals with diverse backgrounds from microbiology, coaching, genetics, psychology, medicine, dietetics, to child development, who are dedicated to delivering comprehensive, science-based solutions to unlock every child’s potential. Our consultants team is structured on a case-by-case basis, enabling quicker mobilization and resource allocation compared to larger organizations with more rigid processes. We firmly believe that under the leadership of our Directors and with the expertise from our staff, we are well-positioned to maintain competitiveness and capture market opportunities.

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We offer comprehensive scientific parental consultation services using advanced DNA testing and expert consultations to create personalized child development plans to the need of each family.

Since our business operations commenced in 2022, we strived to become a leader in the child development and parental education services industry in Malaysia by combining advanced DNA testing with comprehensive scientific parental consultation programs. Our competitive strength lies in our ability to deliver highly personalized child development plans tailored to the unique genetic makeup and specific needs of each family. By integrating cutting-edge genetic analysis with expert consultations from seasoned professionals in child development and behavioral science, we empower parents with actionable insights to nurture their children effectively. Our commitment to innovation, accuracy, and ethical practices ensures that we provide families with the most reliable, science-backed guidance available, setting us apart as a trusted partner in their parenting journey.

OUR STRATEGIES

Our aim is to accomplish our business objectives, further strengthen our market position and become a leading scientific parental consultation service provider by pursuing the following key strategies:

Expand into strategic overseas markets and increase penetration into the business-to-business channel.

We expect the scientific parental consultation service market to experience robust growth in Southeast Asia. With a robust platform that integrates technology and parental coaching expertise, we are positioned for strategic expansion across Southeast Asia including but not limited to Singapore, with families sharing similar cultural values around education and child development. We intend to establish representative offices across Southeast Asia including but not limited to Singapore within the next five years to facilitate client interaction, brand visibility, and local support. We also intend to increase penetration in the business-to-business channel, leveraging partnerships with organizations that can distribute our services to larger audiences. Through corporate clients, we can reach beyond individual parents and help increase brand visibility through indirect distribution.

We expect this strategic move to help increase our revenues and market presence.

Diversify the service portfolio and enhance service model.

We built a business model based on the provision of scientific parental consultation services tailored to the needs of individual customers. With the experience and capital gained over the years, we plan to further diversify our service portfolio by introducing additional parental education and child development programs, including topic-based workshops and modular consultation packages to cater to different age groups and learning needs. We anticipate that digital distribution will become a larger part of the strategy, enabling us to reach customers beyond physical workshops.

Increase investment in internal capabilities.

We plan to employ or engage by sub-contracting additional personnel to meet our growing needs. The plan includes recruiting additional personnel in sales, marketing, technical, and finance functions to strengthen brand recognition, enhancing service delivery, and improving financial control, while also allocating more resources toward staff training, analytics tools, and standardized case management frameworks to ensure consistent quality and operational efficiency to deliver quality outcomes.

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OUR BUSINESS

Business Model

We provide scientific parental consultation services using advanced DNA testing and expert consultations to create personalized child development plans tailored to the unique genetic makeup and specific needs of each family. These engagements typically involved client-specific integration work and analytics delivery, tailored to meet the operational, analytical and strategic requirements of each client.

Our primary offerings include:

(i)	Scientific developmental assessments services

We provide parents with developmental assessment services that incorporate scientific tools, including genetic testing and behavioral analysis, to help identify children’s learning preferences, talents and potential developmental needs.

These assessment services generally involve the use of a DNA testing kit and laboratory analysis conducted by third-party service providers. The results of the analysis are interpreted using scientific frameworks designed to evaluate certain traits relevant to childhood development, learning styles and behavioral tendencies.

Customers purchasing this service typically receive:

● a developmental assessment report summarizing the genetic indicators and developmental insights derived from the DNA analysis;

● an analysis and explanation of potential learning preferences, strengths and developmental characteristics identified in the report; and

● a one-on-one consultation session with a trained advisor to review the results and discuss recommended development strategies tailored to the child.

These services are typically offered on a one-time, all-inclusive package basis, which includes the DNA testing kit, laboratory analysis, a written developmental report and an advisory consultation session.

Pricing for these services is generally positioned at a premium level compared to traditional enrichment or tutoring services, reflecting the integration of scientific assessment tools and personalized consultation services.

In addition to individual parents, we may also provide developmental assessment reports to corporate or institutional customers, such as educational institutions or organizations that integrate such reports into their educational or developmental programs. These institutional customers may purchase assessment packages in bulk for integration into their programs.

(ii)	Customized parental consultation and coaching services

Following the initial developmental assessment, parents may engage us to provide additional individualized consultation and coaching services designed to help them interpret the assessment results and implement recommended child development strategies.

These consultation sessions are delivered by trained consultants within our team who possess backgrounds in areas such as education, psychology and child development.

During these consultation and coaching sessions, our advisors typically:

● review and interpret the developmental assessment report with the parents;

● explain the implications of the genetic and developmental insights identified in the report;

● provide guidance on parenting approaches and learning strategies suited to the child’s characteristics; and

● offer practical recommendations for supporting the child’s educational and behavioral development.

While a one-time consultation session is typically included as part of the scientific developmental assessment package, parents may choose to purchase additional follow-up consultation or coaching sessions to obtain further guidance as their children grow and develop.

These services are generally offered on a per-session basis or through consultation packages, depending on the needs of the parents.

(iii)	Workshops, Seminars and Community Programs

In addition to individualized consultation services, we organize workshops, seminars and community programs aimed at educating parents, educators and community members on topics related to child development, parenting strategies and the application of scientific insights to support children’s learning and development.

These programs may include:

● parenting education workshops;

● seminars addressing child behavioral development and learning strategies; and

● community engagement programs designed to increase awareness of scientific approaches to parenting and child development.

Our workshops and seminars may be conducted both online and in physical venues, depending on the nature of the program and the target audience.

These programs also support our broader mission of promoting awareness of scientific approaches to child development while allowing us to engage with potential customers and strengthen relationships with our existing customer base.

Revenue from these activities may be generated through program participation fees, institutional partnerships, or bundled service packages offered to organizations such as schools, educational institutions or community groups.

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Revenue Model

We generate revenue primarily from:

● fees charged for scientific developmental assessment packages, which include DNA testing, developmental reports and consultation services;

● fees generated from workshops, seminars and community programs, including programs delivered in collaboration with institutional partners.

Service Contracts and Pricing Strategies

We typically do not engage in long-term service contracts with the majority of our customers, including both individual customers and corporate or institutional customers. Instead, we offer our services on a one-off or per program basis. While our service scope is customized to our client needs, our written service invoice generally includes terms such as the main services to be provided, scope of additional services to be provided at the Company’s discretion, and terms on program completion. Our customers are typically invoiced at fixed price when purchasing our program.

Our Directors are responsible for determining the price for our services. We adopt a fixed amount pricing approach, taking into account the following factors in determining the fees we charge:

(i)	cost, type, nature and detailed scope of the service;
(ii)	value, complexity and scale of the engagement;
(iii)	future business opportunities;
(iv)	reputation of the customer; and
(v)	level of acceptance of the current market rates for similar service.

CUSTOMERS

Our customers are mainly local families in Malaysia which would engage us for both scientific developmental assessments services and customized parental consultation and coaching services. Some of our clients are institutional or corporate customers which would purchase our report packages in scientific developmental assessments services in bulk for integration into their own education-related programs.

For the years ended June 30, 2025 and 2024, we had the following customer(s) that accounted for more than 10% of our revenue:

	For the years ended June 30,
	2025		2024
	Amount	Percentage of total revenue (%)	Amount	Percentage of total revenue (%)
Major customer(s) representing more than 10% of the Company’s revenues

Customer A	NIL	NIL	83,591	30
Total	NIL	NIL	83,591	30

For the six months ended December 31, 2025 and 2024, we had no customer that accounted for more than 10% of our revenue.

Despite the fact that our top customers represented approximately 30% of our revenue for the year ended June 30 2024, the management team assessed the Company’s relationship with these customers and concluded that (i) the agreements with these customers were entered into in the ordinary course of the Company’s business and the forms of agreements constituting the entire relationship with these customers are ordinary course agreements for the Company; and (ii) the Company’s business, operations, and profitability are not substantially dependent on any of the agreements with these customers, given that (a) the Company has not signed any long-term contract with these customers, (b) the nature of the Company’s business is project-based, therefore it would not rely on any single client for recurring revenue in the long run, and (iii) the loss of any one large client will not materially and adversely affect the Company’s profitability or operation in the long term because of the Company’s ability to attract new customers and to secure new projects from its existing customers.

Sales and marketing

For individual customers, our sales and marketing team primarily reach them through digital channels, including our website, online booking platforms, search engines, and social media campaigns on Facebook, Instagram and YouTube. Much marketing contents, including educational materials, blogs, and promotional campaigns, are developed by our digital marketing specialist to position us as a trusted education and parental support partner. We manage customer communications to ensure consistent brand voice and credibility. We also hold educational workshops and seminars regularly which act as both customer engagement tools and lead generation channels, helping parents understand the value of personalized developmental insights. Our consultants also handle inbound customer inquiries, order processing, and after-sales support, we provide ongoing parental engagement through follow-up consultations, which help strengthen retention and drive referrals from prior or existing customer.

For corporate or institutional customers, our sales and marketing team employs account-based management, ensuring continuity of supply and integration of its services into client programs.

SUPPLIERS

We have developed and maintained stable relationship with suppliers in Malaysia, principally offering DNA test kits and ancillary products.

To ensure the suppliers can provide products or services meeting our requisite standards, we have developed a well-defined mechanism when selecting suppliers. We first conduct market research to identify potential suppliers and analyze their technical capabilities before requesting for quotations. We will then evaluate and assess the quotations based on price, quality, lead time, credit terms and flexibility on warranty and conduct audits to evaluate their operations, production capacity, quality control, ethical practices and financial stability. Once we have selected the suppliers, we will negotiate the terms and conditions with them. Ongoing performance monitoring and evaluation will be conducted to ensure compliance with the quality standards and for continuous improvement.

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For the years ended June 30, 2025 and 2024, we had the following supplier(s) that accounted for more than 10% of our total cost of sales:

	For the years ended June 30,
	2025		2024
	Amount	Percentage of total cost of sales (%)	Amount	Percentage of total cost of sales (%)
Major supplier(s) representing more than 10% of the Company’s cost of sales
Supplier A	642,285	77	69,721	79
Total	642,285	77	69,721	79

For the six months ended December 31, 2025 and 2024, we had the following supplier(s) that accounted for more than 10% of our total cost of sales:

	For the six months ended December 31,
	2025		2024
	Amount	Percentage of total cost of sales (%)	Amount	Percentage of total cost of sales (%)
Major supplier(s) representing more than 10% of the Company’s cost of sales
Supplier A	686,894	89	318,094	80
Total	686,894	89	318,094	80

SEASONALITY

Our business historically has not been subject to seasonal fluctuations.

COMPETITION AND INDUSTRY

The early childhood education and parental support market in Malaysia is rapidly evolving, highly fragmented and competitive, and we expect competition in this sector to persist and intensify. We face competition in programs we offer and in the geographic market in which we operate. None of our competitors focuses on individualized services such as we provide. Instead, our competitors focus on targeted markets, both in terms of the particular segments of parents they aim to attract and the local markets in which they operate.

For example, we face nationwide competition for our programs from traditional tuition centers, enrichment providers and parental education service providers such as Kumon, Brainy Bunch and Heguru Education, which are traditional tuition centers, enrichment programs, and parenting workshops, and regional competition from smaller independent child development and parental coaching service providers operating in Kuala Lumpur and other parts of Malaysia.

We believe that the principal competitive factors in our markets include the following:

●	brand recognition;

●	overall parental experience;

●	ability to effectively market programs, services and products to a broad base of prospective students;

●	pricing, scope and quality of program, service and product offerings; and

●	alignment of programs and services catering to specific needs of children and parents.

We believe that our primary competitive advantages are our well-known “Neucleus” brand, our innovative and inspirational parental coaching methods and the breadth and quality of our programs and services. However, some of our existing and potential competitors may have more resources than we do. These competitors may be able to devote greater resources than we can to the development, promotion and sale of their programs, services and products and respond more quickly than we can to changes in parental demands, testing materials, market needs or new technologies. In addition, we face competition from many different smaller sized organizations that focus on some of our targeted markets, which may be able to respond more promptly to changes in student preferences in these markets.

In addition, the increasing use of the Internet and advances in Internet- and computer-related technologies, such as web video conferencing and online testing simulators, are eliminating geographic and cost-entry barriers to providing private educational services. As a result, some of our international competitors that offer online parental coaching, such as MindChamps, The Parenting Centre and other online educational consultation platforms, may be able to more effectively penetrate the Malaysian market. Many of these international competitors have strong education brands, and parents in Malaysia may be attracted to the offerings of international competitors based in the country that they wish their children to grow up or study in or in which the selected language is widely spoken. In addition, many smaller companies are able to use the Internet to quickly and cost-effectively offer their programs, services and products to a large number of students with less capital expenditure than previously required.

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Industry Overview

We operate within the broader child development and parental education services industry, with a focus on providing personalized, science-informed consultation services to parents. This industry encompasses a range of services designed to support children’s cognitive, behavioral and educational development, including tutoring services, early childhood education programs, parenting workshops and advisory services.

The principal customer base for services in this industry consists of parents of children ranging from infancy through adolescence. In our primary market of Malaysia and the broader Southeast Asian region, demand is significantly influenced by middle- and upper-income households, where there is a strong cultural emphasis on education, child development and academic achievement as important drivers of long-term social mobility and family success. As a result, parents in these markets often place a high priority on early childhood development and are increasingly willing to invest in services that may provide their children with perceived developmental or educational advantages.

In recent years, the industry has experienced a shift toward more personalized and data-driven approaches to child development. Parents are increasingly seeking tailored solutions that address the unique characteristics, learning styles and developmental needs of their children, rather than relying solely on standardized educational or enrichment programs. This trend has contributed to the emergence of service providers that integrate scientific tools, behavioral analysis and individualized consultation into their offerings.

A key segment within this evolving landscape is the market for parental consultation and child development advisory services. These services typically focus on helping parents better understand their children’s developmental profiles and providing guidance on parenting strategies, learning approaches and behavioral development. Demand for such services has been supported by increasing awareness of the importance of early childhood development, as well as greater access to information regarding child psychology and learning methodologies.

In addition, advancements in technology and increased accessibility of scientific tools have contributed to the development of more sophisticated assessment methods. Certain service providers have begun incorporating data-driven techniques, including behavioral assessments and, in some cases, genetic-related analysis, to support the development of personalized recommendations. While the application of such tools varies across the industry, these approaches reflect a broader trend toward integrating scientific insights into child development services.

Our target customers primarily consist of individual parents seeking personalized insights into their children’s development, as well as institutional customers, such as schools and educational organizations, that may integrate developmental assessments and advisory services into their programs. Institutional demand is driven in part by increasing emphasis on differentiated learning approaches and student development frameworks.

The industry in which we operate is competitive and fragmented. We face competition from a variety of service providers, including traditional tutoring and enrichment centers, early childhood education providers, parenting coaches and consultants, as well as emerging companies offering technology-enabled or data-driven child development solutions. Competition is based on factors such as service quality, reputation, perceived effectiveness of methodologies, pricing, brand recognition and the ability to deliver consistent and personalized outcomes.

We believe that we differentiate ourselves within this competitive landscape by offering an integrated service model that combines developmental assessment tools, including DNA-based analysis conducted by third-party laboratories, with personalized consultation and coaching services. Our service offerings are designed to provide parents with actionable insights and ongoing support, rather than standalone assessments or generalized educational programs.

Overall, we believe that the industry will continue to evolve toward more personalized, technology-enabled and advisory-driven service models, supported by increasing parental awareness and demand for customized child development solutions. However, the industry is also subject to regulatory, ethical and scientific considerations, particularly with respect to the use of certain assessment tools, which may impact how services are developed and delivered.

Core Market Segment – Child Development and Parental Education Services

Our primary business segment is the provision of educational support services for families, including one-on-one parental consultations, structured parenting workshops, and ongoing community engagement programs. This market is driven by rising demand from parents for personalized education strategies, and by increased awareness of the importance of early childhood development in shaping long-term academic, social, and emotional outcomes.1

Supportive Tools Segment – Developmental Assessments

As part of our services, we incorporate developmental assessment tools, including scientifically supported methodologies and genetic insights, to help parents better understand their children’s unique strengths and potential learning styles. These tools serve as inputs into our broader education-oriented services and are not positioned as stand-alone medical offerings.2

Geographic Focus

We are headquartered in Malaysia and have built our core client base in Malaysia. Over the medium term, we intend to expand across other Southeast Asian markets, where demand for early childhood education services and parental support programs is increasing due to demographic trends, rising household incomes, and greater parental focus on academic and developmental outcomes.3

1 See Unicef (2024) Early Childhood Development

2 See Unicef (2024) Early Childhood Development

3 See The Asean (2024) Investing in Tomorrow: Early Childhood Care and Education in ASEAN; See Women, Business and the Law (2022) Toward Available, Affordable, and Quality Childcare in East Asia and Pacific

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Major Characteristics of the Industry

● Customer Base: Our customers are principally parents of infants through adolescents, particularly within Asian middle- and upper-income households, where there is a strong cultural emphasis on education as a key driver of social mobility and family success.4

● Product and Service Features: Core offerings in this industry typically include developmental assessments, parental training programs, coaching services, and enrichment workshops. Providers increasingly differentiate themselves by offering scientifically grounded insights and structured educational pathways that resonate with parents seeking to give their children an early advantage.5

● Market Size and Growth: The Southeast Asian early childhood education and parental support market is expanding, supported by demographic trends, rising household incomes, and deeply rooted cultural values around academic achievement.6

Present Outlook and Trends

●Parental Aspirations in Asia: In many Asian cultures, education is viewed not only as a personal achievement but also as a reflection of family values and social standing. This drives high levels of parental investment in supplementary education, tutoring, and developmental programs.7

● Personalization of Education: There is growing demand for individualized developmental pathways as parents seek to tailor learning to their child’s unique talents.8

● Hybrid Delivery Models: Increasing use of digital platforms for workshops and consultations enables scalability and convenience for busy urban families.

● Holistic Child Development: Parents are placing greater emphasis on emotional resilience, creativity, and social skills, in addition to traditional academic strengths.9

Challenges

● High Expectations: Cultural pressures can lead to heightened expectations, requiring careful positioning of services to focus on supportive parenting and balanced development rather than purely academic outcomes. 10

● Competition: Families have many options, ranging from tutoring centers to enrichment programs, requiring companies to differentiate through expertise, scientific credibility, and long-term parental engagement.

● Regulatory and Ethical Considerations: Particularly when using scientific tools, providers must ensure offerings are framed as educational support rather than medical services, and that data privacy is safeguarded. 11

Emerging Trends

4 See Unicef (2024) Early Childhood Development; See World Bank Group (2024) Early Childhood Development

5 See OECD (2025) Centre for Educational Research and Innovation (CERI)

6 See The Asean (2024) Investing in Tomorrow: Early Childhood Care and Education in ASEAN; See Women, Business and the Law (2022) Toward Available, Affordable, and Quality Childcare in East Asia and Pacific

7 See Brookings (2012) Early Childhood Development: A Chinese National Priority and Global Concern for 2015

8 See OECD (2025) Centre for Educational Research and Innovation (CERI)

9 See Unicef (2024) Early Childhood Development

10 See OECD (2025) Centre for Educational Research and Innovation (CERI)

11 See World Bank Group (2024) Early Childhood Development

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● Science-Supported Parenting Tools: Increased acceptance of scientific insights in parenting decisions is changing the way families approach education. 12

● Preventive and Proactive Education: Parents are engaging with support programs earlier in a child’s life, reflecting a proactive cultural mindset toward education. 13

● Community-Based Learning: Growth in parental networks and communities that share strategies and reinforce education as a shared cultural value. 14

Competitive Landscape in Malaysia

The market consists primarily of traditional tuition centers, enrichment programs, and parenting workshops, many of which focus narrowly on academic subjects or extracurricular skills such as language, music, and mathematics.

A smaller number of providers incorporate developmental or psychometric assessments into their services, but these are often offered as stand-alone products without structured follow-up or integration into broader parenting strategies. 15

Competition is generally based on program effectiveness, reputation, pricing, and accessibility, with urban centers such as Kuala Lumpur serving as the primary hubs of demand. 16

Industry Characteristics in Malaysia

The industry remains fragmented, with no single player holding dominant market share, creating space for innovative models that address parental demand for personalized and science-supported education services. 17

Malaysian parents place strong cultural importance on education as a pathway to upward mobility, which sustains demand for supplementary educational services and supports the outlook for continued growth in this sector. 18

Our major competitors in Malaysia include:

●	Traditional tuition and enrichment centers, such as operators focused on academic tutoring (e.g., mathematics, languages) or extracurricular enrichment (e.g., music, arts). [19]

●	Parenting seminar and workshop providers, which deliver short-term educational sessions for parents but generally without ongoing personalized follow-up.

12 See Unicef (2024) Early Childhood Development

13 See Women, Business and the Law (2022) Toward Available, Affordable, and Quality Childcare in East Asia and Pacific

14 See The Asean (2024) Investing in Tomorrow: Early Childhood Care and Education in ASEAN

15 See OECD (2025) Centre for Educational Research and Innovation (CERI)

16 See The World Bank (2013) Malaysia Economic Monitor High-Performing Education

17 See The Asean (2024) Investing in Tomorrow: Early Childhood Care and Education in ASEAN

18 See World Bank Group (2024) Early Childhood Development

19 See The World Bank (2013) Malaysia Economic Monitor High-Performing Education

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The Malaysian market is highly fragmented, and there is currently no single operator with dominant market share in the early childhood education and parental support segment. As such, the Group does not attribute a quantifiable market share percentage to itself. Instead, the Group positions itself as a differentiated service provider by offering an integrated model that combines developmental insights, one-on-one parental consultations, and structured ongoing workshops. 20

Our Positioning

We differentiate ourselves by offering a more integrated model that combines:

●	Developmental insights as supportive tools
●	One-on-one parental consultations
●	Ongoing workshops and community programs designed to translate insights into actionable parenting strategies

This approach positions us differently from traditional providers that focus primarily on academic tutoring or short-term enrichment, enabling a longer-term, holistic relationship with parents.

Our Competitive Approach

We intend to remain competitive by:

●	Emphasizing quality and credibility, through the use of science-based tools and collaboration with professionals in education, psychology, and child development.
●	Providing personalized and continuous parental engagement, beyond one-off sessions, through ongoing workshops and consultative support.
●	Leveraging technology to deliver reports and resources in a user-friendly format, enhancing convenience and long-term engagement.
●	Maintaining a focus on holistic development, going beyond academics to address cognitive, emotional, and social growth. [21]

Key Aspects of Competition

●	Price: Providers compete across a wide spectrum, from low-cost tuition centers to premium educational consultancies.
●	Quality of Programs: Reputation, credibility of methods, and the ability to demonstrate outcomes are central to parental decision-making. [22]
●	Timeliness and Accessibility: Parents value convenient delivery formats, including digital and hybrid options. [23]
●	Customer Service and Engagement: The ability to provide personalized support and build trust with families is critical in an industry where decisions involve children’s futures.

Outlook Relative to Competitors

Given the fragmented nature of the Malaysian market and the cultural emphasis on education, we believe we are well positioned to capture increasing demand for personalized, structured, and science-supported educational services. While traditional tutoring and enrichment providers will continue to compete strongly on academic outcomes, we expect to differentiate ourselves through our integrated model of assessment, consultation, and ongoing parental education, which management believes will allow it to build stronger long-term relationships with families.

20 See The Asean (2024) Investing in Tomorrow: Early Childhood Care and Education in ASEAN

21 See Unicef (2024) Early Childhood Development

22 See OECD (2025) Centre for Educational Research and Innovation (CERI)

23 See UNESCO - Digital learning and transformation of education

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EMPLOYEES

As of December 31, 2025, June 30, 2025 and 2024, we had 21, 14 and 4 full-time employees, all of them are based in Malaysia. The following table sets forth the breakdown of our employees by function as at December 31, 2025:

Function	Number of employee(s)
Business development	1
Operation	1
Administration	1
Consultation	13
Sales and marketing	5
Total	21

We enter into standard employment agreement with each of our employees in accordance with the applicable laws in Malaysia. We believe that we maintain a good working relationship with our employees, and we have not experienced any material labor disputes. In addition, we have not experienced any difficulties in the recruitment and retention of experienced core staff or skilled personnel. Our remuneration package includes salary and discretionary bonuses. In general, we determine employees’ salaries based on their qualifications, position and seniority. In order to attract and retain valuable employees, we review the performance of our employees annually which will be taken into account in annual salary review and promotion appraisal.

INTELLECTUAL PROPERTY

As at the date of this prospectus, the trademark “NEUCLEUS TALENT HEALTH NUTRITION” which will be valid until April 15, 2032 has been assigned by the registered owner to us. We also own the domain neucleuseducation.com registered in Malaysia.

As of the date of this prospectus, we had not been subject to any material dispute or claims for infringement upon third parties’ trademarks, licenses and other intellectual property rights.

LICENSES, PERMITS AND REGISTRATIONS

As of the date of this prospectus, Dami Strategies has obtained its up-to-date business premise license. Save for the business premise license, Dami Strategies is not required to obtain any licenses and approvals for carrying out its business for the years ended June 30, 2025 and 2024, and as of the date of this prospectus.

PROPERTIES

We do not own any real property. As of the date of this prospectus, we lease the following property as our main administrative office and coordination hub for operations, sales, marketing, and consultant support:

Property address	Lessor	Area	Monthly rent	Lease expiration date	Use
Unit 2-10, Level 2, Wisma Life Care, No.5 Jalan Kerinchi, 59200 Kuala Lumpur, Wilayah Persekutuan Kuala Lumpur, Malaysia	Ong Care Scan Sdn Bhd	Approximately 1,000 sq. ft.	RM6,500	30 November 2026	Office

The above leased premises are leased from an independent third party. We believe that our office is adequate to meet our needs for the immediate future, and that, should it be needed, suitable additional space will be available on commercially reasonable terms to accommodate any expansion of our operations.

INSURANCE

We maintain no insurance policies and review our insurance policies from time to time for adequacy in the breadth of coverage.

LEGAL PROCEEDINGS

We are currently not a party to any material legal or administrative proceedings. We may from time to time be subject to various legal or administrative claims and proceedings arising in the ordinary course of business. Litigation or any other legal or administrative proceeding, regardless of the outcome, is likely to result in substantial cost and diversion of our resources, including our management’s time and attention.

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REGULATIONS

We are subject to all relevant laws and regulations of Malaysia and may be affected by policies which may be introduced from time to time. We have identified the main laws and regulations (apart from those pertaining to general business requirements) that materially affect our operations, including the licenses, permits and approvals typically required for the conduct of our business, and the relevant regulatory bodies, below.

As of the date of this prospectus, our Directors believe that we are not in breach of any laws or regulations applicable to our business operations that would materially affect our business operations, and our Group is in compliance with all the applicable laws and regulations that are material to our business operations. The Group may be subject to certain fines/penalties arising from its ordinary course of business from time to time.

Malaysia

The following Malaysian laws and regulations are applicable to our business:

Regulations relating to labor

The Employees Provident Fund Act 1991 (“EPFA 1991”) governs the monetary contribution of employers towards the scheme of savings for their employees’ retirement, known as Employees Provident Fund (“EPF”) contributions, and the management of those funds for the retirement of employees. Every employee and every employer shall make monthly contributions on the amount of wages as stipulated in the EPFA 1991.

The Employees’ Social Security Act 1969 (“ESSA 1969”), and the Employment Insurance System Act 2017 (“EISA 2017”), similarly require employers and employees to make monetary contributions to the Social Security Organization.

Pursuant to the ESSA 1969, contributions made to the Social Security Organization shall fall into two categories based on the monthly wages of the employees, namely:

(a)	contributions payable by or on behalf of the employees insured against the contingencies of invalidity and employment injury to be paid by the employee and employer; and

(b)	contributions payable by or on behalf of employees insured only against the contingency of employment injury, to be paid entirely by the employer.

From January 2018, any employer who has registered his industry according to the ESSA 1969 shall also be deemed to have registered his industry under the EISA 2017 and shall make contributions as specified in the EISA 2017, based on the monthly wages of the employees insured pursuant to the EISA 2017.

For information, our operating subsidiary has complied with the above requirements and we have made our contributions in a timely manner.

Our operating subsidiary has also complied with the Employment Act 1955 (“EA 1955”), which governs and regulates all labor relations, including contracts of service, payment of wages, employment of women, maternity protection, hours of work, holidays, leave policy, termination, layoff and retirement benefits. The EA 1955 applies to designated categories of employees who fall within the definition of “employee” under the EA 1955, which include any person who has entered into a contract of service with an employer pursuant to the Employment (Amendment of First Schedule) Order 2022 that came into force on January 1, 2023. For information, the Minimum Wage Order 2024 with effect from February 1, 2025, mandates a minimum wage of RM1,700.00 requirement for all the employees.

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Regulations relating to personal data protection

It is compulsory to prepare a personal data protection notice (“PDP Notice”) in both the English and Malay languages pursuant to the Personal Data Protection Act 2010 (“PDPA 2010”). The PDP Notice must be given to customers when they are first requested by a data controller to provide personal data or when the data controller collects the personal data. Further, in any other case, the PDP Notice must be given before the data controller uses the customers’ personal data for a purpose other than for which it was collected, or before disclosing the personal data to a third party.

Given that our appointed laboratory service providers are located in Singapore and the United States, it is mandatory to obtain customers’ consent prior to transferring any personal data to a place outside of Malaysia for the purpose of fulfilling contractual obligations pursuant to the PDPA 2010 and the Personal Data Protection Guideline in relation to Cross Border Personal Data Transfer issued by the Personal Data Protection Commissioner Malaysia on April 29, 2025.

As of the date of this prospectus, our operating subsidiary is in compliance with the applicable personal data protection regulations in Malaysia.

Regulation relating to business operation

It is mandatory to seek business premise license from the local authorities pursuant to the Local Government Act 1976 (“LGA 1976”). This legislation empowers the respective municipal/ town councils to enact by-laws stipulating the need for licenses to use any premises within their jurisdiction for business purposes. Businesses in Wilayah Persekutuan Kuala Lumpur, where our business operation is located, are regulated by the Licensing of Trades, Businesses and Industries (Federal Territory of Kuala Lumpur) By-Laws 2016 which fall under the jurisdiction of Kuala Lumpur City Hall (“DBKL”).

As of date of this prospectus, our Malaysian subsidiary has obtained the business premise license from DBKL and is in compliance with the Licensing of Trades, Businesses and Industries (Federal Territory of Kuala Lumpur) By-Laws 2016.

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MANAGEMENT

The following table sets forth information regarding our Directors and Executive Officers as at the date of this prospectus:

Name	Age	Position
Mr. Tan Wei Shang	37	Director and Chief Executive Officer
Ms. Khor Sher Waen	33	Director and Chief Financial Officer
Ms. Hung Pei Ya*	37	Independent Director Nominee
Mr. Umeshkumar Indubhai Patel*	69	Independent Director Nominee
Ms. Cham Jai Min*	31	Independent Director Nominee

*	Has accepted an independent director appointment, which will be effective immediately upon effectiveness of the registration statement of which this prospectus forms a part.

The brief biography of each of our Directors, Executive Officers and Independent Director Nominees are set out below:

Directors

Mr. Tan Wei Shang (“Mr. Tan”) has been serving as a Director since October 2025, and the Chief Executive Officer of the Company since May 8 2026, and will serves as the Chairman of the Board of Directors upon effective of our registration statement on Form F-1, of which this prospectus is a part. Mr. Tan is primarily responsible for the overall business development of the Company, and to ensure it aligns with overall business goals. He joined Dami Strategies in November 2024 and has been serving as the Chief Executive Officer since then, responsible for identifying business opportunities and strategic development of the company. Mr. Tan has over nine years of experience in business development. Before joining us, Mr. Tan held several key positions in various of corporate organizations, showcasing his diverse professional experience. Since October 2023, Mr. Tan founded Ezenth The Giver Sdn. Bhd., and has since then been serving as the Chief Executive officer. From September 2016 to April 2019, Mr. Tan served as a business development executive for Merek Sdn. Bhd. Mr. Tan obtained both his PhD degree in microbiology & chemistry and bachelor’s degree in biotechnology from Monash University Malaysia in March 2017 and November 2011, respectively.

Ms. Khor Sher Waen (“Ms. Khor”) has been serving as a Director since October 2025 and the Chief Financial Officer of the Company since May 8, 2026. Ms. Khor is primarily responsible for monitoring our Company’s financial operation. She founded Dami Strategies in March 2022 and has been serving as the Chief Financial Officer since then, responsible for overseeing Company’s financial operation. Ms. Khor has over 10 years of experience in financial operations. Before joining us, Ms. Khor held several key positions in various corporate organizations. Since February 2025, Ms. Khor has been serving as a finance manager for Tang Ping Sdn. Bhd.. Since November 2024, Ms. Khor has been serving as a finance manager for Mama Ease Sdn. Bhd.. Since January 2022, Ms. Khor has been serving as a financial manager for Machino Enterprise Sdn. Bhd.. From November 2017 to June 2019, Ms. Khor served as a management program executive for HSBC Bank Malaysia Berhad. From June 2016 to June 2017, Ms. Khor served as a financial reporting analyst for ABM Industries Inc. USA. From January 2015 to May 2016, Ms. Khor served as a finance tutor for Drake University. Ms. Khor obtained her bachelor’s degree in business administration (actuarial science and finance) from the Drake University in May 2016.

Independent Director Nominees

Ms. Hung Pei Ya (“Ms. Hung”) is a director nominee who will be appointed as one of our independent directors immediately upon effectiveness of our registration statement of which this prospectus forms a part. From August 2015 to May 2018, Ms. Hung served as an administrator for Chang Gung Memorial Hospital. From May 2018 to June 2023, she served as a business manager for Taiwan Nexstgo Limited. Since February 2024, she has served as a marketing director for Hong Kong Alco Holdings Limited. She obtained her bachelor’s degree in business administration (technology management) from the National Tsing Hua University in Taiwan in June 2011.

Mr. Umeshkumar Indubhai Patel (“Mr. Patel”) is a director nominee who will be appointed as one of our independent directors immediately upon effectiveness of our registration statement of which this prospectus forms a part. Since April 2012, Mr. Patel has served as the managing partner for DviBri LLC. Since January 2017, he has served as the chief executive officer and chief financial officer for Fuse Group Holding. Inc.. Mr. Patel has over 10 years of experience providing independent view to companies. Since March 2015, he has served as a member and chairman of the independent board of Xmax Inc.. From April 2024 to March 2026, he served as a member of the independent board of Northann Inc.. He obtained his bachelor’s degree in accounts and auditing from Maharaja Sayajirao University India in August 1982.

Ms. Cham Jai Min (“Ms. Cham”) is a director nominee who will be appointed as one of our independent directors immediately upon effectiveness of our registration statement of which this prospectus forms a part. From May 2017 to January 2023, Ms. Cham served as a digital marketing business analyst for Sun Paper Bags Sdn. Bhd.. Since April 2024, she has served as the supply chain manager for Ssc Inc. Dba Snnyvale Seafood. She obtained her bachelor’s degree in Finance from Ohio State University in May 2017. Later, she obtained her master’s degree in business analytics from Boston University in January 2023.

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Family Relationship

There are no family relationships among our directors and executive officers.

Corporate Governance Practices

Foreign Private Issuer

After the consummation of this Offering, we will qualify as a “foreign private issuer” under the SEC rules and Nasdaq rules. As a foreign private issuer, we will be exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements to shareholders under the federal proxy rules contained in Sections 14(a), (b) and (c) of the Exchange Act, and our executive officers, directors and principal shareholders are exempt from the short-swing profit recovery provisions contained in Section 16 of the Exchange Act. Effective March 18, 2026, our executive officers and directors are required, pursuant to the Holding Foreign Insiders Accountable Act, to file Section 16(a) reports with the SEC to disclose their beneficial ownership of our securities. Our 10% shareholders who are not officers or directors, however, remain exempt from Section 16(a) reporting requirements. Also, we are not required to comply with Regulation FD, which restricts the selective disclosure of material information. However, we will file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and we will submit to the SEC from time to time, on Form 6-K, reports of information that would likely be material to an investment decision in our Shares.

Furthermore, Nasdaq Rule 5615(a)(3) provides that a foreign private issuer, such as us, may rely on our home country corporate governance practices in lieu of certain of the rules in the Nasdaq Rule 5600 Series and Rule 5250(d), except that we must comply with Nasdaq’s Notification of Noncompliance requirement (Rule 5625), the Voting Rights requirement (Rule 5640), and that we have an audit committee that satisfies Rule 5605(c)(3), including having committee members that meet the independence requirements of Rule 5605(c)(2)(A)(ii). The exemptions are subject to our disclosure of which requirements we are not following and the equivalent Cayman Islands requirements. Below are some of the exemptions afforded to foreign private issuers under the Nasdaq rules:

●	Exemption from the requirement that we disclose within four business days of any determination to grant a waiver of the code of business conduct and ethics to directors and officers.

●	Exemption from the requirement that our Board of Directors be composed of independent directors.

●	Exemption from the requirement that our audit committee have a minimum of three members.

●	Exemption from the requirement that we hold annual shareholders’ meetings.

●	Exemption from the requirement that our Board of Directors have a remuneration committee composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

●	Exemption from the requirement that director nominees are selected, or recommended for selection by our Board of Directors, either by (i) independent directors constituting a majority of our Board of Directors’ independent directors in a vote in which only independent directors participate, or (ii) a committee comprised solely of independent directors and governed by a formal written charter or board resolution, as applicable, addressing the nomination process as adopted.

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We intend to comply with all of the rules generally applicable to U.S. domestic companies listed on the Nasdaq. We may in the future decide to use the foreign private issuer exemption with respect to some or all of the other Nasdaq corporate governance rules. We also intend to comply with Cayman Islands corporate governance requirements under the Companies Act applicable to us at the same time. If we rely on our home country corporate governance practices in lieu of certain of the rules of Nasdaq, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq. We may utilize these exemptions for as long as we continue to qualify as a foreign private issuer.

Board of Directors

Our Board of Directors will consist of five directors upon the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part. A director who is, directly or indirectly, interested in a contract or transaction or proposed contract or transaction with our company shall declare the nature of his or her interest at a meeting of our directors. A director may vote in respect of any contract or transaction or proposed contract or transaction notwithstanding that he or she may be interested therein provided the director discloses to his fellow directors the nature and extent of any material interests in respect of any contract or transaction or proposed contract or transaction and if he or she does so his or her vote shall be counted and he or she may be counted in the quorum at any meeting of our directors at which any such contract or transaction or proposed contract or transaction is considered. Our directors may exercise all the powers of our Company to issue debentures, debenture stock, bonds, and other securities, whether outright or as collateral security for any debt, liability or obligation of our company or of any third party. None of our non-executive directors have a service contract with us that provides for benefits upon termination of service.

We recognize the importance and benefit of having a Board of Directors composed of highly talented and experienced individuals having regard to the need to foster and promote diversity among board members with respect to attributes such as gender, ethnicity and other factors. In support of this goal, we will consider criteria that promote diversity, including with regard to gender, ethnicity, and other dimensions; and consider the level of representation of women on our Board of Directors along with other markers of diversity.

Controlled Company

Upon completion of this Offering, our Controlling Shareholder, may beneficially own approximately 53.64% of our total and issued outstanding Shares, representing approximately 85.44% of our total voting power (or 52.29% of our total and issued outstanding Shares, representing approximately 84.75% of our total voting power, assuming that the underwriters exercise their over-allotment option in full). As a result, we may be deemed a “controlled company” within the meaning of the Nasdaq listing rules. If we are deemed a controlled company, we are permitted to elect to rely on certain exemptions from the obligations to comply with certain corporate governance requirements, including:

● the requirement that a majority of the board of directors consist of independent directors;

● the requirement that we have a nominating and corporate governance committee and a compensation committee that are composed entirely of independent directors with a written charter addressing the purposes and responsibilities of the committees;

● the requirement that a listed company have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

● the requirement for an annual performance evaluation of the nominating and governance committee and compensation committee.

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Although we do not intend to rely on the controlled company exemptions under the Nasdaq listing rules even if we are deemed a controlled company, we could elect to rely on these exemptions in the future, and if so, you would not have the same protection afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

Committees of the Board of Directors

We will establish three committees under the Board of Directors immediately upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. We expect to adopt a charter for each of the three committees. Each committee’s members and functions are described below.

Audit Committee. Our Audit Committee will consist of Ms. Hung, Mr. Patel and Ms. Cham. Mr. Patel will be the chairperson of our Audit Committee. We have determined that each of our Audit Committee members satisfies the “independence” requirements of Rule 5605(c)(2) of the Nasdaq rules and meets the independence standards under Rule 10A-3 under the Exchange Act. We have determined that Ms. Lim qualifies as an “audit committee financial expert” within the meaning of the SEC rules and possesses financial sophistication within the meaning of the Nasdaq rules. The Audit Committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company. The Audit Committee will be responsible for, among other things:

●	appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

●	reviewing with the independent auditors any audit problems or difficulties and management’s response;

●	discussing the annual audited financial statements with management and the independent auditors;

●	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

●	reviewing and approving all proposed related-party transactions;

●	meeting separately and periodically with management and the independent auditors; and

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

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Compensation Committee. Our Compensation Committee will consist of Ms. Hung, Mr. Patel and Ms. Cham. Ms. Cham will be the chairman of our Compensation Committee. We have determined that each of our Compensation Committee members satisfies the “independence” requirements of Rule 5605(a)(2) of the Nasdaq rules. The Compensation Committee will assist the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated. The Compensation Committee will be responsible for, among other things:

●	reviewing and approving, or recommending to the board for its approval, the compensation for our chief executive officer and other executive officers;

●	reviewing and recommending to the board for determination with respect to the compensation of our non-employee directors;

●	reviewing periodically and approving any incentive compensation or equity plans, programs, or similar arrangements; and

●	selecting compensation consultant, legal counsel, or other adviser only after taking into consideration all factors relevant to that person’s independence from management.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee will consist of Ms. Hung, Mr. Patel and Ms. Cham. Ms. Hung will be the chairman of our Nominating and Corporate Governance Committee. We have determined that each of our Nominating and Corporate Governance Committee members satisfies the “independence” requirements of Rule 5605(a)(2) of the Nasdaq rules. The Nominating and Corporate Governance Committee will assist the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The Nominating and Corporate Governance Committee will be responsible for, among other things:

●	selecting and recommending to the board nominees for election by the shareholders or appointment by the board;

●	reviewing annually with the board the current composition of the board in regard to characteristics such as independence, knowledge, skills, experience, and diversity;

●	making recommendations on the frequency and structure of board meetings and monitoring the functioning of the committees of the board; and

●	advising the board periodically in regard to significant developments in the law and practice of corporate governance, as well as our compliance with applicable laws and regulations, and making recommendations to the board on all matters of corporate governance and on any remedial action to be taken.

Duties of Directors

Under Cayman Islands law, the fiduciary duties owed by a director and officer include (a) a duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole, (b) a duty to exercise their powers for the purposes for which they were conferred and not for a collateral purpose, (c) a duty to avoid improperly fettering the exercise of future discretion, (d) a duty to avoid any conflict of interest between the director’s duty to the company and the director’s personal interests, and (e) a duty to exercise independent judgment. In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience of that director.

As set out above, our directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the memorandum and articles of association of a company or alternatively by shareholder approval at general meetings.

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Code of Business Conduct and Ethics

In connection with this Offering, we have adopted a code of business conduct and ethics, which is applicable to all of our directors, executive officers and employees and is publicly available.

Terms of Directors and Officers

Our directors may be elected by a resolution of our Board of Directors or by an ordinary resolution of our shareholders. An appointment of a director may be on terms that the director will automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period in a written agreement between our Company and the director, if any, but no such term will be implied in the absence of express provision. It is expected that, whether by ordinary resolution or by the directors, each director will be appointed on the terms that the director will hold office until the appointment of the director’s successor or the director’s re-appointment at the next annual general meeting, unless the director has sooner vacated office.

A director may be removed by ordinary resolution.

The office of a director will be terminated if the director:

(a)	is prohibited by the law of the Cayman Islands from acting as a director; or

(b)	is made bankrupt or makes an arrangement or composition with his creditors generally; or

(c)	resigns his or her office by notice to the Company; or

(d)	in accordance with our articles of association, has only held office as a director for a fixed term and such term expires; or

(e)	in the opinion of a registered medical practitioner by whom he or she is being treated becomes physically or mentally incapable of acting as a director; or

(f)	is given notice by the majority of the other directors (not being less than two in number) to vacate office (without prejudice to any claim for damages for breach of any agreement relating to the provision of the services of such director); or

(g)	is made subject to any law relating to mental health or incompetence, whether by court order or otherwise; or

(h)	without the consent of the other directors, is absent from meetings of directors for a continuous period of six months.

Employment Agreements and Indemnification Agreements with Executive Officers

We will enter into employment agreements with each of our executive officers. Under these agreements, each of our executive officers is employed for a specified time period. We may terminate, at any time, without advance notice or remuneration, for certain acts of the executive officer, such as conviction or plea of guilty to a felony or any crime involving moral turpitude, negligent or dishonest acts to our detriment, or misconduct or a failure to perform agreed duties. An executive officer may terminate his or her employment at any time with a three-month prior written notice.

Each executive officer has agreed to hold, both during and after the termination or expiry of his employment agreement, in strict confidence and not to use, except as required in the performance of his duties in connection with the employment or pursuant to applicable law, any of our confidential or proprietary information or the confidential or proprietary information of any third party received by us and for which we have confidential obligations. Each executive officer has also agreed to disclose in confidence to us all inventions, designs and trade secrets which he conceives, develops or reduces to practice during his employment with us and to assign all right, title and interest in them to us, and assist us in obtaining and enforcing patents, copyrights and other legal rights for these inventions, designs and trade secrets.

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In addition, each executive officer has agreed to be bound by non-competition and non-solicitation restrictions during the term of the employment and for one year following the last date of employment. Specifically, each executive officer has agreed not to: (i) engage or assist others in engaging in any business or enterprise that is competitive with our business, (ii) solicit, divert or take away the business of our customers, customers or business partners, or (iii) solicit, induce or attempt to induce any employee or independent contractor to terminate his or her employment or engagement with us. The employment agreements also contain other customary terms and provisions.

We will also enter into indemnification agreements with each of our executive directors and executive officers. Under these agreements, we agree to indemnify them against certain liabilities and expenses that they incur in connection with claims made by reason of their being a director or officer of our Company. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past 10 years, been involved in any legal proceedings described in subparagraph (f) of Item 401 of Regulation S-K.

Board diversity

We seek to achieve board diversity through the consideration of a number of factors when selecting the candidates to our Board, including but not limited to gender, skills, age, professional experience, knowledge, cultural, education background, ethnicity and length of service. The ultimate decision of the appointment will be based on merit and the contribution which the selected candidates will bring to our board.

Our directors have a balanced mix of knowledge and skills. We have three independent directors with different industry backgrounds, representing a majority of the members of our board. Our board is well balanced and diversified in alignment with the business development and strategy of the Company.

Compensation

For the year ended June 30, 2025, we paid an aggregate of USD56,395 in cash and benefits in-kind granted to or accrued on behalf of our Directors for their services, in all capacities, and we did not pay any additional compensation to our Directors and members of senior management. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our Executive Officers and Directors, except as mandated by Malaysian laws.

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PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding the beneficial ownership of our Shares as of the date of this prospectus by our officers, directors, and 5% or greater beneficial owners of Shares. There is no other person or group of affiliated persons known by us to beneficially own more than 5% of our Shares. The following table assumes that none of our officers, directors or 5% or greater beneficial owners of our Shares will purchase shares in this Offering. In addition, the following table assumes that the over-allotment option has not been exercised. Holders of our Shares are entitled to one (1) vote per share and vote on all matters submitted to a vote of our Shareholders, except as may otherwise be required by law.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Unless otherwise indicated, the person identified in this table has sole voting and investment power with respect to all shares shown as beneficially owned by him, subject to applicable community property laws.

	Shares Beneficially Owned Prior to This Offering(2)				Shares Beneficially Owned After This Offering(3)
Name of Beneficial Owners(1)	Number of Ordinary Shares		Approximate percentage of outstanding Ordinary Shares	Approximate percentage of voting power	Number of Ordinary Shares		Approximate percentage of outstanding Ordinary Shares	Approximate percentage of voting power
	Class A	Class B			Class A	Class B
Directors and Executive Officers:
Mr. Tan Wei Shang (Chief Executive Officer, Chairman of the Board of Directors and Director)(4)	4,400,000	1,200,000	25.93%	36.13%	4,400,000	1,200,000	20.92%	33.90%
Ms. Khor Sher Waen (Director and Chief Financial Officer)(4)	6,600,000	1,800,000	38.89%	54.20%	6,600,000	1,800,000	31.37%	50.85%
Ms. Hung Pei Ya (Independent Director)	-		-	-	-		-	-
Umeshkumar Indubhai Patel (Independent Director)	-		-	-	-		-	-
Cham Jai Min (Independent Director)	-		-	-	-		-	-

All directors, director nominees and executive officers as a group	11,000,000	3,000,000	64.81%	90.33%	11,000,000	3,000,000	52.29%	84.75%
5% shareholders:
Neucleus Dami Sdn. Bhd. (4)	11,000,000	3,000,000	64.81%	90.33%	11,000,000	3,000,000	52.29%	84.75%
Everstead Capital PLT (5)	3,500,000	-	16.20%	4.45%	3,500,000	-	13.07%	4.18%
Oak Sterling Capital PLT (6)	2,500,000	-	11.57%	3.18%	2,500,000	-	9.34%	2.98%
Greenbridge Aventra Capital Sdn. Bhd. (7)	1,600,000	-	7.42%	2.04%	1,600,000	-	5.98%	1.91%

*	Less than 1%.

(1)	Unless otherwise noted, the business address of each of the following entities or individuals is Unit 2-10, Wisma Life Care, No.5, Jalan Kerinchi, Bangsar South, 59200 Kuala Lumpur, Wilayah Persekutuan Kuala Lumpur, Malaysia.

(2)	Giving effect to the reorganization of our Ordinary Shares, applicable percentage of ownership is based on 18,600,000 Class A Ordinary Shares and 3,000,000 Class B Ordinary Shares outstanding as of the date of this prospectus.

(3)	Applicable percentage of ownership is based on 4,500,000 Class A Ordinary Shares and 3,000,000 Class B Ordinary Shares outstanding immediately after this Offering.

(4)	The Controlling Shareholder, of registered address No. 21-3, Jalan SP 2/2, Taman Serdang Perdana, 43300 Seri Kembangan, Selangor, Malaysia, is owned as to 40% by Mr. Tan and 60% by Ms. Khor.

(5)	Everstead Capital PLT, of registered address No. 13 Jalan Anggerik Disa, 31/186B Broadleaf Residence, 40460 Shah Alam, Selangor, Malaysia, is owned by Tan Chui Peng as to 50% and Tan Ke Xin as to 50%.

(6)	Oak Sterling Capital PLT, of registered address No. 110 Jalan Kiambang 4, Taman Gembira, 42700 Banting, Selangor, Malaysia, is owned by Tan Wai Lun as to 50% and Lau Kah Yong as to 50%.

(7)	Greenbridge Aventra Capital Sdn. Bhd., of registered address No. 21-3, Jalan SP2/2, Taman Serdang Perdana, 43300 Seri Kembangan, Selangor, Malaysia, is wholly owned by Teo Lin An.

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RELATED PARTY TRANSACTIONS

Transactions with Related Persons

None for the three fiscal years ended June 30, 2025 and up to the date of this prospectus.

Policies and Procedures for Related Party Transactions

Our Board of Directors has created an Audit committee in Connection with this Offering which will be tasked with review and approval of all related party transactions, if any.

DESCRIPTION OF SHARE CAPITAL

We are an exempted company with limited liability incorporated under the laws of the Cayman Islands and our affairs are governed by our memorandum and articles of association, as amended from time to time and the Companies Act, and the common law of the Cayman Islands.

The authorized share of our Company consists of Ordinary Shares. As of the date of this prospectus, our Company’s authorized share capital is US$50,000 divided into 450,000,000 Class A Ordinary Shares of par value US$0.0001 each and 50,000,000 Class B Ordinary Shares of par value US$0.0001 each.

As of the date of this prospectus, 18,600,000 Class A Ordinary Shares and 3,000,000 Class B Ordinary Shares are issued and outstanding of par value US$0.0001 each, equivalent to total paid-up capital of US$2,160. We will issue 4,500,000 Class A Ordinary Shares in this Offering.

Upon completion of this Offering, we will have 23,100,000 Class A Ordinary Shares and 3,000,000 Class B Ordinary Shares issued and outstanding. All of our issued and outstanding Shares are fully paid, and all of our Shares to be issued in the Offering will be fully paid upon issuance.

Our Memorandum and Articles of Association

The following are summaries of certain material provisions of our memorandum and articles of association (which in this section shall each be referred as the memorandum and the articles, and collectively, the memorandum and articles) and of the Companies Act, insofar as they relate to the material terms of our Class A Ordinary Shares and Class B Ordinary Shares.

Objects of Our Company. Under our memorandum and articles of association, the objects of our Company are unrestricted, and we are capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit, as provided by section 27(2) of the Companies Act.

Ordinary Shares. Our Class A Ordinary Shares and Class B Ordinary Shares are issued in registered form and are issued when registered in our register of members. Each Class A Ordinary Share confers upon the holder thereof (i) the right to one (1) vote on all matters subject to the vote at general meetings of our Company or on any resolutions of members; (ii) the right to an equal share in any distribution by way of dividend paid by our Company; and (iii) the right to an equal share in the distribution of the surplus assets of our Company on its liquidation. Each Class B Ordinary Shares confers upon the holder thereof (i) the right to twenty (20) votes on all matters subject to the vote at general meetings of our Company or on any resolutions of members; (ii) the right to an equal share in any distribution by way of dividend paid by our Company; and (iii) the right to an equal share in the distribution of the surplus assets of our Company on its liquidation. Each Class B Ordinary Share shall be converted at the option of the holder thereof, at any time after issue and without the payment of any additional sum, into one Class A Ordinary Share on a one-for-one basis. Our Class B Ordinary Shares are not subject to any sunset provision (whether time-based or event-based) that would cause automatic conversion into Class A Ordinary Shares. There are no provisions in our memorandum and articles of association that otherwise limit the lifespan of the Class B Ordinary Shares. No Class A Ordinary Shares shall be convertible into any Class B Ordinary Shares. We may not issue shares to bearer. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares.

Dividends. The holders of our Class A Ordinary Shares and Class B Ordinary Shares are entitled to such dividends as may be declared by our board of directors. Our memorandum and articles of association provide that dividends may be declared and paid out of the funds of us lawfully available for distribution. In addition, our Shareholders may declare dividends by ordinary resolution, but not dividend shall exceed the amount recommended by our directors. Under the laws of the Cayman Islands, our Company may pay a dividend out of either profit or share premium account; provided that in no circumstances may a dividend be paid out of our share premium if this would result in our Company being unable to pay its debts as they fall due in the ordinary course of business. Each of the Class A Ordinary Shares and Class B Ordinary Shares will be entitled to the same amount of dividends, if declared.

Voting Rights. In respect of all matters upon which the ordinary shares are entitled to vote, each Class A Ordinary Share is entitled to one (1) vote, and each Class B Ordinary Share is entitled to twenty (20) votes, voting together as one class. Voting at any general meeting is by a poll. A poll shall be taken in such manner as the chairman directs. He may appoint scrutineers (who need not be shareholders) and fix a place and time for declaring the result of the poll. If, through the aid of technology, the meeting is held as a virtual meeting or in more than one place, the chairman may appoint scrutineers virtually and in more than one place; but if he considers that the poll cannot be effectively monitored at that meeting, the chairman shall adjourn the holding of the poll to a date, place and time when that can occur.

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An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the Ordinary Shares cast at a meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the issued and outstanding Ordinary Shares at a meeting. A special resolution will be required for important matters such as a change of name, making changes to our memorandum and articles of association, a reduction of our share capital and the voluntary winding up of our Company. Our shareholders may, among other things, divide or combine their shares by ordinary resolution.

Conversion. Each Class B Ordinary Share is convertible into one Class A Ordinary Share at any time at the option of the holder thereof. Conversion is entirely voluntary and there is no automatic conversion under any circumstances. Class A Ordinary Shares are not convertible into Class B Ordinary Shares under any circumstances.

General Meetings of Shareholders. As a Cayman Islands exempted company, we are not obliged by the Companies Act to call shareholders’ annual general meetings. Our memorandum and articles of association provide that we shall, if required by the applicable rules of the Nasdaq Capital Market, in each year hold a general meeting as its annual general meeting, which, if held, shall be convened by the board of directors, in accordance with the Articles. All general meetings (including an annual general meeting, any adjourned general meeting or postponed meeting) may be held as a physical meeting at such times and in any part of the world and at one or more locations, as a hybrid meeting or as an electronic meeting, as may be determined by our board of directors in its absolute discretion.

Shareholders’ general meetings may be convened by a majority of our board of directors. Advance notice of not less than five clear days is required for the convening of our annual general shareholders’ meeting (if any) and any other general meeting of our shareholders. A quorum required for any general meeting of shareholders consists of, at the time when the meeting proceeds to business, one or more shareholders holding shares which carry in aggregate (or representing by proxy) not less than one-third of the outstanding shares carrying the right to vote at such general meeting.

The Companies Act does not provide shareholders with any right to requisition a general meeting or to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our memorandum and articles of association provide that upon the requisition of any one or more of our shareholders holding shares which carry in aggregate not less than ten percent of the rights to vote at such general meetings, our board will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. However, our memorandum and articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

Transfer of Ordinary Shares. Subject to the restrictions set out below, and provided that such transfer complies with applicable rules of the Nasdaq Capital Market, any of our shareholders may transfer all or any of his or her Ordinary Shares by an instrument of transfer in the usual or common form or in a form designated by the Nasdaq Capital Market (if such shares are listed on the Nasdaq Capital Market) or in any other form approved by our board of directors, executed:

(a) where the shares are fully paid, by or on behalf that shareholder; and

(b) where the shares are partly paid, by or on behalf of that shareholder and the transferee

Where the shares of any class in question are not listed on any stock exchange or subject to the rules of any stock exchange, our board of directors may, in its absolute discretion, decline to register any transfer of any Ordinary Share which is not fully paid up or on which we have a lien. Our board of directors may also, but are not required to, decline to register any transfer of any Ordinary Share unless:

●	the instrument of transfer is lodged with us, accompanied by the certificate for the Ordinary Shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

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●	the instrument of transfer is in respect of only one class of Ordinary Shares;

●	the instrument of transfer is properly stamped, if required;

●	in the case of a transfer to joint holders, the number of joint holders to whom the Ordinary Share is to be transferred does not exceed four;

●	the shares transferred are fully paid up and free of any lien in favor of our Company; and

●	a fee of such maximum sum as the relevant stock exchange may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

If our directors refuse to register a transfer they shall, within one month after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, after compliance with any notice required of the Nasdaq and on 14 clear days’ notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine; provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 clear days in any year as our board may determine.

Transferability and Restrictions on Class B Ordinary Shares. There are no transfer restrictions specific to our Class B Ordinary Shares. Any transfer of Class B Ordinary Shares (including intra-family transfers or transfers to third parties) is governed by the general transfer provisions in our memorandum and articles of association and the applicable rules of the Nasdaq Capital Market. Upon any transfer, the transferee receives Class B Ordinary Shares with the full rights attaching thereto, including the right to twenty (20) votes per share. No transfer triggers automatic conversion of Class B Ordinary Shares into Class A Ordinary Shares.

Transmission on death or bankruptcy. Upon the death or bankruptcy of a holder of Class B Ordinary Shares, the Class B Ordinary Shares pass in accordance with the general transmission provisions in our articles of association. The personal representative, successor, or estate receives the Class B Ordinary Shares with all attached rights (including the twenty (20) votes per share) intact. Neither death nor bankruptcy requires or triggers conversion of the Class B Ordinary Shares into Class A Ordinary Shares.

Liquidation. If we are wound up the shareholders may, subject to the articles and any other sanction required by the Companies Act, pass a special resolution allowing the liquidator to do either or both of the following:

(a)	to divide in specie among the shareholders the whole or any part of the assets of the Company and, for that purpose, to value any assets and to determine how the division shall be carried out as between the shareholders or different classes of shareholders; and/or
(b)	to vest the whole or any part of the assets in trustees for the benefit of shareholders and those liable to contribute to the winding up.

Calls on Shares and Forfeiture of Shares. Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 clear days in advance specifying the time and place of payment. The shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption, Repurchase and Surrender of Shares. Subject to the terms of the Companies Act and to any rights for the time being conferred on the shareholders holding a particular class of shares, the Company may by our board of directors: (i) issue shares that are to be redeemed or liable to be redeemed, at the option of the Company or the shareholder holding those redeemable shares, on the terms and in the manner our board of directors determine before the issue of those shares; (ii) with the consent by special resolution of the shareholders holding shares of a particular class, vary the rights attaching to that class of shares so as to provide that those shares are to be redeemed or are liable to be redeemed at the option of the Company on the terms and in the manner which the board of directors determine at the time of such variation; and (iii) purchase all or any of our own shares of any class including any redeemable shares on the terms and in the manner which our board of directors determine at the time of such purchase. Under the Companies Act, the redemption or repurchase of any share may be paid out of our profits, share premium account or out of the proceeds of a new issue of shares made for the purpose of such redemption or repurchase, or out of capital if we can, immediately following such payment, pay our debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding or (c) if the company has commenced liquidation. In addition, we may accept the surrender of any fully paid share for no consideration.

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Variations of Rights of Shares. Whenever the capital of our Company is divided into different classes the rights attached to any such class may, subject to any rights or restrictions for the time being attached to any class, only be varied with (a) written consent of holders of not less than two-thirds of the issued shares of that class or (b) with the sanction of a resolution passed by a majority of two-thirds of the votes cast at a separate meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation, allotment or issue of further shares ranking pari passu with such existing class of shares.

Issuance of Additional Shares. Our memorandum and articles authorizes our board of directors to issue authorized but unissued Ordinary Shares from time to time as our board of directors shall determine, to the extent of available. We have no current plans or intentions to issue any additional Class B Ordinary Shares following the completion of this offering.

Any future issuance of Class B Ordinary Shares, however, whether to existing holders, new investors, or in connection with acquisitions, financings or equity compensation plans, would increase the aggregate voting power of holders of Class B Ordinary Shares to holders of Class A Ordinary Shares. Each Class B Ordinary Share carries twenty (20) votes per share, while each Class A Ordinary Share carries only one (1) vote per share, and the two classes vote together as a single class on all matters. As a result, any such issuance would dilute the relative voting influence of our Class A Ordinary Shares held by public investors.

Inspection of Books and Records. Holders of our Class A Ordinary Shares and Class B Ordinary Shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or its corporate records. However, our shareholders may receive our annual audited financial statements. See “Where You Can Find Additional Information”.

Anti-Takeover Provisions. Some provisions of our memorandum and articles of association may discourage, delay or prevent a change of control of our Company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue authorized but unissued ordinary shares in the share capital of our Company; and limit the ability of shareholders to requisition and convene general meetings of shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our Company.

Exempted Company. We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

●	does not have to file an annual return of its shareholders with the Registrar of Companies;

●	is not required to open its register of members for inspection;

●	does not have to hold an annual general meeting;

●	may not issue negotiable or bearer shares but may issue or shares with no par value;

●	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	may register as limited duration company; and

●	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on that shareholder’s shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

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Differences in Corporate Law

The Companies Act is derived, to a large extent, from the older Companies Acts of England but does not follow recent English statutory enactments and accordingly there are significant differences between the Companies Act and the current Companies Act of England. In addition, the Companies Act differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements. The Companies Act permits mergers and consolidations between Cayman Islands companies, and between Cayman Islands companies and non-Cayman Islands companies provided that the laws of the foreign jurisdiction permit such merger or consolidation. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a new consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose, a company is a “parent” of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary. The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provided the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by seventy-five per cent in value of the members or class of members, as the case may be, with whom the arrangement is to be made and seventy-five per cent in value of the creditors or class of creditors, as the case may be, with whom the arrangement is to be made, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

●	the statutory provisions as to the required majority vote have been met;

●	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

●	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

●	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

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The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of a dissentient minority shareholder upon a takeover offer. When a tender offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction by way of scheme of arrangement is thus approved and sanctioned, or if a tender offer is made and accepted, in accordance with the foregoing statutory procedures, a dissenting shareholder would have no rights comparable to appraisal rights, save that objectors to a takeover offer may apply to the Grand Court of the Cayman Islands for various orders that the Grand Court of the Cayman Islands has a broad discretion to make, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

The Companies Act also contains statutory provisions which provide that a company may present a petition to the Grand Court of the Cayman Islands for the appointment of a restructuring officer on the grounds that the company (a) is or is likely to become unable to pay its debts within the meaning of section 93 of the Companies Act; and (b) intends to present a compromise or arrangement to its creditors (or classes thereof) either, pursuant to the Companies Act, the law of a foreign country or by way of a consensual restructuring. The petition may be presented by a company acting by its directors, without a resolution of its members or an express power in its articles of association. On hearing such a petition, the Cayman Islands court may, among other things, make an order appointing a restructuring officer or make any other order as the court thinks fit.

Shareholders’ Suits. In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge actions where:

●	a company acts or proposes to act illegally or ultra vires;

●	the act complained of, although not ultra vires, could only be effected duly if authorized by more than the number of votes which have actually been obtained; and

●	those who control the company are perpetrating a “fraud on the minority”.

A shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed.

Indemnification of Directors and Executive Officers and Limitation of Liability. Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Our memorandum and articles of association provide that to the extent permitted by law, we shall indemnify each existing or former director (including alternate director), secretary and other officer of us (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a)	all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former director (including alternate director), secretary or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former director’s (including alternate director’s), secretary’s or officer’s duties, powers, authorities or discretions; and

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(b)	without limitation to paragraph (a), all costs, expenses, losses or liabilities incurred by the existing or former director (including alternate director), secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former director (including alternate director), secretary or officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty.

To the extent permitted by the Companies Act, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former director (including alternate director), secretary or officer of the Company in respect of any matter identified in above on condition that the director (including alternate director), secretary or officer must repay the amount paid by us to the extent that we are ultimately found not liable to indemnify the director (including alternate director), secretary or officer for those legal costs. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties. Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company — a duty to act in good faith in the best interests of the company, a duty not to make a personal profit based on his position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person carrying out the same functions as are carried out by that director in relation to the company. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care which requires the director to act with the skill care and diligence commensurate with any particular skill they have which enables them to meet a higher standard than a director without those skills and these authorities are likely to be followed in the Cayman Islands.

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Shareholder Action by Written Consent. Under the Delaware General Corporation Law (“DGCL”), a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law permits us to eliminate the right of shareholders to act by written consent and our articles of association provide that any action required or permitted to be taken at any general meetings may be taken upon the vote of shareholders at a general meeting duly noticed and convened in accordance with our articles of association and may also be taken by written consent of the shareholders without a meeting.

Shareholder Proposals. Under the DGCL, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act does not provide shareholders with any rights to requisition a general meeting and do not provide shareholders with any right to put any proposal before a general meeting or to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our articles of association allow our shareholders holding shares which carry in aggregate not less than ten percent of the rights to vote at such general meeting to requisition an extraordinary general meeting of our shareholders, in which case our board is obliged to convene an extraordinary general meeting and to put the resolutions so requisitioned to a vote at such meeting. Other than this right to requisition a shareholders’ meeting, our articles of association do not provide our shareholders with any other right to put proposals before annual general meetings or extraordinary general meetings. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting. Under the DGCL, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors. Under the DGCL, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our articles of association, subject to certain restrictions as contained therein, directors may be removed with or without cause, by an ordinary resolution of our shareholders. An appointment of a director may be on terms that the director shall automatically retire from office (unless he has sooner vacated office) upon any specified event or after any specified period in a written agreement between the company and the director, if any; but no such term shall be implied in the absence of express provision. Under our articles of association, a director’s office shall be vacated if the director (i) becomes bankrupt or has a receiving order made against him or suspends payment or compounds with his creditors; (ii) is found to be or becomes of unsound mind or dies; (iii) resigns his office by notice in writing to the company; (iv) without special leave, is absence from meetings of our board for a continuous period of six months; (v) is prohibited by law from being a director or; (vi) is removed from office pursuant to the laws of the Cayman Islands or any other provisions of our memorandum and articles of association.

Transactions with Interested Shareholders. The DGCL contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

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Cayman Islands law has no comparable statute. As a result, we cannot avail itself of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up. Under the DGCL, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares. Under the DGCL, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our articles of association, if our share capital is divided into more than one class of shares, the rights attached to any such class may only be varied with (a) the written consent of the holders of not less than two-thirds of the issued shares of that class or (b) the sanction of a resolution passed by a majority of two-thirds of the votes cast at a separate meeting of the holders of the shares of that class.

Amendment of Governing Documents. Under the DGCL, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under Cayman Islands law, our memorandum and articles of association may only be amended with a special resolution of our shareholders.

Rights of Non-resident or Foreign Shareholders. There are no limitations imposed by our memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights our shares. In addition, there are no provisions in our memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

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SHARES ELIGIBLE FOR FUTURE SALE

Upon the completion of this Offering, we will have 4,500,000 Class A Ordinary Shares sold in this Offering which will be freely transferable by persons other than our “affiliates” without restriction or further registration under the Securities Act.

Prior to this Offering, there has been no public market for our Shares, and while we plan to apply to list our Shares on Nasdaq, we cannot assure you that a regular trading market for our Shares will develop or be sustained after this Offering. Future sales of substantial amounts of Shares in the public market, or the perception that such sales may occur, could adversely affect the market price of our Shares. Further, since a large number of our Shares will not be available for sale shortly after this Offering because of the contractual and legal restrictions on resale described below, sales of substantial amounts of our Shares in the public market after these restrictions lapse, or the perception that such sales may occur, could adversely affect the prevailing market price and our ability to raise equity capital in the future.

Lock-Up Agreements

We, together with each and any of our successors, have agreed that will not, without the prior written consent of the Representative, from the date of this prospectus and continuing for a period of one hundred and eighty (180) days after the closing of this offering (the “Lock-Up Period”), (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any Class A Ordinary Shares or any securities convertible into or exercisable or exchangeable for Class A Ordinary Shares, or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Class A Ordinary Shares or any such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Class A Ordinary Shares or such other securities, in cash or otherwise, except to the underwriters pursuant to the terms of the underwriting agreement.

Furthermore, each of our directors, executive officers, and principal shareholders (5% or more shareholders) of our Class A Ordinary Shares has also entered into a similar lock-up agreement for a period of 180 days from the date of this prospectus, subject to certain exceptions, with respect to our Class A Ordinary Shares and securities that are substantially similar to our Class A Ordinary Shares.

Other than this Offering, we are not aware of any plans by any significant shareholders to dispose of significant numbers of our Class A Ordinary Shares. However, one or more existing shareholders or owners of securities convertible or exchangeable into or exercisable for our Class A Ordinary Shares may dispose of significant numbers of our Class A Ordinary Shares in the future. We cannot predict what effect, if any, future sales of our Class A Ordinary Shares, or the availability of Class A Ordinary Shares for future sale, will have on the trading price of our Class A Ordinary Shares from time to time. Sales of substantial amounts of our Class A Ordinary Shares in the public market, or the perception that these sales could occur, could adversely affect the trading price of our Class A Ordinary Shares.

Rule 144

All of our Shares outstanding prior to this Offering are “restricted shares” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirements. Under Rule 144 as currently in effect, a person who has beneficially owned our Shares for at least six months is generally entitled to sell the restricted securities without registration under the Securities Act beginning 90 days after the date of this prospectus, subject to certain additional restrictions.

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Subject to the Lock-Up Agreements, our affiliates may sell within any three-month period a number of Shares that does not exceed the greater of the following:

●	1% of the then outstanding Shares of the same class, which will equal approximately 231,000 Class A Ordinary Shares immediately after this Offering assuming the over-allotment option is not exercised and 254,650 Class A Ordinary Shares assuming the over-allotment option is exercised in full; or

●	the average weekly trading volume of our Shares on Nasdaq during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Affiliates who sell restricted securities under Rule 144 may not solicit orders or arrange for the solicitation of orders, and they are also subject to notice requirements and the availability of current public information about us.

Persons who are not our affiliates are only subject to one of these additional restrictions, the requirement of the availability of current public information about us, and this additional restriction does not apply if they have beneficially owned our restricted shares for more than one year.

Regulation S

Regulation S under the Securities Act provides an exemption from registration requirements in the U.S. for offers and sales of securities that occur outside the U.S. Rule 903 of Regulation S provides the conditions to the exemption for a sale by an issuer, a distributor, their respective affiliates, or anyone acting on their behalf. Rule 904 of Regulation S provides the conditions to the exemption for a resale by persons other than those covered by Rule 903. In each case, any sale must be completed in an offshore transaction, as that term is defined in Regulation S, and no directed selling efforts, as that term is defined in Regulation S, may be made in the U.S.

We are a foreign issuer as defined in Regulation S. As a foreign issuer, securities that we sell outside the U.S. pursuant to Regulation S are not considered to be restricted securities under the Securities Act, and, subject to the offering restrictions imposed by Rule 903, are freely tradable without registration or restrictions under the Securities Act, unless the securities are held by our affiliates. We are not claiming the potential exemption offered by Regulation S in connection with the offering of newly issued shares outside the U.S. and will register all of the newly issued shares under the Securities Act.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our Shares from us in connection with a compensatory stock or option plan or other written agreement relating to compensation is eligible to resell such Shares 90 days after we became a reporting company under the Exchange Act in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

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EXCHANGE CONTROLS AND LIMITATIONS AFFECTING SHAREHOLDERS

Malaysia

In Malaysia, foreign exchange control is governed by the Financial Services Act 2013 (“FSA”) and the Islamic Financial Services Act 2013 (“IFSA”). The Foreign Exchange Policy Notices (“FE Notices”) set out, among others, the circumstances in which the specific approval of the controller or regulator of foreign exchange i.e. Bank Negara Malaysia (“BNM”), the central bank of Malaysia, must be obtained by residents and non-residents to remit funds to and from Malaysia. A party undertaking or engaging in any transactions that are not provided for or allowed under the FE Notices are required to obtain approval from BNM prior to undertaking the said transaction.

A “resident” is defined as (i) a citizen of Malaysia (excluding a citizen who has obtained a permanent resident status in a country or a territory outside Malaysia and is residing outside Malaysia), (ii) a non-citizen of Malaysia who has obtained permanent resident status in Malaysia and is ordinarily residing in Malaysia, or (iii) a body corporate incorporated or established, or registered with or approved by any authority, in Malaysia; or (iv) an unincorporated body registered with or approved by any authority in Malaysia; or (v) the Government or any State Government.

A “non-resident” is defined as (i) any person other than a resident, (ii) an overseas branch, a subsidiary, a regional office, sales office or, representative office of a resident company, (iii) embassies, consulates, high commissions, supranational or international organizations, or (iv) a Malaysian citizen who has obtained permanent resident status of a country or territory outside Malaysia and is residing outside Malaysia.

The following are some of the provisions and restrictions that are applicable to our Malaysian subsidiary as a resident under the new FE Notices issued and made effective on October 1, 2025.

(i) Payment in Ringgit between non-resident and resident or non-resident

A non-resident is allowed to make or receive payment in RM, to or from another resident or non-resident for, among others, income earned or expenses incurred in Malaysia and for the settlement of a trade in goods or services (excluding payment between non-residents for settlement of a trade in goods or services outside Malaysia).

(ii) Payment in foreign currency between residents and non-residents

A resident is allowed to make or receive payments in foreign currency to or from a non-resident for any purpose (subject to compliance with the FE Notices), excluding payment made or received for:

(a) a foreign currency-denominated derivative or Islamic derivative offered by a resident (unless otherwise approved by BNM);

(b) a derivative or Islamic derivative which is referenced to Ringgit (unless otherwise approved by BNM);

(c) a derivative or Islamic derivative, which market price, value, delivery or payment obligation is derived from, referenced to or based on exchange rate, offered by a non-resident (unless otherwise approved by BNM).

(iii) Repatriation of funds by non-resident

Non-resident is allowed to repatriate from Malaysia, funds including any income earned or proceeds from divestment of Ringgit asset, provided that such repatriation is made in foreign currency (except in the currency of Israel) and the conversion of Ringgit to foreign currency is undertaken in compliance with the FE Notices.

(iv) Borrowing in Ringgit by residents from non-residents

A resident entity is allowed to borrow in Ringgit in any amount from a non-resident through the issuance of (a) redeemable preference shares or Islamic redeemable preference shares in Ringgit for use in Malaysia, (b) Ringgit sovereign bond or sukuk (issued by the Federal Government); or (c) Ringgit corporate bond or Sukuk in accordance with relevant guidelines issued by the Securities Commission Malaysia excluding non-tradable Ringgit corporate bond or Sukuk issued to a non-resident entity outside the resident entity’s group or a non-resident financial institution (“NRFI”).

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A resident entity is allowed to borrow in Ringgit up to RM1 million in aggregate (computed based on an aggregate borrowing in Ringgit by the resident entity and other resident entity with a parent-subsidiary relationship) for use in Malaysia from a non-resident excluding a NRFI.

(v) Borrowing in foreign currency by residents

A resident entity is allowed to borrow in foreign currency in any amount from (a) a licensed onshore bank, (b) an entity within the resident entity’s group or from the resident entity’s direct shareholder except for a NRFI or a non-resident special purpose vehicle which is used to obtain borrowing from any person outside the resident entity’s group or (c) through issuance of foreign currency corporate bond or Sukuk to another resident.

A resident entity is allowed to borrow in foreign currency up to RM100 million equivalent in aggregate (computed based on an aggregate borrowing in foreign currency by the resident entity and other resident entity with parent-subsidiary relationship) from (a) non-resident outside the resident entity’s Group; (b) a NRFI; or (c) a non-resident special purpose vehicle which is used to obtain borrowing from any person outside the resident entity’s group.

(vi) Lending by a resident

A person is allowed to lend in Ringgit or foreign currency to a resident or non-resident for any corresponding borrowing (as set out in item (iv) and (v) above) approved under the FE Notices or where the borrowing has otherwise been approved in writing by BNM.

(vii) Giving and obtaining of financial guarantee

A resident guarantor is allowed to give a financial guarantee in any amount in Ringgit or foreign currency to secure any borrowing obtained by a resident in Ringgit or foreign currency as approved in the FE Notices or otherwise approved in writing by BNM.

A non-bank resident guarantor is allowed to give a financial guarantee in any amount in Ringgit or foreign currency to secure a borrowing obtained by a non-resident in Ringgit or foreign currency as approved in the FE Notices or otherwise approved in writing by BNM or borrowing in foreign currency from an NRFI, excluding a financial guarantee given to secure a borrowing (a) obtained by a non-resident borrower which is a special purpose vehicle (i.e.: an entity set up solely for a specific purpose and is not an operating business unit), or if the underlying borrowing is being utilized by the resident guarantor; or (b) where the resident guarantor has entered into a formal or informal arrangement to make repayment of the borrowing in foreign currency other than for an event of default.

A resident lender is allowed to obtain a financial guarantee in any amount in foreign currency or Ringgit from a non-resident guarantor to secure a borrowing obtained by a resident or a non-resident borrower.

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TAXATION

The following are certain material Cayman Islands tax, Malaysia tax and U.S. federal income tax considerations relevant to an investment in our Shares. This discussion does not address all of the tax considerations that may be relevant in light of the investor’s particular circumstances. Potential investors should consult their tax advisers regarding Malaysia, U.S. federal, state and local, and non-U.S. tax consequences of owning and disposing of our Shares in their particular circumstances. Unless otherwise noted in the following discussion, this section is the opinion of the Company, insofar as it relates to legal conclusions with respect to matters of Cayman Islands tax law. and of Cheah Teh Su, insofar as it relates to legal conclusions with respect to matters of Malaysia tax law.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains, or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. No stamp duty is payable in the Cayman Islands on the issue of shares by, or any transfers of shares of, Cayman Islands companies (except those which hold interests in land in the Cayman Islands). There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of our Ordinary Shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our Ordinary Shares, as the case may be, nor will gains derived from the disposal of our Ordinary Shares be subject to Cayman Islands income or corporation tax.

Malaysia Taxation

The following discussion is a summary of the more relevant taxes that are applicable to our Malaysian subsidiary with regards to transactions that they may enter into with a foreign holding company. It excludes specifically all Malaysian taxes that our Malaysian subsidiary is subject to arising from its respective business activities in Malaysia such as income tax, various types of taxes imposable on transactions entered into in the course of conducting its business activities and taxes on capital gains. Generally, there is no taxes on capital gains in disposing shares in publicly listed companies in Malaysia except for real property gains tax (“RPGT”) under the Real Property Gains Tax Act 1976 which is a tax on chargeable gains arising from the disposal of real property or shares in real property companies (“RPC”). Neither subject affects our Malaysian subsidiary as none of them were engaged in activities in the said areas.

The type of transactions that our Malaysian operating subsidiary typically enter into with its foreign holding company (that is not attributable to a business carried on in Malaysia by the foreign holding company) are royalties, interest or service fees. With respect to such income, the tax liability of the foreign holding company, it being a non-resident will be settled by way of withholding tax (“WHT”) deducted by the paying entity, i.e. the Malaysian subsidiary. The following are WHT rates that apply as per the arrangement that exists between the United States of America and Malaysia: (Royalty: 10%, Interest: 15%, Dividends: 0%, Technical fees: 10%)

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Payments of the above types of income to non-residents (except for dividends) are subject to WHT which is due and payable to the Inland Revenue Board of Malaysia (“IRB”) within one month after paying or crediting such payments. There is no WHT on dividends paid by Malaysian companies.

Transfer pricing

Transfer pricing (“TP”) legislation

The basis for determining proper compensation is, almost universally, the arm’s length principle which has also been accepted by IRB.

The arm’s length principle was incorporated into Section 140A of the Malaysian Income Tax Act 1967. It allows the Director General of Inland Revenue (“DGIR”) to adjust any transfer prices between related parties in Malaysia which, in the view of the DGIR, do not meet the arm’s length standard.

What constitutes “arm’s length” is not defined in the Income Tax Act 1967 and depends on facts of each case/transaction. Consequently, the IRB has issued the revised Income Tax TP Rules 2023 and the revised TP Guidelines 2024 to give guidance on the arm’s length standard that is acceptable to the IRB. The TP Rules and Guidelines seek to provide guidance on the application of the law on controlled transactions, the acceptable methodologies as provided in the rules and administrative requirements including the types of records and documentation expected from taxpayers involved in TP arrangements.

The Income Tax (Transfer Pricing) Rules 2023 further defines the “arm’s length range” as a range of figures or a single figure falling between the value of 37.5 percent and 62.5 percent of the data set and acceptable by the director general in determining whether the arm’s length price has been applied in a controlled transaction. This range is derived by either applying the same transfer pricing methodology to multiple comparable data or applying different methods, as determined under rule 6 of the Income Tax (Transfer Pricing) Rules 2023.

Advance pricing arrangement (APA)

Companies are allowed to apply for APA from the DGIR. The objective of establishing APA is to provide an avenue for taxpayers to obtain certainty upfront that their related party transactions meet the arm’s length standard. The IRB has issued the Income Tax (APA) Rules 2023 and APA Guidelines 2024 to give guidance on the matter.

Statute of limitation for TP adjustments

The statute of limitation is seven (7) years from the expiration of an assessment year (“YA”) for raising an assessment or additional assessment for that YA in respect of TP adjustments for a transaction entered into between associated persons not at arm’s length.

Country-by-Country Reporting

The Malaysian Country-by-Country Rules require a Malaysian multinational enterprise (“MNE”) group with total consolidated group revenue of at least RM3 billion in the financial year (“FY”) preceding the reporting FY (i.e. FY commencing on or after 2017) to prepare and submit the Country-by-Country Report to the IRB no later than 12 months after the close of each FY.

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Malaysian entities of foreign MNE groups will generally not be required to prepare and file Country-by-Country Reports as the obligation to file will be with the ultimate holding company in the jurisdiction it is tax resident. However, a notification to the IRB may be required.

Certain Considerations

The following discussion is a summary of certain material U.S. federal income tax considerations generally applicable to U.S. Holders (as defined below) of the ownership and disposition of our Ordinary Shares. This summary applies only to U.S. Holders that hold our Class A ordinary shares (“Ordinary Shares”) as capital assets (generally, property held for investment) and that have the U.S. dollar as their functional currency. This summary is based on U.S. tax laws in effect as of the date of this prospectus, on U.S. Treasury regulations in effect or, in some cases, proposed as of the date of this prospectus, and judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which could apply retroactively and could affect the tax consequences described below. No ruling has been sought from the United States Internal Revenue Service (“IRS”) with respect to any U.S. federal income tax considerations described below, and there can be no assurance that the IRS or a court will not take a contrary position. Moreover, this summary does not address the U.S. federal estate, gift, backup withholding, and alternative minimum tax considerations, or any state, local, and non-U.S. tax considerations, relating to the ownership and disposition of our Ordinary Shares. The following summary does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances or to persons in special tax situations such as:

●	financial institutions or financial services entities;

●	underwriters;

●	insurance companies;

●	pension plans;

●	cooperatives;

●	regulated investment companies;

●	real estate investment trusts;

●	grantor trusts;

●	broker-dealers;

●	subchapter S corporations;

●	personal holding companies;

●	tax-qualified retirement plans;

●	taxpayers that elect to use a mark-to-market method of accounting;

●	governments or agencies or instrumentalities thereof;

●	certain former U.S. citizens or long-term residents;

●	tax-exempt entities (including private foundations);

●	persons liable for alternative minimum tax;

●	persons holding Ordinary Shares as part of a straddle, hedging, conversion or other integrated transaction;

●	persons whose functional currency is not the U.S. dollar;

●	passive foreign investment companies;

●	controlled foreign corporations;

●	persons that directly, indirectly, or constructively own 5% or more of all classes of our stock (by vote or value); or

●	partnerships (including entities and arrangements treated as partnerships) for U.S. federal income tax purposes, or persons holding Ordinary Shares through such partnerships.

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PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF U.S. FEDERAL TAXATION TO THEIR PARTICULAR CIRCUMSTANCES, AND THE STATE, LOCAL, NON-U.S., OR OTHER TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF OUR ORDINARY SHARES.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our Ordinary Shares that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

●	a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions, or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership (including any entity or arrangement treated as a partnership) for U.S. federal income tax purposes is a beneficial owner of our Ordinary Shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding our Ordinary Shares and their partners are urged to consult their tax advisors regarding an investment in our Ordinary Shares.

Taxation of Dividends and Other Distributions on Our Ordinary Shares

If we were to make a distribution with respect to our Ordinary Shares, subject to the PFIC rules discussed below, a U.S. Holder generally will be required to include in gross income, in accordance with such U.S. Holder’s method of accounting for United States federal income tax purposes, as dividends the amount of any such distribution to the extent the distribution is paid out of our current or accumulated earnings and profits (as determined under United States federal income tax principles). Such dividends paid by us will be taxable to a corporate U.S. Holder as dividend income and will not be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. A non-corporate U.S. Holder will be subject to tax on dividend income from a “qualified foreign corporation” at a preferential applicable capital gains rate applicable to “qualified dividend income” rather than the marginal tax rates generally applicable to ordinary income provided that certain holding period and other requirements are met. A non-U.S. corporation (other than a corporation that is classified as a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) will generally be considered to be a qualified foreign corporation (i) if it is eligible for the benefits of a comprehensive tax treaty with the United States that the U.S. Secretary of Treasury determines is satisfactory for purposes of this provision and includes an exchange of information program, or (ii) with respect to any dividend it pays on stock that is readily tradable on an established securities market in the United States, including Nasdaq. It is unclear whether dividends that we pay on our Ordinary Shares will meet all of the conditions required for the preferential tax rate. If we are eligible for such benefits, dividends we pay on our Ordinary Shares would be eligible for the preferential rates of taxation described in this paragraph.

Distributions in excess of such earnings and profits generally will be applied against and reduce the U.S. Holder’s basis in its Ordinary Shares (but not below zero) and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such Ordinary Shares. In the event that we do not maintain calculations of our earnings and profits under United States federal income tax principles, a U.S. Holder should expect that all cash distributions will be reported as dividends for United States federal income tax purposes. U.S. Holders should consult their own tax advisors regarding the availability of the preferential rate for any cash dividends paid with respect to our Ordinary Shares.

Dividends paid by us will generally be treated as income from foreign sources for U.S. foreign tax credit purposes and will generally constitute passive category income. Depending on the U.S. Holder’s individual facts and circumstances, a U.S. Holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit not in excess of any applicable treaty rate in respect of certain foreign taxes imposed on dividends received on our Ordinary Shares. A U.S. Holder who does not elect to claim a foreign tax credit for foreign tax imposed may instead claim a deduction, for U.S. federal income tax purposes in respect of such taxes but only for a year in which such U.S. Holder elects to do so for all creditable foreign taxes. The rules governing the foreign tax credit are complex and their application depends in large part on the U.S. Holder’s individual facts and circumstances. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

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Taxation of Sale or Other Disposition of Ordinary Shares

Subject to the discussion below under “Passive Foreign Investment Company Rules,” a U.S. Holder will generally recognize capital gain or loss upon the sale or other disposition of Ordinary Shares in an amount equal to the difference between the amount realized upon the disposition and the U.S. Holder’s adjusted tax basis in such Ordinary Shares. Any capital gain or loss will be long term if the Ordinary Shares have been held for more than one year and will generally be U.S.-source gain or loss for U.S. foreign tax credit purposes. Long-term capital gains of non-corporate taxpayers are currently eligible for preferential rates of taxation. The deductibility of a capital loss may be subject to limitations. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if a foreign tax is imposed on a disposition of our Ordinary Shares, including the availability of the foreign tax credit under their particular circumstances.

Passive Foreign Investment Company Rules

A non-U.S. corporation, such as our company, will be classified as a PFIC, for U.S. federal income tax purposes for any taxable year, if either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (determined on the basis of a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income. For this purpose, cash and cash equivalents may be categorized as passive assets and the company’s goodwill and other unbooked intangibles may be categorized as non-passive assets. Passive income generally includes, among other things, dividends, interest, rents, royalties, and gains from the disposition of passive assets. We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, more than 25% (by value) of the stock.

No assurance can be given as to whether we may be or may become a PFIC, as this is a factual determination made annually that will depend, in part, upon the composition of our income and assets and the value of our assets from time to time (which may be determined, in part, by reference to the market price of our shares, which could be volatile). Furthermore, the composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in this Offering. Under circumstances where our revenue from activities that produce passive income significantly increase relative to our revenue from activities that produce non-passive income, or where we determine not to deploy significant amounts of cash for active purposes, our risk of becoming classified as a PFIC may substantially increase. In addition, because there are uncertainties in the application of the relevant rules, it is possible that the IRS may challenge our classification of certain income and assets as non-passive or our valuation of our tangible and intangible assets, each of which may result in our becoming a PFIC for the current or other taxable years. If we are a PFIC for any year during which a U.S. Holder held our Ordinary Shares, we generally would continue to be treated as a PFIC with respect to such U.S. Holder for all succeeding years during which such U.S. Holder held our Ordinary Shares even if we cease to be a PFIC in subsequent years, unless certain elections are made. Our U.S. counsel expresses no opinion with respect to our PFIC status for any taxable year.

If we are classified as a PFIC for any taxable year during which a U.S. Holder holds our Ordinary Shares, and unless the U.S. Holder makes a mark-to-market election (as described below), the U.S. Holder will generally be subject to special tax rules that have a penalizing effect, regardless of whether we remain a PFIC, on (i) any excess distribution that we make to the U.S. Holder (which generally means any distribution paid during a taxable year to a U.S. Holder that is greater than 125 percent of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. Holder’s holding period for the Ordinary Shares), and (ii) any gain realized on the sale or other disposition of Ordinary Shares. Under these rules,

●	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the Ordinary Shares;

●	the amount allocated to the current taxable year and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which we are classified as a PFIC (each, a “pre-PFIC year”), will be taxable as ordinary income;

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●	the amount allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest tax rate in effect for individuals or corporations, as appropriate, for that year; and

●	an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each prior taxable year, other than a pre-PFIC year, of the U.S. Holder.

If we are treated as a PFIC for any taxable year during which a U.S. Holder holds our Ordinary Shares, or if any of our subsidiaries is also a PFIC, such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of any lower-tier PFICs for purposes of the application of these rules. U.S. Holders are urged to consult their tax advisors regarding the application of the PFIC rules to any of our subsidiaries.

As an alternative to the foregoing excess distribution rules, a U.S. Holder of “marketable stock” in a PFIC may make a mark-to-market election with respect to such stock, provided that such stock is “regularly traded” within the meaning of applicable U.S. Treasury regulations. If our Ordinary Shares qualify as being regularly traded, and an election is made, the U.S. Holder will generally (i) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of Ordinary Shares held at the end of the taxable year over the adjusted tax basis of such Ordinary Shares and (ii) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the Ordinary Shares over the fair market value of such Ordinary Shares held at the end of the taxable year, but such deduction will only be allowed to the extent of the amount previously included in income as a result of the mark-to-market election. The U.S. Holder’s adjusted tax basis in the Ordinary Shares would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. Holder makes a mark-to-market election in respect of a corporation classified as a PFIC and such corporation ceases to be classified as a PFIC, the U.S. Holder will not be required to take into account the gain or loss described above under the excess distribution regime during any period that such corporation is not classified as a PFIC. If a U.S. Holder makes a mark-to-market election, any gain such U.S. Holder recognizes upon the sale or other disposition of our Ordinary Shares in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as ordinary loss, but such loss will only be treated as ordinary loss to the extent of the net amount previously included in income as a result of the mark-to-market election.

Because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, a U.S. Holder may continue to be subject to the PFIC rules with respect to such U.S. Holder’s indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.

Furthermore, as an alternative to the foregoing excess distribution rules, a U.S. Holder that owns stock of a PFIC generally may make a “qualified electing fund” election regarding such corporation to elect out of the PFIC rules described above regarding excess distributions and recognized gains. However, we do not intend to provide information necessary for U.S. Holders to make qualified electing fund elections which, if available, would result in tax treatment different from the general tax treatment for PFICs described above.

If a U.S. Holder owns our Ordinary Shares during any taxable year that we are a PFIC, the U.S. Holder must generally file an annual IRS Form 8621 and provide such other information as may be required by the U.S. Treasury Department, whether or not a mark-to-market election is or has been made. If we are or become a PFIC, you should consult your tax advisor regarding any reporting requirements that may apply to you.

You should consult your tax advisors regarding how the PFIC rules may potentially apply to your investment in our Ordinary Shares.

Information Reporting and Backup Withholding

Certain U.S. Holders are required to report information to the IRS relating to an interest in “specified foreign financial assets,” including shares issued by a non-United States corporation, for any year in which the aggregate value of all specified foreign financial assets exceeds $50,000 (or a higher dollar amount prescribed by the IRS), subject to certain exceptions (including an exception for shares held in custodial accounts maintained with a U.S. financial institution). These rules also impose penalties if a U.S. Holder is required to submit such information to the IRS and fails to do so.

In addition, dividend payments with respect to our Ordinary Shares and proceeds from the sale, exchange or redemption of our Ordinary Shares may be subject to additional information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on IRS Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on IRS Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Any amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, if any, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information. We do not intend to withhold taxes for individual shareholders. However, transactions effected through certain brokers or other intermediaries may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR ORDINARY SHARES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

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UNDERWRITING

Subject to the terms and conditions of the underwriting agreement, the underwriters named below (collectively, the “underwriters”), where Network 1 Securities, Inc. is acting as the representative of the underwriters (the “Representative”) have severally agreed to purchase from us on a firm commitment basis the following respective number of the Class A Ordinary Shares at the public price less the underwriting discounts set forth on the cover page of this prospectus:

Name	Number of Class A Ordinary Shares
Network 1 Securities, Inc.	4,500,000

Total	4,500,000

The underwriters are committed to purchase all the Class A Ordinary Shares offered by us if any Class A Ordinary Shares are purchased, other than those shares covered by the over-allotment option described below. The underwriters are offering Class A Ordinary Shares subject to their acceptance of the Class A Ordinary Shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the Class A Ordinary Shares offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions.

Over-Allotment Option

If the underwriters sell more Class A Ordinary Shares than the total number set forth in the table above, the Company has granted to the underwriters a 45-day option after the closing of this Offering to purchase up to 675,000 additional Class A Ordinary Shares (15% of the total number of our Class A Ordinary Shares to be offered by us pursuant to this Offering) from us at the initial public offering price less the underwriting discounts, based on the assumed offering price of US$4.5 per Class A Ordinary Share, being the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, in connection with this Offering. To the extent the option is exercised, each underwriter must purchase a number of additional Class A Ordinary Shares approximately proportionate to that underwriter’s initial purchase commitment. Any Class A Ordinary Shares issued or sold under the option will be issued and sold on the same terms and conditions as the other Class A Ordinary Shares that are the subject of this Offering.

Discounts and Expenses

Our Company has agreed to pay the underwriters a cash fee equal to seven percent (7.0%) of the aggregate gross proceeds raised in this Offering. The following table shows the price per share and total public offering price, underwriting discounts, and proceeds before expenses to us.

	Per Share		Total Without Exercise of Over-Allotment Option		Total With Full Exercise of Over-Allotment Option
Initial public offering price	$	[*]	$	[*]	$	[*]
Underwriting discounts to be paid by us
Proceeds, before expenses, to us	$	[*]	$	[*]	$	[*]

Our Company has agreed to pay the Representative’s reasonable and documented accountable expenses of up to US$150,000, which includes, without limitation, travel, due diligence expenses, fees and expenses of the Representative’s legal counsel, roadshow and background check on the Company’s principals. As of the date of this prospectus, we have paid an advance of US$50,000 to the Representative to be applied to the underwriters’ anticipated out-of-pocket expenses. Any advance will be returned to our Company to the extent such out-of-pocket accountable expenses are not actually incurred, or are less than the advances in accordance with FINRA Rule 5110(g)(4).

Our Company has also agreed to pay the Representative a non-accountable expense, equal to one percent (1.0%) of the gross proceeds received by us from the sale of the Class A Ordinary Shares, including shares sold pursuant to the exercise of the over-allotment option.

We have agreed to pay our expenses related to this Offering. We estimate that our total expenses related to this Offering, excluding the estimated discounts to the underwriters and payment of the underwriters’ accountable and non-accountable expenses referred to above, will be approximately US$1,036,996.

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Warrants

In addition, we have agreed to grant the Representative non-redeemable warrants to purchase an amount equal to seven and a half percent (7.5%) of the Class A Ordinary Shares sold in this Offering (including any shares sold upon exercise of the over-allotment option), which warrants will be exercisable at any time, will be subject to lock up for 180 days from the date of issuance in accordance with FINRA Rule 5510, and will expire five years from the commencement of sales of this Offering. The warrants will be exercisable at a price equal to 125% of the public offering price of the Class A Ordinary Shares sold in this Offering. We will register the Class A Ordinary Shares underlying the Underwriters’ warrants and will file all necessary undertakings in connection therewith. The underwriter’s warrants and the Class A Ordinary Shares underlying the underwriters’ warrants may not be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days beginning on the date of commencement of sales of this Offering (in accordance with FINRA Rule 5110), except that they may be assigned, in whole or in part, to any member participating in this Offering and the officers or partners thereof, and that all securities so transferred remain subject to the lock-up restriction for the remainder of the time period. The underwriters’ warrants may be exercised as to all or a lesser number of Class A Ordinary Shares and will provide for cashless exercise. The underwriters’ warrants contain a provision for one demand registration, at the expense of the Company, and one additional demand right at the expense of the holder of the underwriters’ warrants, in compliance with FINRA rule 5110(g)(8)(B). The demand registration rights may be exercised at any time following issuance of the warrants but no later than five years following the commencement of sales of the Offering in compliance with FINRA rule 5110(g)(8)(C). The underwriters’ warrants also contain unlimited “piggyback” registration rights at our expense. The piggyback registration rights may be exercised at any time following issuance of the warrants but no later than five years following commencement of sales of the Offering in compliance with FINRA rule 5110(g)(8)(D).

Right of First Negotiation

In addition, we have agreed to grant to the Representative, upon the closing of this Offering, a right of first negotiation to co-manage any public underwriting or private placement of debt or equity securities (excluding (i) shares issued under any compensation or stock option plan approved by the shareholder of the Company, (ii) shares issued in payment of the consideration for an acquisition or as part of strategic partnerships and transactions and (iii) conventional banking arrangements and commercial debt financing) of the Company or any subsidiary or successor of the Company, receiving the right to underwrite or place a number of the securities to be sold having an aggregate purchase price equal to a minimum of the aggregate purchase price of the Class A Ordinary Shares being sold in this Offering, until twelve (12) months after the closing of this Offering (the “Right of First Negotiation”). If the Representative fails to accept in writing any such proposal for such public or private sale within ten (10) days after receipt of a written notice from the Company containing such proposal, then the Representative will have no claim or right with respect to any such sale contained in any such notice. If, thereafter, such proposal is modified in any material respect, the Company will adopt the same procedure as with respect to the original proposed public or private sale, and the Representative shall have the Right of First Negotiation with respect to such revised proposal. In compliance with FINRA Rule 5110(g)(5)(B), (i) the Right of First Negotiation may be terminated by the Company for “Cause”, which shall mean a material breach by the underwriters of the underwriting agreement or a material failure by the underwriters to provide the services as contemplated by the underwriting agreement; (ii) the Company’s exercise of its right of termination for “Cause” shall eliminate any obligations with respect the Right of First Negotiation; and (iii) any fees arising from underwriting services provided by the underwriters under its Right of First Negotiation must be customary for those types of services.

Tail Financings

We have agreed that if at any time prior to the first anniversary of the final closing date of this Offering, the Company, or any of its affiliates, shall enter into any transaction (including, without limitation, any merger, consolidation, acquisition, financing, joint venture or other arrangement) with any party directly introduced to the Company by the Representative during this Offering and the aforementioned time period, the Company shall pay the Representative a success fee, at the closing of such transaction, equal to 1% of the consideration or value received by the Company and/or its shareholders. To the extent the Company terminates its agreement with the underwriters for cause, the right set forth in this section shall terminate in accordance with FINRA Rule 5110.

Electronic Offer, Sale and Distribution

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in this Offering. The underwriters may agree to allocate a number of Class A Ordinary Shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the Representative to underwriters and selling group members that may make internet distributions on the same basis as other allocations.

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Lock-up Agreements

We, together with each and any of our successors, have agreed that will not, without the prior written consent of the Representative, from the date of this prospectus and continuing for a period of one hundred and eighty (180) days after the closing of this offering (the “Lock-Up Period”), (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any Class A Ordinary Shares or any securities convertible into or exercisable or exchangeable for Class A Ordinary Shares, or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Class A Ordinary Shares or any such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Class A Ordinary Shares or such other securities, in cash or otherwise, except to the underwriters pursuant to the terms of the underwriting agreement.

Furthermore, each of our directors and executive officers and shareholders holding 5% or more of the issued and outstanding Class A Ordinary Shares has also entered into a similar lock-up agreement for a period of 180 days from the date of this prospectus, subject to certain exceptions, with respect to our Class A Ordinary Shares and securities that are substantially similar to our Class A Ordinary Shares. Pursuant to such lock-up agreements, each of our directors and executive officers and shareholders holding 5% or more of the issued and outstanding Class A Ordinary Shares has agreed, subject to limited exceptions set forth below, not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Class A Ordinary Shares or any securities convertible into or exercisable or exchangeable for Class A Ordinary Shares, enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our Class A Ordinary Shares or such other securities in cash or otherwise for a period of 180 days from the date of this prospectus, without the prior written consent of the Representative.

The foregoing shall not apply to (i) Class A Ordinary Shares to be sold in the Offering; (ii) any over-allotment shares, (iii) any Class A Ordinary Shares issued or options to purchase Ordinary Shares or other Ordinary Shares -based awards granted pursuant to any stock incentive plan, stock purchase plan, stock ownership plan or dividend reinvestment plan of the Company in effect at the effective date of the registration statement of which this prospectus is a part (the “Effective Date”); (iii) issuance of Class A Ordinary Shares pursuant to the conversion or exchange of convertible or exchangeable securities or the exercise of warrants or options, in each case outstanding at the Effective Date; (iv) issuance of Class A Ordinary Shares in connection with strategic acquisitions; or (v) transfers by a shareholder (A) by bona fide gift, (B) by will or intestacy to the spouse, parents, siblings, first cousins or any lineal descendant of such shareholder or such shareholder’s spouse, including step relationships and relationships by adoption (each a “family member”), (C) to any trust for the benefit of such shareholder or a family member of such shareholder, (D) to the estate of such shareholder, or (E) to any affiliate of such shareholder or by distribution to any partners, members or shareholders of such shareholder.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments that the underwriters may be required to make for these liabilities.

Listing

We intend to apply to have our Class A Ordinary Shares approved for listing on the Nasdaq Capital Market under the symbol “NEUC.” We make no representation that such application will be approved or that our Class A Ordinary Shares will trade on such market either now or at any time in the future; notwithstanding the foregoing, we will not close this Offering unless such Class A Ordinary Shares will be so listed at completion of this Offering.

Stabilization

Prior to this Offering, there has been no public market for the Class A Ordinary Shares. Consequently, the initial public offering price for the Class A Ordinary Shares will be determined by negotiations among us and the Representative. Among the factors to be considered in determining the initial public offering price are the Company’s results of operations, its current financial condition, its future prospects, its markets, the economic conditions in and future prospects for the industry in which the Company competes, its management and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to the Company. Neither the Company nor the underwriters can assure investors that an active trading market will develop for the Class A Ordinary Shares, or that Class A Ordinary Shares will trade in the public market at or above the initial public offering price.

In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, penalty bids and passive market making in accordance with Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

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●	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

●	Over-allotment involves sales by the underwriters of the Class A Ordinary Shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

●	Syndicate covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of the Class A Ordinary Share available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in this Offering.

●	Penalty bids permit the Representatives to reclaim a selling concession from a syndicate member when the Class A Ordinary Shares originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

●	In passive market making, market makers in the shares who are the underwriters or prospective underwriter may, subject to limitations, make bids for or purchases of the Class A Ordinary Share until the time, if any, at which a stabilizing bid is made.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the Class A Ordinary Shares or preventing or retarding a decline in the market price of the Class A Ordinary Shares. As a result, the price of the Class A Ordinary Shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Nasdaq or otherwise, and, if commenced, may be discontinued at any time.

A prospectus in electronic format may be made available by e-mail or on the websites or through online services maintained by one or more of the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of the Class A Ordinary Shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters’ websites and any information contained in any other website maintained by any of the underwriters is not part of this prospectus, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.

Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of the Company or its affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to customers that they acquire, long and/or short positions in such securities and instruments.

The Company has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Selling Restrictions

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

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Notice to Investors

Notice to Prospective Investors in Malaysia

No prospectus or other offering material or document in connection with the offer and sale of the Class A Ordinary Shares has been or will be registered with the Securities Commission Malaysia (“Commission”) for the Commission’s approval pursuant to the Capital Markets and Services Act 2007. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Class A Ordinary Shares may not be circulated or distributed, nor may the Class A Ordinary Shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Malaysia except to persons falling within any of paragraphs 9 and 14(a) of Schedule 5 of the Capital Markets and Services Act 2007, provided that, the distribution of the Class A Ordinary Shares is made by a holder of a Capital Markets Services License who carries on the business of dealing in securities. The distribution in Malaysia of this prospectus is subject to Malaysian laws. This prospectus does not constitute and may not be used for the purpose of public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the registration of a prospectus with the Commission under the Capital Markets and Services Act 2007.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area, an offer of Class A Ordinary Shares described in this prospectus may not be made to the public in that member state unless the prospectus has been approved by the competent authority in such member state or, where appropriate, approved in another member state and notified to the competent authority in that member state, all in accordance with the Prospectus Regulation, except that an offer to the public in that member state of any Class A Ordinary Shares may be made at any time under the following exemptions under the Prospectus Regulation:

●	to any legal entity which is a qualified investor as defined in the Prospectus Regulation;

●	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

●	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of Class A Ordinary Shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For purposes of this provision, the expression an “offer of securities to the public” in any member state means the communication in any form and by any means of sufficient information on the terms of the offer and the Class A Ordinary Shares to be offered so as to enable an investor to decide to purchase or subscribe for the Class A Ordinary Shares and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

The sellers of the Class A Ordinary Shares have not authorized and do not authorize the making of any offer of the Class A Ordinary Shares through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the Class A Ordinary Shares as contemplated in this prospectus. Accordingly, no purchaser of the Class A Ordinary Shares, other than the underwriters, is authorized to make any further offer of the Class A Ordinary Shares on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors as defined in the Prospectus Regulation that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, or Order, or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in France

Neither this prospectus nor any other offering material relating to the Class A Ordinary Shares described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The Class A Ordinary Shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the Class A Ordinary Shares has been or will be:

●	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

●	used in connection with any offer for subscription or sale of the Class A Ordinary Shares to the public in France.

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Such offers, sales and distributions will be made in France only:

●	to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

●	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

●	in a transaction that, in accordance with article L.411-2-II-1° -or-2° -or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The Class A Ordinary Shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Switzerland

This document, as well as any other offering or marketing material relating to the Class A Ordinary Shares which are the subject of the offering contemplated by this prospectus, neither constitutes a prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations nor a simplified prospectus as such term is understood pursuant to article 5 of the Swiss Federal Act on Collective Investment Schemes. Neither the Class A Ordinary Shares nor the shares underlying the Class A Ordinary Shares will be listed on the SIX Swiss Exchange and, therefore, the documents relating to the Class A Ordinary Shares, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

Notice to Prospective Investors in Australia

This prospectus is not a formal disclosure document and has not been, nor will be, lodged with the Australian Securities and Investments Commission. It does not purport to contain all information that an investor or their professional advisers would expect to find in a prospectus or other disclosure document (as defined in the Corporations Act 2001 (Australia)) for the purposes of Part 6D.2 of the Corporations Act 2001 (Australia) or in a product disclosure statement for the purposes of Part 7.9 of the Corporations Act 2001 (Australia), in either case, in relation to the Class A Ordinary Shares.

The Class A Ordinary Shares are not being offered in Australia to “retail clients” as defined in sections 761G and 761GA of the Corporations Act 2001 (Australia). This Offering is being made in Australia solely to “wholesale clients” for the purposes of section 761G of the Corporations Act 2001 (Australia) and, as such, no prospectus, product disclosure statement or other disclosure document in relation to the securities has been, or will be, prepared.

This prospectus does not constitute an offer in Australia other than to wholesale clients. By submitting an application for the Class A Ordinary Shares, you represent and warrant to us that you are a wholesale client for the purposes of section 761G of the Corporations Act 2001 (Australia). If any recipient of this prospectus is not a wholesale client, no offer of, or invitation to apply for, the Class A Ordinary Shares shall be deemed to be made to such recipient and no applications for the Class A Ordinary Shares will be accepted from such recipient. Any offer to a recipient in Australia, and any agreement arising from acceptance of such offer, is personal and may only be accepted by the recipient. In addition, by applying for the Class A Ordinary Shares you undertake to us that, for a period of 12 months from the date of issue of the Class A Ordinary Shares, you will not transfer any interest in the Class A Ordinary Shares to any person in Australia other than to a wholesale client.

Notice to Prospective Investors in Hong Kong

The Class A Ordinary Shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32 of the Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the Class A Ordinary Shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Class A Ordinary Shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) and any rules made thereunder.

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Notice to Prospective Investors in Japan

The Class A Ordinary Shares offered in this prospectus have not been and will not be registered under the Financial Instruments and Exchange Law of Japan. The Class A Ordinary Shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan (including any corporation or other entity organized under the laws of Japan), except (i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Class A Ordinary Shares may not be circulated or distributed, nor may the Class A Ordinary Shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the Class A Ordinary Shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

●	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

●	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Class A Ordinary Shares pursuant to an offer made under Section 275 of the SFA except:

●	to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than US$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

●	where no consideration is or will be given for the transfer; or

●	where the transfer is by operation of law.

Notice to Prospective Investors in Canada

The Class A Ordinary Shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Class A Ordinary Shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this Offering.

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Notice to Prospective Investors in the Cayman Islands

This prospectus does not constitute a public offer of the Class A Ordinary Shares, whether by way of sale or subscription, in the Cayman Islands. The Class A Ordinary Shares have not been offered or sold, and will not be offered or sold, directly or indirectly, in the Cayman Islands.

Notice to Prospective Investors in the PRC

This prospectus has not been and will not be circulated or distributed in the PRC, and the Class A Ordinary Shares may not be offered or sold, and will not be offered or sold to any person for re-offering or resale, directly or indirectly, to any residents of the PRC except pursuant to applicable laws and regulations of the PRC. For the purposes of this paragraph, the PRC does not include Taiwan, Hong Kong or Macau.

Notice to Prospective Investors in Taiwan

The Class A Ordinary Shares have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that require a registration, filing or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the Class A Ordinary Shares in Taiwan.

Notice to Prospective Investors in Qatar

In the State of Qatar, the offer contained herein is made on an exclusive basis to the specifically intended recipient thereof, upon that person’s request and initiative, for personal use only and shall in no way be construed as a general offer for the sale of securities to the public or an attempt to do business as a bank, an investment company or otherwise in the State of Qatar. This prospectus and the underlying securities have not been approved or licensed by the Qatar Central Bank or the Qatar Financial Centre Regulatory Authority or any other regulator in the State of Qatar. The information contained in this prospectus shall only be shared with any third parties in Qatar on a need to know basis for the purpose of evaluating the contained offer. Any distribution of this prospectus by the recipient to third parties in Qatar beyond the terms hereof is not permitted and shall be at the liability of such recipient.

Notice to Prospective Investors in Kuwait

Unless all necessary approvals from the Kuwait Ministry of Commerce and Industry required by Law No. 31/1990 “Regulating the Negotiation of Securities and Establishment of Investment Funds,” its Executive Regulations and the various Ministerial Orders issued pursuant thereto or in connection therewith, have been given in relation to the marketing and sale of the Class A Ordinary Shares, these may not be marketed, offered for sale, nor sold in the State of Kuwait. Neither this prospectus (including any related document), nor any of the information contained therein is intended to lead to the conclusion of any contract of whatsoever nature within Kuwait. Investors in Kuwait who approach us or any of the underwriters to obtain copies of this prospectus are required by us and the underwriters to keep such prospectus confidential and not to make copies thereof nor distribute the same to any other person in Kuwait and are also required to observe the restrictions provided for in all jurisdictions with respect to offering, marketing and the sale of the Class A Ordinary Shares.

Notice to Prospective Investors in the United Arab Emirates

The Class A Ordinary Shares have not been offered or sold, and will not be offered or sold, directly or indirectly, in the United Arab Emirates, except: (1) in compliance with all applicable laws and regulations of the United Arab Emirates; and (2) through persons or corporate entities authorized and licensed to provide investment advice and/or engage in brokerage activity and/or trade in respect of foreign securities in the United Arab Emirates. The information contained in this prospectus does not constitute a public offer of securities in the United Arab Emirates in accordance with the Commercial Companies Law (Federal Law No. 8 of 1984 (as amended)) or otherwise and is not intended to be a public offer and is addressed only to persons who are sophisticated investors.

Notice to Investors in the Dubai International Financial Centre

This document relates to an Exempt Offer, as defined in the Offered Securities Rules module of the DFSA Rulebook, or the OSR, in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to Persons, as defined in the OSR, of a type specified in those rules. It must not be delivered to, or relied on by, any other Person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The Class A Ordinary Shares to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the Class A Ordinary Shares offered should conduct their own due diligence on the Class A Ordinary Shares. If you do not understand the contents of this document, you should consult an authorized financial adviser.

Notice to Prospective Investors in Saudi Arabia

This prospectus may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations issued by the Capital Market Authority. The Capital Market Authority does not make any representation as to the accuracy or completeness of this prospectus, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this prospectus. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this prospectus, you should consult an authorized financial adviser.

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EXPENSES OF THE OFFERING

Set forth below is an itemization of the total expenses, excluding the underwriting discounts and non-accountable expense allowance, which are expected to be incurred in connection with the sale of Class A Ordinary Shares in this Offering. With the exception of the registration fee payable to the SEC, the Nasdaq Capital Market listing fee and the filing fee payable to Financial Industry Regulatory Authority, Inc, or FINRA, all amounts are estimates.

SEC registration fee	$3,908
The Nasdaq Capital Market listing fee	$75,000
FINRA filing fee	$3,088
Printing expenses	$20,000
Legal fees and expenses	$325,000
Accounting fees and expenses	$400,000
Transfer agent and registrar fee and expenses	$10,000
Underwriters’ accountable expenses	$150,000
Miscellaneous	$50,000
Total	$1,036,996

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LEGAL MATTERS

The validity of the Class A Ordinary Shares offered in this Offering and certain other legal matters as to Cayman Islands law will be passed upon for us by Ogier, our Cayman Islands counsel. Certain legal matters as to Malaysia law will be passed upon for us by Cheah Teh Su, our Malaysian counsel. Certain other legal matters as to United States Federal and New York State law in connection with this Offering will be passed upon for us by Loeb & Loeb LLP, New York, New York. Certain legal matters as to United States Federal and New York State law in connection with this Offering will be passed upon for the Underwriters by Hunter Taubman Fischer & Li LLC.

EXPERTS

The combined financial statements of the Company as of June 30, 2025 and 2024, and for the years then ended, have been audited by WS & Co PLT, Independent Registered Public Accounting Firm, as set forth in their report elsewhere herein. Such combined financial statements have been so included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

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ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands. Service of process upon us and upon our directors and officers, many of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may be difficult to collect within the United States.

We have irrevocably appointed Cogency Global Inc. as our agent to receive service of process in any action against us in any U.S. federal or state court arising out of this Offering or any purchase or sale of securities in connection with this Offering. The address of our agent is 122 East 42nd Street, 18th Floor, New York, NY 10168.

Cayman Islands

Ogier, our counsel as to Cayman Islands law, has advised us that there is uncertainty as to whether the courts of the Cayman Islands are would (i) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers that are predicated upon the civil liability provisions of the federal securities laws of the United States or the securities laws of any state in the United States, or (2) entertain original actions brought in the Cayman Islands against us or our directors or officers that are predicated upon the federal securities laws of the United States or the securities laws of any state in the United States.

Ogier further advised us that there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will in certain circumstances recognize and enforce a foreign judgment, without any re-examination or re-litigation of matters adjudicated upon, provided such judgment:

(g)	is given by a foreign court of competent jurisdiction;

(h)	imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given;

(i)	is final;

(j)	is not in respect of taxes, a fine or a penalty;

(k)	was not obtained by fraud; and

(l)	is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

Subject to the above limitations, in appropriate circumstances, a Cayman Islands court may give effect in the Cayman Islands to other kinds of final foreign judgments such as declaratory orders, orders for performance of contracts and injunctions.

A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Malaysia

Substantially all of our assets are located in Malaysia. In addition, most of our directors and officers are nationals or residents of Malaysia and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

An investor may or may not be able to commence an original action against us or our directors or officers, or any person, before the courts outside the United States to enforce liabilities under United States federal securities laws, depending on the nature of the action.

Cheah Teh Su, our Malaysian counsel, has further advised us that there are currently no statutes, treaties, or other forms of reciprocity between the United States and Malaysia providing for the mutual recognition and enforcement of court judgments. Under Malaysian laws, a foreign judgment cannot be directly or summarily enforced in Malaysia. The judgment must first be recognized by a Malaysian court either under applicable Malaysian laws or in accordance with common law principles. For Malaysian courts to accept the jurisdiction for recognition of a foreign judgment, the foreign country where the judgment is made must be a reciprocating country expressly specified and listed in the Reciprocal Enforcement of Judgments Act 1958, Maintenance Orders (Facilities for Enforcement) Act 1949 or Probate and Administration Act 1959. As the United States is not one of the countries specified under the statutory regime where a foreign judgment can be recognized and enforced in Malaysia, a judgment obtained in the United States must be enforced by commencing fresh proceedings in a Malaysian court. The requirements for a foreign judgment to be recognized and enforceable in Malaysia are: (i) the judgment must be a monetary judgment; (ii) the foreign court must have had jurisdiction accepted by a Malaysian court; (iii) the judgment was not obtained by fraud; (iv) the enforcement of the judgment must not contravene public policy in Malaysia; (v) the proceedings in which the judgment was obtained were not opposed to natural justice, and (vi) the judgment must be final and conclusive.

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WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Registration Statement on Form F-1 under the Securities Act, including amendments and relevant exhibits and schedules, covering the underlying Shares represented by the Shares to be sold in this Offering.

Upon the completion of this Offering, we will be required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Exchange Act. The SEC maintains a website that contains reports, proxy statements, and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

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NEUCLEUS GROUP LIMITED

(Company No.: 426679)

(Incorporated in Cayman Islands)

ACCOUNTANTS’ REPORT

FOR THE FINANCIAL YEARS ENDED

30 JUNE 2025 AND 30 JUNE 2024

Registered office:
C/O Ogier Global (Cayman) Limited
89 Nexus Way, Camana Bay
Grand Cayman KY1-9009
Cayman Islands

Principal place of business:
No. 2-10, Wisma Life Care,
No. 5, Jalan Kerinchi, Bangsar South,
59200 Kuala Lumpur,
W.P. Kuala Lumpur, Malaysia.

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Company No. 426679

NEUCLEUS GROUP LIMITED

(Incorporated in Cayman Islands)

ACCOUNTANTS’ REPORT

FOR THE FINANCIAL YEARS ENDED

JUNE 30, 2024 AND JUNE 30, 2025

INDEX

*****

Page No.
Audited Financial Statements
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PCAOB ID 7170)	F-1

COMBINED STATEMENTS OF FINANCIAL POSITION AS AT JUNE 30, 2024 AND JUNE 30, 2025	F-2 – F-3

COMBINED STATEMENTS OF PROFIT OR LOSS AND OTHER COMPREHENSIVE INCOME FOR THE FINANCIAL YEARS ENDED JUNE 30, 2024 AND JUNE 30, 2025	F-4

COMBINED STATEMENTS OF CHANGES IN EQUITY FOR THE FINANCIAL YEARS ENDED JUNE 30, 2024 AND JUNE 30, 2025	F-5 – F-6

COMBINED STATEMENTS OF CASH FLOWS FOR THE FINANCIAL YEAR ENDED JUNE 30, 2024 AND JUNE 30, 2025	F-7 – F-8

NOTES TO THE COMBINED FINANCIAL STATEMENTS	F-9 – F-48

Unaudited Financial Statements
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PCAOB ID 7170)	F-49

UNAUDITED STATEMENT OF FINANCIAL POSITION AS AT DECEMBER 31, 2025	F-50 – F-51

UNAUDITED STATEMENT OF PROFIT OR LOSS AND OTHER COMPREHENSIVE INCOME FOR THE FINANCIAL PERIOD FROM JULY 1, 2025 TO DECEMBER 31, 2025	F-52

UNAUDITED STATEMENT OF CHANGES IN EQUITY FOR THE FINANCIAL PERIOD FROM JULY 1, 2025 TO DECEMBER 31, 2025	F-53 – F-54

UNAUDITED STATEMENT OF CASH FLOWS FOR THE FINANCIAL PERIOD FROM JULY 1, 2025 TO DECEMBER 31, 2025	F-55 – F-56

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS	F-57 – F-79

Company No. 426679	F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE MEMBERS OF NEUCLEUS GROUP LIMITED

(Company No.: 426679)

(Incorporated in the Cayman Islands)

Report on the Audit of the Combined Financial Statements

Opinion

We have audited the accompanying combined financial statements of NEUCLEUS GROUP LIMITED (“the Company”) and its subsidiary (collectively referred as “the Group”), which comprise the combined statement of financial position as at June 30, 2025 and June 30, 2024 of the Group, and the combined statement of profit or loss and other comprehensive income, combined statement of changes in equity and combined statement of cash flows of the Group for the financial years then ended, and notes to the combined financial statements, including material accounting policy information, as set out on pages F-2 to F-48. In our opinion, the accompanying combined financial statements present fairly, in all material respects, the financial position of the Group as at June 30, 2025 and June 30, 2024, and the results of their operations and their cash flows for the financial years then ended are in conformity with International Financial Reporting Standards issued by the International Accounting Standards Board.

Basis for Opinion

These combined financial statements are the responsibility of the Group’s management. Our responsibility is to express an opinion on the combined financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Group in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement, whether due to error or fraud. The Group is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the combined financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WS & CO PLT

WS & CO PLT
202206000035 (LLP0033211-LCA) & AF002338
Chartered Accountants

Date: January 14, 2026

We have served as the Company’s auditor since 2025.

JOHOR BAHRU, MALAYSIA

Company No. 426679	F-2

NEUCLEUS GROUP LIMITED

(Incorporated in the Cayman Islands)

COMBINED STATEMENT OF FINANCIAL POSITION

AS AT JUNE 30, 2025 AND JUNE 30, 2024

	Note	2025	2024
		USD	USD
ASSETS
Non-Current Assets
Property, plant and equipment	4	29,113	-
Right-of-use assets	5	42,959	-
Deferred tax asset	6	19,290	19,692
		91,362	19,692

Current Assets
Trade receivables	7	439,236	29,134
Other receivables	8	682,697	4,827
Cash and bank balances		208,411	161,084
		1,330,344	195,045
Total Assets		1,421,706	214,737

The accompanying notes form an integral part of the combined financial statements.

Company No. 426679	F-3

NEUCLEUS GROUP LIMITED

(Incorporated in the Cayman Islands)

COMBINED STATEMENT OF FINANCIAL POSITION

AS AT JUNE 30, 2025 AND JUNE 30, 2024 (CONT’D)

	Note	2025	2024
		USD	USD
EQUITY AND LIABILITIES
Equity
Class A Ordinary Shares	9	1,860	1,860
Class B Ordinary Shares	9	300	300
Merger reserve		20,438	20,438
Foreign currency translation reserve	10	40,930	(193)
Retained earnings		713,399	29,310
Total Equity		776,927	51,715

Non-Current Liabilities
Lease liabilities	11	26,945	-
		26,945	-

Current Liabilities
Trade payables	12	159,862	25,073
Other payables	13	158,054	113,172
Amount due to Directors	14	1,860	1,656
Lease liabilities	11	17,286	-
Tax payable		280,772	23,121
		617,834	163,022
Total Liabilities		644,779	163,022
Total Equity and Liabilities		1,421,706	214,737

The accompanying notes form an integral part of the combined financial statements.

Company No. 426679	F-4

NEUCLEUS GROUP LIMITED

(Incorporated in the Cayman Islands)

COMBINED STATEMENT OF PROFIT OR LOSS AND

OTHER COMPREHENSIVE INCOME FOR THE FINANCIAL YEARS ENDED

JUNE 30, 2025 AND JUNE 30, 2024

	Note	2025	2024
		USD	USD

Revenue	15	3,098,307	274,084
Cost of Sales		(830,939)	(82,250)
Gross profit		2,267,368	191,834

Other income		519,404	896
Administrative expenses		(377,688)	(13,257)
Net gain/(loss) on impairment of financial instruments		(10,345)	(81)
Selling and distribution expenses		(1,137,743)	(122,436)
Finance cost	16	(1,572)	-
Profit before tax	17	1,259,424	56,956

Income tax expenses	18	(321,736)	(3,448)
Profit for the financial year		937,688	53,508

Other comprehensive income/(loss)
Items that are or may be reclassified subsequently to profit or loss
Exchange translation differences		41,123	(262)
Total comprehensive income for the financial year		978,811	53,246

Earnings per share
Basic earnings per share (USD)	20	0.04	0.00

Diluted earnings per share (USD)	20	0.04	0.00

The accompanying notes form an integral part of the combined financial statements.

Company No. 426679	F-5

NEUCLEUS GROUP LIMITED

(Incorporated in the Cayman Islands)

COMBINED STATEMENT OF CHANGES IN EQUITY

FOR THE FINANCIAL YEARS ENDED

JUNE 30, 2025 AND JUNE 30, 2024

		Non-distributable						Distributable
		Class A Ordinary Shares		Class B Ordinary Shares			Foreign Exchange
		Number of		Number of		Merger	Translation	Retained	Total
	Note	shares	Amount	shares	Amount	reserve	Reserve	Earnings	Equity
			USD		USD	USD	USD	USD	USD

At 1 July 2023		18,600,000	1,860	3,000,000	300	20,438	69	(24,198)	(1,531)

Profit for the financial year		-	-	-	-	-	-	53,508	53,508
Other comprehensive loss for the financial year		-	-	-	-	-	(262)	-	(262)

Total comprehensive income for the financial year		-	-	-	-	-	(262)	53,508	53,246
At 30 June 2024		18,600,000	1,860	3,000,000	300	20,438	(193)	29,310	51,715

The accompanying notes form an integral part of the combined financial statements.

Company No. 426679	F-6

NEUCLEUS GROUP LIMITED

(Incorporated in the Cayman Islands)

COMBINED STATEMENT OF CHANGES IN EQUITY

FOR THE FINANCIAL YEARS ENDED

JUNE 30, 2025 AND JUNE 30, 2024 (CONT’D)

		Non-distributable						Distributable
		Class A Ordinary Shares		Class B Ordinary Shares			Foreign Exchange
		Number of		Number of		Merger	Translation	Retained	Total
	Note	shares	Amount	shares	Amount	reserve	Reserve	Earnings	Equity
			USD		USD	USD	USD	USD	USD

At 1 July 2024		18,600,000	1,860	3,000,000	300	20,438	(193)	29,310	51,715

Profit for the financial year		-	-	-	-	-	-	937,688	937,688
Other comprehensive income for the financial year		-	-	-	-	-	41,123	-	41,123

Total comprehensive income for the financial year		-	-	-	-	-	41,123	937,688	978,811

Transactions with owners:
Dividends paid	19	-	-	-	-	-	-	(253,599)	(253,599)
At 30 June 2025		18,600,000	1,860	3,000,000	300	20,438	40,930	713,399	776,927

The accompanying notes form an integral part of the combined financial statements.

Company No. 426679	F-7

NEUCLEUS GROUP LIMITED

(Incorporated in the Cayman Islands)

COMBINED STATEMENT OF CASH FLOWS

FOR THE FINANCIAL YEARS ENDED

JUNE 30, 2025 AND JUNE 30, 2024

	Note	2025	2024
		USD	USD
Cash flows from operating activities
Profit before taxation		1,259,424	56,956
Adjustments for:-
Allowance for credit losses		10,345	81
Depreciation of plant and equipment		6,591	-
Depreciation of right-of-use assets		8,503	-
Interest on lease liabilities		1,572	-
Operating cash flows before changes in working capital		1,286,435	57,037

Increase in trade and other receivables		(1,047,287)	(34,222)
Increase in trade and other payables		155,973	138,250
Cash generated from operations		395,121	161,065
Tax paid		(71,497)	-
Net cash generated from operating activities		323,624	161,065

Cash flows for investing activity
Purchase of plant and equipment	4	(34,443)	-
Net cash used in investing activity		(34,443)	-

Cash flows (for)/ from financing activities
Dividend paid	19	(253,599)	-
Advance from Director		5	639
Payment of principal portion of lease liability		(7,285)	-
Interest paid		(1,572)	-
Net cash (used in)/generated from financing activities		(262,451)	639

Net increase in cash and cash equivalents		26,730	161,704
Effect of foreign exchange translation		20,597	(855)
Cash and cash equivalents at the beginning of the financial year		161,084	235
Cash and cash equivalents at the end of the financial year		208,411	161,084

The accompanying notes form an integral part of the combined financial statements.

Company No. 426679	F-8

NEUCLEUS GROUP LIMITED

(Incorporated in the Cayman Islands)

COMBINED STATEMENT OF CASH FLOWS

FOR THE FINANCIAL YEARS ENDED JUNE 30, 2025

AND JUNE 30, 2024 (CONT’D)

Cash flows for leases as a lessee

	Note	2025	2024
		USD	USD

Including in Operating Activities
Payment relating to short-term leases	17	3,319	-

Including in Financing Activities
Interest paid in relation to lease liability	16	1,572	-
Payment of lease liabilities		7,285	-
Total cash outflows for leases		12,176	-

The accompanying notes form an integral part of the combined financial statements.

Company No. 426679	F-9

NEUCLEUS GROUP LIMITED

(Incorporated in the Cayman Islands)

NOTES TO THE COMBINED FINANCIAL STATEMENTS

JUNE 30, 2025 AND JUNE 30, 2024

1.	General Information

1.1.	Introduction

This report has been prepared solely for the inclusion in the prospectus of Neucleus Group Limited (“Neucleus Group” or “the Company”) in connection with the initial public offering of Neucleus Group’s Class A ordinary shares, par value USD0.0001 (“Ordinary Shares”) on the Nasdaq Capital Market (hereinafter defined as “Initial Public Offering”) and should not be relied upon for any other purposes.

1.2.	Background

The Company was incorporated in the Cayman Islands on October 9, 2025 as an exempted company with limited liability under the Companies Act (As Revised) of the Cayman Islands. The registered office of the Company is located at the office of Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands. The authorized share capital of the Company is 500,000,000 Ordinary Shares with a par value of USD0.0001 each, divided into 450,000,000 Class A Ordinary Shares and 50,000,000 Class B Ordinary Shares, all of which are fully paid

The principal place of business of the Company is situated at No. 2-10, Wisma Life Care, No. 5, Jalan Kerinchi, Bangsar South, 59200 Kuala Lumpur, Wilayah Persekutuan Kuala Lumpur, Malaysia.

1.3.	Principal activities

The principal activity of the Company is investment holding. The details of the subsidiary of the Company are as follows:

Name of company	Country of incorporation	Effective interest (%)		Principal activities
		2025	2024
Direct holding:
Dami Strategies Sdn. Bhd. (“Dami Strategies”)	Malaysia	100	100	Sales of DNA test reports and provides related consulting services.

There have been no significant changes in the nature of the principal activities of the Company and its subsidiary.

Company No. 426679	F-10

1.	General Information (Cont’d)

1.4.	Shareholdings reorganization

In preparation for the proposed Initial Public Offering, the Company has undertaken a reorganization of its corporate structure in the following steps:

(a)	The Company was incorporated in the Cayman Islands on October 9, 2025, and one (1) ordinary share was issued to its initial subscriber for total consideration of USD0.0001. This share was immediately transferred by the initial subscriber to Neucleus Dami Sdn. Bhd., which is owned 60% by Ms. Khor Sher Waen and 40% by Mr. Tan Wei Shang, for the purpose of facilitating the reorganization.

(b)	On October 16, 2025, the Company issued an aggregate of 1,999 Class A Ordinary Shares and 3,000,000 Class B Ordinary Shares to its existing shareholder, Neucleus Dami Sdn. Bhd., for a consideration of USD0.0001 per share.

(c)	On December 23, 2025, the Company issued an additional 18,598,000 Class A Ordinary Shares to its existing shareholder, Neucleus Dami Sdn. Bhd., for a consideration of USD0.0001 per share. Following the issuance, the Company had 18,600,000 Class A Ordinary Shares and 3,000,000 Class B Ordinary Shares, all of which were fully paid.

(d)

Prior to the share swap, Dami Strategies had four shareholders, namely Ms. Khor Sher Waen, Mr. Teh Wei Lun, Mr. Tan Wei Shang and Ms. Hoo Gee Gee, holding 30%, 30%, 20% and 20% of the shares respectively.

On December 23, 2025, the Company entered into a Share Sale Agreement with the shareholders of Dami Strategies to acquire all 100,000 issued and fully paid ordinary shares of Dami Strategies in exchange for newly issued shares of the Company on a 186-for-1 basis.

Pursuant to the reorganization plan, the newly issued shares of the Company were allotted directly to Neucleus Dami Sdn Bhd, which is owned by Ms. Khor Sher Waen and Mr. Tan Wei Shang, in the proportions of 60% and 40%, reflecting the intended ultimate ownership of the Group after completion of the reorganization.

As a result, Dami Strategies became wholly owned subsidiary of Neucleus Group and Ms. Khor Sher Waen and Mr. Tan Wei Shang became the ultimate shareholders of Neucleus Group via Neucleus Dami Sdn Bhd by indirectly holding its 18,600,000 Class A Ordinary Shares in Dami Strategies and indirectly holding its 3,000,000 Class B Ordinary Shares via Neucleus Dami Sdn. Bhd.

Company No. 426679	F-11

1.	General Information (Cont’d)

1.4.	Shareholdings reorganization (Cont’d)

The reorganization is accounted for as a business combination under common control, as the Company and its subsidiary were under the control of the same ultimate shareholders, primarily Ms. Khor Sher Waen (together with her spouse, Mr. Teh Wei Lun) and Mr. Tan Wei Shang (together with his spouse, Ms. Hoo Gee Gee), before and after the reorganization.

The reorganization has been accounted for using the pooling-of-interest (predecessor) method, consistent with the principles of IFRS 3 Business Combinations and IAS 8 Accounting Policies, Changes in Accounting Estimates and Errors. Under this method, the assets and liabilities of the combining entities are recognized at their existing carrying amounts from the perspective of the controlling shareholders and no goodwill or gain on bargain purchase is recognized. The difference between the consideration transferred and the share capital acquired was recorded as the merger reserve in equity. The combined financial statements are presented as if the current structure had existed since the beginning of the earliest period presented.

Accordingly, the results of Dami Strategies have been included in the combined financial statements as if the Group had operated as a single economic entity throughout the financial years ended June 30, 2025 and June 30, 2024.

1.5.	Acquisition of a subsidiary (“Acquisition”)

The acquisition of Dami Strategies was completed on January 5, 2026 as disclosed in Note 1.4. Following the completion of the Acquisition, the group structure of Neucleus Group is as follows:

The Group is regarded as a continuing entity resulting from the Acquisition as the management of Neucleus Group was controlled by the Directors and remained under the same major shareholders before and immediately after the Acquisition. Consequently, immediately after the Acquisition, there was continuity in control over the entity’s financial and operating policy decisions, as well as risks and benefits to the ultimate shareholders that existed prior to the Acquisition. The Acquisition has been accounted for as a common control transaction.

Company No. 426679	F-12

2.	Basis of Preparation

(a)	Statement of compliance

The combined financial statements of the Group have been prepared in accordance with International Financial Reporting Standards (“IFRS”) accounting standards.

The combined financial statements of the Group have been prepared under the historical cost convention, unless otherwise indicated in the material accounting policies below.

Adoption of new and amended standards

During the financial year, the Group has adopted the following amendments to standards issued by the International Accounting Standards Board (“IASB”) that are mandatory for current financial year:

Amendments to IFRS 16	Lease Liability in a Sales and Leaseback
Amendments to IAS 1	Classification of Liabilities as Current or Non-current
Amendments to IAS 1	Non-current Liabilities with Covenants
Amendments to IAS 7 and IFRS 7	Supplier Finance Arrangements
Amendments to IAS 21	Lack of Exchangeability

The adoption of the amendments to standards did not have any significant impact on the combined financial statements of the Group.

Company No. 426679	F-13

2.	Basis of Preparation (Cont’d)

(a)	Statement of compliance (Cont’d)

Standards issued but not yet effective

The Group has not applied the following new standards and amendments to standards that have been issued by the IASB but are not yet effective for the Group:

Effective dates for financial periods beginning on or after

Amendments to IFRS 9 and IFRS 7	Amendments to Classification and Measurement of Financial Instruments	1 January 2026
Amendments to IFRS 9 and IFRS 7	Contracts Referencing Nature-dependent Electricity	1 January 2026
Annual Improvements to IFRS Accounting Standards - Volume 11		1 January 2026
● Amendments to IFRS 1
● Amendments to IFRS 7
● Amendments to IFRS 9
● Amendments to IFRS 10
● Amendments to IAS 7
Amendments to IFRS 18	Presentation and Disclosure in Financial Statements	1 January 2027
Amendments to IFRS 19	Subsidiaries without Public Accountability: Disclosures	1 January 2027
Amendments to IFRS 10 and IAS 28	Sale or Contribution of Assets between an Investor and its Associate or Joint Venture	Deferred until further notice

The Group intends to adopt the above new standards and amendments to standards, if applicable, when they become effective.

The initial application of the above-mentioned new standards and amendments to standards are not expected to have any significant impacts on the combined financial statements of the Group except as disclosed below:

IFRS 18 Presentation and Disclosure in Financial Statements

IFRS 18 will replace IAS 1 Presentation of Financial Statements. It preserves the majority requirements of IAS 1 while introducing additional requirements. In addition, narrow-scope amendments have been made to IAS 7 Statement of Cash Flows and some requirements of IAS 1 have been moved to IAS 8 Basis of Preparation of Financial Statements.

Company No. 426679	F-14

2.	Basis of Preparation (Cont’d)

(a)	Statement of compliance (Cont’d)

Standards issued but not yet effective (Cont’d)

The initial application of the above-mentioned new standards and amendments to standards are not expected to have any significant impacts on the combined financial statements of the Group except as disclosed below: (Cont’d)

IFRS 18 Presentation and Disclosure in Financial Statements (Cont’d)

IFRS 18 additional requirements are as follows:

(i)	Statement of Profit or Loss and Other Comprehensive Income

IFRS 18 introduces newly defined “operating profit or loss” and “profit or loss before financing and income tax” subtotal which are to be presented in the statement of profit or loss, while the net profit or loss remains unchanged. Statement of profit or loss to be presented in five categories: operating, investing, financing, income taxes and discontinued operations.

(ii)	Statement of Cash Flows

The standard modifies the starting point for calculating cash flows from operations using the indirect method, shifting from “profit or loss” to “operating profit or loss”. It also provides guidance on classification of interest and dividend in statement of cash flows.

(iii)	New disclosures of expenses by nature

Entities are required to present expenses in the operating category by nature, function or a mix of both. IFRS 18 includes guidance for entities to assess and determine which approach is most appropriate based on the facts and circumstances.

(iv)	Management-defined Performance Measures (MPMs)

The standard requires disclosure of explanations of the entity’s company-specific measures that are related to the statement of profit or loss, referred to MPMs. MPMs are required to be reconciled to the most similar specified subtotal in IFRS Accounting Standards.

Company No. 426679	F-15

2.	Basis of Preparation (Cont’d)

(a)	Statement of compliance (Cont’d)

Standards issued but not yet effective (Cont’d)

The initial application of the above-mentioned new standards and amendments to standards are not expected to have any significant impacts on the combined financial statements of the Group except as disclosed below: (Cont’d)

IFRS 18 Presentation and Disclosure in Financial Statements (Cont’d)

(v)	Enhanced Guidance on Aggregation and Disaggregation

IFRS 18 provides enhanced guidance on grouping items based on shared characteristics and requires disaggregation when items have dissimilar characteristics or when such disaggregation is material.

The potential impact of the new standard on the combined financial statements of the Group have yet to be assessed.

(b)	Functional and presentation currency

The combined financial statements of the Group are measured using the currency of the primary economic environment in which the Group operates (“the functional currency”). The combined financial statements are presented in United States Dollar (“USD”) but the Group’s functional currency is Ringgit Malaysia (“RM”).

(c)	Significant accounting judgements, estimates and assumptions

The preparation of the Group’s combined financial statements requires management to make judgements, estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities, and the disclosure of contingent liabilities at the reporting date. However, uncertainty about these assumptions and estimates could result in outcomes that could require a material adjustment to the carrying amount of the asset or liability affected in the future.

Judgements

There are no significant areas of judgement in applying accounting policies that have significant effect on the amount recognized in the combined financial statements.

Company No. 426679	F-16

2.	Basis of Preparation (Cont’d)

(c)	Significant accounting judgements, estimates and assumptions (Cont’d)

Key sources of estimation uncertainty

The key assumptions concerning the future and other key sources of estimation uncertainty at the end of the reporting period, that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next reporting period are set out below:

Depreciation and useful lives of property, plant and equipment and right-of-use (“ROU”) assets

The Group reviews the residual values, useful lives and depreciation methods at the end of each reporting period. Judgements are applied in the selection of the depreciation method, the useful lives and the residual values. The actual consumption of the economic benefits of the property, plant and equipment and ROU assets may differ from the estimates applied and therefore, future depreciation charges could be revised. The carrying amount of the Group’s property, plant and equipment and ROU assets are disclosed in Notes 4 and 5 respectively.

Deferred tax assets

Deferred tax assets are recognized for all unused tax losses, unutilized capital allowances and other deductible temporary differences to the extent that it is probable that taxable profit will be available against which the unused tax losses, unutilized capital allowances and other deductible temporary differences can be utilized. Significant management judgement is required to determine the amount of deferred tax assets that can be recognized, based upon the likely timing and level of future taxable profits together with future tax planning strategies. The carrying amount of recognized and unrecognized deferred tax assets are disclosed in Note 6.

Company No. 426679	F-17

2.	Basis of Preparation (Cont’d)

(c)	Significant accounting judgements, estimates and assumptions (Cont’d)

Key sources of estimation uncertainty (Cont’d)

Provision for expected credit loss of financial assets at amortized cost

The Group uses a provision matrix to calculate expected credit loss for trade receivables. The provision rates are based on number of days past due.

The provision matrix is initially based on the Group’s historical observed default rates. The Group will calibrate the matrix to adjust the historical credit loss experience. At every reporting date, the historical observed default rates are updated and changes in the forward-looking estimates are analyzed.

The assessment of the correlation between historical observed default rates, forecast economic conditions and expected credit loss is a significant estimate. The Group’s historical credit loss experience and forecast of economic conditions may not be representative of customer’s actual default in the future. Information about the expected credit loss are disclosed in Note 7.

Discount rate used in leases

Where the interest rate implicit in the lease cannot be readily determined, the Group uses the incremental borrowing rate to measure the lease liabilities. The incremental borrowing rate is the interest rate that the Group would have to pay to borrow over a similar term, the funds necessary to obtain an asset of a similar value to the right-of-use asset in a similar economic environment. Therefore, the incremental borrowing rate requires estimation, particularly when no observable rates are available or when they need to be adjusted to reflect the terms and conditions of the lease. The Group estimates the incremental borrowing rate using observable inputs when available and is required to make certain entity-specific estimates.

Income taxes

Judgement is involved in determining the provision for income taxes. There are certain transactions and computations for which the ultimate tax determination is uncertain during the ordinary course of business.

The Group recognizes liabilities for tax based on estimates of whether additional taxes will be due. Where the final tax outcome of these tax matters is different from the amounts that were initially recognized, such differences will impact the income tax and/or deferred tax provisions in the period in which such determination is made.

Company No. 426679	F-18

3.	Material Accounting Policies

The Group applies the material accounting policies set out below, consistently throughout all periods presented in the financial statements unless otherwise stated.

(a)	Foreign currency transactions and balances

Transactions in foreign currency are recorded in the functional currency of the respective Group entities using the exchange rates prevailing at the dates of the transactions. At each reporting date, monetary items denominated in foreign currencies are retranslated at the rates prevailing on that date. Non-monetary items carried at fair value that are denominated in foreign currencies are retranslated at the rates prevailing at the date when the fair value was determined. Non-monetary items that are measured in terms of historical cost in a foreign currency are not retranslated.

Exchange differences arising on the settlement of monetary items or on translating monetary items at the reporting date are included in profit or loss.

Exchange differences arising on the translation of non-monetary items carried at fair value are included in profit or loss for the reporting period except for the differences arising on the translation of non-monetary items in respect of which gains and losses are recognized in other comprehensive income. Exchange differences arising from such non-monetary items are also recognized in other comprehensive income.

(b)	Basis of consolidation – Business combination

A business combination involving entities under common control is a business combination in which all the combining entities or business are ultimately controlled by the same party or parties both before and after the business combination, and that control is not transitory. The acquisition of the combining entities resulted in a business involving common control since the management of all the entities which took part in the acquisition were controlled by common Directors and under common shareholders before and immediately after the acquisition, and accordingly the accounting treatment is outside the scope of IFRS 3.

Under the merger method of accounting, the results of subsidiaries are presented as if the merger had been effected throughout the current and previous years. The assets and liabilities combined are accounted for based on the carrying amounts from the perspective of the common control shareholder at the date of transfer. On consolidation, the cost of the merger is cancelled with the values of the shares received. Any resulting credit differences is classified as equity and regarded as a non-distributable reserve. Any resulting debit difference is adjusted against any suitable reserve. Any reserves which are attributable to share capital of the merged entities, to the extent that they have not been capitalized by a debit difference, are reclassified and presented as movement in merger deficit.

Company No. 426679	F-19

3.	Material Accounting Policies (Cont’d)

(c)	Property, plant and equipment

(i)	Recognition and measurement

All items of property, plant and equipment are stated at cost less accumulated depreciation and any accumulated impairment losses.

(ii)	Depreciation

Depreciation is recognized in the profit or loss on straight-line basis to write off the cost of each asset to its residual value over its estimated useful life. Freehold land is not depreciated.

Property, plant and equipment are depreciated based on the estimated useful lives of the assets as follows:

Computer and software	20%
Furniture and fittings	10%
Office equipment	10%
Renovation	20%

(d)	Leases

(i)	As lessee

(a)	Right-of-use (“ROU”) assets

ROU assets are initially measured at cost. Subsequent to the initial recognition, the ROU assets are stated at cost less accumulated depreciation and any accumulated impairment losses, and adjusted for any remeasurement of lease liabilities.

The ROU assets are depreciated using the straight-line method from the commencement date to the earlier of the end of the estimated useful lives of the ROU assets or the end of the lease term.

(b)	Lease liabilities

Lease liabilities are initially measured at the present value of the lease payments that are not paid at the commencement date, discounted by using the rate implicit in the lease. If this rate cannot be readily determined, the Group uses its incremental borrowing rate as the discount rate.

Subsequent to the initial recognition, the lease liabilities are measured at amortized cost and adjusted for any lease reassessment or modifications.

Company No. 426679	F-20

3.	Material Accounting Policies (Cont’d)

(d)	Leases (Cont’d)

(i)	As lessee (Cont’d)

(c)	Short-term leases and leases of low-value assets

The Group has elected not to recognize right-of-use assets and lease liabilities for short-term leases and leases of low value assets. The Group recognizes the lease payments as an operating expense on a straight-line basis over the term of the lease unless another systematic basis is more representative of the time pattern in which economic benefits from the leased asset are consumed.

(ii)	As lessor

When the Group acts as a lessor, it determines at lease inception whether each lease is a finance lease or an operating lease. Leases in which the Group does not transfer substantially all the risks and rewards of ownership of an asset are classified as operating leases.

If the lease arrangement contains lease and non-lease components, the Group applies IFRS 15 Revenue from Contracts with Customers to allocate the consideration in the contract based on the stand-alone selling price.

The Group recognizes lease payments under operating leases as income on a straight-line basis over the lease term unless another systematic basis is more representative of the pattern in which benefit from the use of the underlying asset is diminished. The lease payment recognized is included as part of “Other income”. Initial direct costs incurred in negotiating and arranging an operating lease are added to the carrying amount of the leased asset and recognized over the lease term on the same basis as rental income. Contingent rents are recognized as revenue in the period in which they are earned.

Company No. 426679	F-21

3.	Material Accounting Policies (Cont’d)

(e)	Inventories

Inventories are measured at the lower of cost and net realisable value. Net realisable value is the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale.

Cost of inventories comprises all costs of purchase, costs of conversion and other costs incurred in bringing the inventories to their present location and condition. Cost is measured using the First-in, First-out (FIFO) method.

At each reporting date, inventories are assessed for write-down to net realisable value. Where the net realisable value of an item of inventory is below its carrying amount, the carrying amount is written down to its net realisable value and the write-down is recognized immediately in profit or loss.

At each subsequent reporting date, a new assessment of net realisable value is made. Where there is clear evidence that the net realisable value has increased due to changed economic circumstances, the write-down is reversed to the extent that the revised carrying amount does not exceed the original cost.

(f)	Financial assets

Recognition and initial measurement

Financial assets are recognized on the combined statement of financial position when, and only when, the Group becomes a party to the contractual provisions of the financial instrument.

At initial recognition, the Group measures a financial asset at its fair value plus, for an item not at fair value through profit or loss, transaction costs that are directly attributable to its acquisition or issuance of the financial instruments. Transaction costs of financial assets carried at fair value through profit or loss are expensed in profit or loss.

Financial asset categories and subsequent measurement

For the purpose of subsequent measurement, the Group classifies its financial assets as financial assets at amortized cost.

The classification depends on the entity’s business model for managing the financial assets and the contractual cash flows characteristics of the financial assets.

Financial assets are not reclassified subsequent to their initial recognition unless the Group changes its business model for managing financial assets, in which case all affected financial assets are reclassified on the first day of the first reporting period following the change in the business model.

Company No. 426679	F-22

3.	Material Accounting Policies (Cont’d)

(f)	Financial assets (Cont’d)

Financial assets at amortized cost

Financial assets that are held for collection of contractual cash flows and those cash flows represent solely payments of principal and interest are measured at amortized cost. Financial assets at amortized cost are subsequently measured using the effective interest method and are subject to impairment. Interest income, foreign exchange gains or losses and impairment are recognized in profit or loss. Any gain or loss on derecognition is recognized in profit or loss.

(g)	Financial liabilities

Recognition and initial measurement

Financial liabilities are recognized in the combined statement of financial position when, and only when, the Group becomes a party to the contractual provisions of the financial instrument.

At initial recognition, the Group measures a financial liability at its fair value less, for an item not at fair value through profit or loss, transaction costs that are directly attributable to its acquisition or issuance of the financial instruments.

Financial liability categories and subsequent measurement

For the purpose of subsequent measurement, the Group classifies its financial liabilities as financial liabilities at amortized cost.

Financial liabilities at amortized cost

Financial liabilities not categorized as fair value through profit or loss are subsequently measured at amortized cost using the effective interest method. Interest expense and foreign exchange gains and losses are recognized in the profit or loss. Any gains or losses on derecognition are also recognized in the profit or loss.

(h)	Cash and cash equivalents

Cash and cash equivalents comprise cash and bank balances, demand deposits, bank overdrafts and short-term highly liquid investments that are readily convertible to known amount of cash and which are subject to an insignificant risk of changes in value. For the purpose of combined statement of cash flows, cash and cash equivalents are presented net of bank overdrafts and pledged deposits, if any.

Company No. 426679	F-23

3.	Material Accounting Policies (Cont’d)

(i)	Impairment of assets

(i)	Non-financial assets

The carrying amounts of non-financial assets (except for inventories) are reviewed at the end of each reporting period to determine whether there is any indication of impairment. If any such indication exists, the asset’s recoverable amount is estimated.

For the purpose of impairment testing, assets are grouped together into the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or cash-generating units.

The recoverable amount of an asset or cash-generating unit is the greater of its value in use and its fair value less costs of disposal. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset or cash-generating unit.

An impairment loss is recognized if the carrying amount of an asset or cash-generating unit exceeds its estimated recoverable amount. Impairment loss is recognized in profit or loss.

Impairment losses recognized in prior periods are assessed at the end of each reporting period for any indications that the loss has decreased or no longer exists. An impairment loss is reversed only if there has been a change in the estimates used to determine the recoverable amount since the last impairment loss was recognized. The reversal is limited so that the carrying amount of the asset does not exceed its recoverable amount, nor exceed the carrying amount that would have been determined, net of depreciation or amortization, had no impairment loss been recognized for asset in prior years. Such reversal is recognized in the profit or loss.

Company No. 426679	F-24

3.	Material Accounting Policies (Cont’d)

(i)	Impairment of assets (Cont’d)

(ii)	Financial assets

The Group recognizes an allowance for expected credit losses (“ECLs”) for all debt instruments not held at FVTPL. ECLs are based on the difference between the contractual cash flows due in accordance with the contract and all the cash flows that the Group expects to receive, discounted at an approximation of the original effective interest rate. The expected cash flows will include cash flows from the sale of collateral held or other credit enhancements that are integral to the contractual terms.

ECLs are recognized in two stages. For credit exposures for which there has not been a significant increase in credit risk since initial recognition, ECLs are provided for credit losses that result from default events that are possible within the next 12 months (“a 12 months ECL”). For those credit exposures for which there has been a significant increase in credit risk since initial recognition, a loss allowance is required for credit losses expected over the remaining life of the exposure, irrespective of the timing of the default (“a lifetime ECL”).

For trade and other receivables, the Group applies a simplified approach in calculating ECLs. Therefore, the Group does not track changes in credit risk, but instead recognizes a loss allowance based on lifetime ECLs at each reporting date. The Group has established a provision matrix that is based on its historical credit loss experience and the economic environment.

(j)	Share capital

Ordinary shares are equity instruments. Ordinary shares are recorded at the proceeds received, net of directly attributable incremental transaction costs. Ordinary shares are classified as equity.

Dividend distribution to the Group’s shareholder is recognized as a liability in the period they are approved by the Board of Directors except for the final dividend which is subject to approval by the Group’s shareholder.

Company No. 426679	F-25

3.	Material Accounting Policies (Cont’d)

(k)	Employee benefits

(i)	Short-term employee benefits

Wages, salaries, bonuses and social security contributions are recognized as an expense in the reporting period in which the associated services are rendered by employees of the Group. Short-term accumulating compensated absences such as paid annual leave are recognized when services are rendered by employees that increase their entitlement to future compensated absences. Short-term non-accumulating compensated absences such as sick and medical leave are recognized when the absences occur.

(ii)	Defined contribution plans

As required by law, companies in Malaysia contribute to the state pension scheme, the Employee Provident Fund (“EPF”). Such contributions are recognized as an expense in the profit or loss as incurred. Once the contributions have been paid, the Group has no further payment obligations.

(l)	Revenue and other income

(i)	Revenue from contracts with customers

Revenue is recognized when the Group satisfied a performance obligation (“PO”) by transferring a promised good or services to the customer, which is when the customer obtains control of the good or service. A PO may be satisfied at a point in time or over time. The amount of revenue recognized is the amount allocated to the satisfied PO.

Services

Revenue in respect of the rendering of services is recognized when the stage of completion at the end of each reporting period and the cost incurred can be reliably measured. The stage of completion is determined by completion of physical proportion of the services transaction.

Company No. 426679	F-26

3.	Material Accounting Policies (Cont’d)

(l)	Revenue and other income (Cont’d)

(ii)	Interest income

Interest income is recognized on accruals basis using the effective interest method.

(m)	Borrowing costs

All borrowing costs that are not directly attributable to the acquisition, construction or production of a qualifying asset are recognized in profit or loss in the period in which they are incurred. Borrowing costs consist of interest and other costs that the Group incurred in connection with the borrowing of funds.

(n)	Income taxes

Tax expense in profit or loss comprises current and deferred tax. Current tax and deferred tax are recognized in profit or loss except to the extent that it relates to items recognized directly in equity or other comprehensive income.

Current tax is the expected tax payable or receivable on the taxable income or loss for the financial year, using tax rates enacted or substantively enacted by the end of the reporting period, and any adjustment to tax payable in respect of previous financial years.

Deferred tax is recognized using the liability method for all temporary differences between the carrying amounts of assets and liabilities in the combined statement of financial position and their tax bases. Deferred tax is measured at the tax rates that are expected to be applied to the temporary differences when they reverse, based on the laws that have been enacted or substantively enacted by the end of the reporting period.

Company No. 426679	F-27

3.	Material Accounting Policies (Cont’d)

(o)	Income taxes (Cont’d)

The measurement of deferred tax is based on the expected manner of realization or settlement of the carrying amount of the assets and liabilities, at the end of the reporting period. Deferred tax assets and liabilities are not discounted.

Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax liabilities and assets, and they relate to income taxes levied by the same tax authority on the same taxable entity, or on different tax entities, but they intend to settle current tax liabilities and assets on a net basis or their tax assets and liabilities will be realized simultaneously.

A deferred tax asset is recognized to the extent that it is probable that future taxable profits will be available against which the temporary difference can be utilized. Deferred tax assets are reviewed at the end of each reporting period and are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

(p)	Fair value measurement

Fair value of an asset or a liability is determined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The measurement assumes that the transaction to sell the asset or transfer of the liability takes place either in the principal market or in the absence of a principal market, in the most advantageous market.

For non-financial asset, the fair value measurement takes into account a market participant’s ability to generate economic benefits by using the asset in its highest and best use or by selling it to another market participant that would use the asset in its highest and best use.

When measuring the fair value of an asset or a liability, the Group uses observable market data as far as possible. Fair value is categorized into different levels in a fair value hierarchy based on the input used in the valuation technique as follows:

Level 1	:	quoted prices (unadjusted) in active markets for identical assets or liabilities that the Group can access at the measurement date.

Level 2	:	inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

Level 3	:	unobservable inputs for the asset or liability.

The Group recognizes transfers between levels of the fair value hierarchy as of the date of the event or change in circumstances that caused the transfers.

Company No. 426679	F-28

4.	Property, Plant and Equipment

		Furniture
	Computer	and	Office
	equipment	Fittings	equipment	Renovation	Total
	USD	USD	USD	USD	USD

2025
Cost
At 1 July 2024	-	-	-	-	-
Additions	6,266	520	2,451	25,206	34,443
Disposals	-	-	-	-	-
Translation differences	284	23	111	1,141	1,559
At 30 June 2025	6,550	543	2,562	26,347	36,002

Accumulated depreciation
At 1 July 2024	-	-	-	-	-
Charge for the financial year	1,253	52	245	5,041	6,591
Disposals	-	-	-	-	-
Translation differences	57	2	11	228	298
At 30 June 2025	1,310	54	256	5,269	6,889

Carrying amount
At 30 June 2025	5,240	489	2,306	21,078	29,113

Company No. 426679	F-29

5.	Right-of-use Assets

	2025	2024
	USD	USD

Lease of buildings
Cost
At 1 July	-	-
Additions	49,601	-
Translation differences	2,246	-
At 30 June	51,847	-

Accumulated depreciation
At 1 July	-	-
Charge for the financial year	8,503	-
Translation differences	385	-
At 30 June	8,888	-

Carrying amount
At 30 June	42,959	-

The aggregate additional costs for the right-of-use assets of the Group during the financial year acquired under lease financing and cash payments are as follows:

	2025	2024
	USD	USD

Aggregate costs	49,601	-
Less: Lease financing	(49,601)	-
Cash payments	-	-

Company No. 426679	F-30

6.	Deferred Tax Assets

	2025	2024
	USD	USD

At 1 July	19,692	-
Recognized in profit or loss (Note 18)	(2,651)	19,796
Translation differences	2,249	(104)
At 30 June	19,290	19,692

The components and movements of the deferred tax liabilities and assets of the Group are as follows:

Deferred tax liabilities

	Accelerated
	capital	Right-of-use
	allowances	assets	Total
	USD	USD	USD

At 1 July 2024	-	-	-
Recognized in profit or loss	(380)	(9,864)	(10,244)
Translation differences	(17)	(447)	(464)
At 30 June 2025 (before offsetting)	(397)	(10,311)	(10,708)
Offsetting			10,708
At 30 June 2025 (after offsetting)			-

Company No. 426679	F-31

6.	Deferred Tax Assets (Cont’d)

The components and movements of the deferred tax liabilities and assets of the Group are as follows: (Cont’d)

Deferred tax assets

	Deferred	Lease
	Revenue	liabilities	Provisions	Total
	USD	USD	USD	USD

At 1 July 2024	19,673	-	19	19,692
Recognized in profit or loss	(5,046)	10,156	2,483	7,593
Translation differences	2,139	460	114	2,713
At 30 June 2025 (before offsetting)	16,766	10,616	2,616	29,998
Offsetting				(10,708)
At 30 June 2025 (after offsetting)				19,290

At 1 July 2023	-	-	-	-
Recognized in profit or loss	19,777	-	19	19,796
Translation differences	(104)	-	-	(104)

At 30 June 2024 (before offsetting)	19,673	-	19	19,692
Offsetting				-
At 30 June 2024 (after offsetting)				19,692

7.	Trade Receivables

	2025	2024
	USD	USD

Trade receivables	444,656	29,214
	444,656	29,214
Less: Accumulated impairment losses	(5,420)	(80)
	439,236	29,134

Trade receivables are non-interest bearing and are generally on 30 to 60 days (2024: 30 to 60 days) terms. They are recognized at their original invoice amounts which represent their fair values on initial recognition.

Company No. 426679	F-32

7.	Trade Receivables (Cont’d)

Movements in the allowance for impairment losses on trade receivables are as follows:

	Lifetime	Credit	Loss
	allowance	impaired	allowance
	USD	USD	USD

2025
At 1 July 2024	80	-	80
Impairment losses recognized	5,099	-	5,099
Translation differences	241	-	241
At 30 June 2025	5,420	-	5,420

2024
At 1 July 2023	-	-	-
Impairment losses recognized	81	-	81
Translation differences	(1)	-	(1)
At 30 June 2024	80	-	80

The loss allowance account in respect of trade receivables is used to record loss allowances. Unless the Group is satisfied that recovery of the amount is possible, the amount considered irrecoverable is written off against the receivable directly.

The ageing analysis of trade receivables at the end of the reporting period are as follows:

	Gross	Loss	Net
	amount	allowance	amount
	USD	USD	USD

2025
Not past due	376,880	-	376,880
Past due
Less than 30 days	16,291	(181)	16,110
31 to 60 days	5,156	(58)	5,098
61 to 90 days	8,683	(98)	8,585
More than 90 days	37,646	(5,083)	32,563
	67,776	(5,420)	62,356
Credit impaired
Individually impaired	-	-	-
	444,656	(5,420)	439,236

Company No. 426679	F-33

7.	Trade Receivables (Cont’d)

The ageing analysis of trade receivables at the end of the reporting period are as follows: (Cont’d)

	Gross	Loss	Net
	amount	allowance	amount
	USD	USD	USD

2024
Not past due	21,984	-	21,984
Past due
Less than 30 days	5,561	(62)	5,499
31 to 60 days	1,669	(18)	1,651
61 to 90 days	-	-	-
More than 90 days	-	-	-
	7,230	(80)	7,150
Credit impaired
Individually impaired	-	-	-
	29,214	(80)	29,134

Trade receivables that are not past due nor individually impaired are creditworthy debtors with good payment records with the Group.

As at 30 June 2025, gross trade receivables of USD67,776 (2024: USD7,230) were past due but not individually impaired. These relate to a number of independent customers from whom there is no recent history of default.

No trade receivables of the Group that are individually assessed to be impaired.

Company No. 426679	F-34

8.	Other Receivables

	2025	2024
	USD	USD

Other receivables	542,655	-
Less: Accumulated impairment losses	(5,483)	-
	537,172	-
Deposits	6,172	-
Prepayments	139,353	4,827
	682,697	4,827

Movements in the allowance for impairment losses on other receivables are as follows:

	Lifetime	Credit	Loss
	allowance	impaired	allowance
	USD	USD	USD

2025
At 1 July 2024	-	-	-
Impairment losses recognized	5,246	-	5,246
Translation differences	237	-	237
At 30 June 2025	5,483	-	5,483

Company No. 426679	F-35

9.	Share Capital and Merger Reserve

(a)	Share capital

	Number of shares		Amount
	2025	2024	2025	2024
	Units	Units	USD	USD

Issued and fully paid ordinary shares with a par value of USD0.0001 each
At 1 July / At 30 June	21,600,000	21,600,000	2,160	2,160

For the purpose of undertaking a public offering of the Company’s Class A Ordinary Shares, the Company completed a series of reorganization transactions resulting in 18,600,000 Class A Ordinary Shares and 3,000,000 Class B Ordinary Shares being issued and outstanding, which have been retroactively restated to the beginning of the earliest period presented.

The authorized share capital of the Company is 500,000,000 ordinary shares with a par value of USD 0.0001 each, divided into 450,000,000 Class A Ordinary Shares and 50,000,000 Class B Ordinary Shares. All the issued and outstanding Class A Ordinary Shares and Class B Ordinary Shares are fully paid.

Holders of Class A Ordinary Shares and Class B Ordinary Shares have the same rights except for voting and conversion rights. Holders of Class A Ordinary Shares and Class B Ordinary Shares shall at all times vote together as one class on all resolutions submitted to a vote by the shareholders. Each Class A Ordinary Share is entitled to one vote on all matters subject to vote at general meetings of our Company, and each Class B Ordinary Share is entitled to 20 votes on all matters subject to vote at general meetings of our Company. Each Class B Ordinary Share is convertible into one fully paid Class A Ordinary Share at any time after the date of issuance of such share at the option of the holder thereof. In no event shall Class A Ordinary Shares be convertible into Class B Ordinary Shares.

On October, 16 and December 23, 2025, the Company issued a total of 18,599,999 Class A Ordinary Shares to the existing shareholder of the Company to perfect the Company’s capital structure in anticipation of the expected initial public offering of its Class A Ordinary Shares, and the concurrent listing of its Class A Ordinary Shares on the Nasdaq Stock Market LLC. The Company has accounted for these issuances of Class A Ordinary Shares as a stock dividend; accordingly, the Company has retroactively restated the presentation of its historical capital structure to the earliest period presented.

On October 16, 2025, the Company issued a total of 3,000,000 Class B Ordinary Shares to an existing shareholder of the Company.

Company No. 426679	F-36

9.	Share Capital and Merger Reserve (Cont’d)

(b)	Merger reserve

The merger reserve arose from the reorganization of the Group accounted for as a business combination under common control, which was measured using the predecessor value method. The difference between the consideration transferred and the share capital acquired is recorded as merger reserve in equity and that has been retroactively restated to the beginning of the earliest period presented to reflect the Group’s capital structure as if the reorganization had occurred at that date. Refer to the sequence of events as described in Note 1.4 “Shareholdings reorganization”.

10.	Foreign Currency Translation Reserve

The foreign currency translation reserve represents exchange differences arising from the translation of the financial statements of the Group as its functional currency is different from the presentation currency.

11.	Lease Liabilities

	2025	2024
	USD	USD

At 1 July	-	-
Additions	49,601	-
Accretion of interest	1,572	-
Payments	(8,857)	-
Translation differences	1,915	-
At 30 June	44,231	-

Presented as:
Non-current	26,945	-
Current	17,286	-
	44,231	-

Company No. 426679	F-37

11.	Lease Liabilities (Cont’d)

The maturity analysis of lease liabilities of the Group at the end of the reporting period are as follows:

	2025	2024
	USD	USD

Minimum lease payments
Within one year	19,751	-
Later than one year but not later than two years	28,330	-
Later than two years but not later than five years	-	-
	48,081	-
Less: Future finance charges	(3,850)	-
Present value of lease liabilities	44,231	-

The Group leases office space. Lease terms are negotiated on an individual basis and contain a wide range of different terms and conditions.

The weighted average incremental borrowing rate applied to lease liabilities of the Group at the reporting date is 6.75% (2024: Nil).

12.	Trade Payables

	2025	2024
	USD	USD

Trade payables	159,862	25,073

The normal trade credit terms granted to the Group range from 30 to 60 days (2024: 30 to 60 days) depending on the terms of the contracts.

13.	Other Payables

	2025	2024
	USD	USD

Other payables	48,321	3,124
Deposit received	5,770	-
Deferred revenue	69,857	81,968
Accruals	34,106	28,080
	158,054	113,172

Deferred revenue which represented the prepayment by customers for the services that have yet to be delivered.

Company No. 426679	F-38

14.	Amount Due to Directors

This represents unsecured, non-interest bearing advances and repayable on demand.

15.	Revenue

	2025	2024
	USD	USD

Revenue from contracts with customers
Rendered of services	3,098,307	274,084

Timing of revenue recognition
At a point in time	3,098,307	274,084

Revenue are recognized at a point in time when service is rendered to the customer, the significant risks and rewards are transferred to the customer and the transaction has met the probability of inflows and measurement reliability requirements of IFRS 15.

16.	Finance Costs

	2025	2024
	USD	USD

Interest expenses on:
Lease liabilities	1,572	-

Company No. 426679	F-39

17.	Profit before Tax

Profit before tax is arrived at after charging/(crediting):

	2025	2024
	USD	USD

Auditors’ remuneration	5,678	959
Depreciation of:
- Property, plant and equipment	6,591	-
- Right-of-use assets	8,503	-
Impairment losses on:
- Trade receivables	5,099	81
- Other receivables	5,246	-
Commission income	(519,085)	-
Leases expenses relating to short-term leases	3,319	1,789

18. Taxation

	2025	2024
	USD	USD

Tax expenses recognized in profit or loss
Malaysian income tax
Current tax provision	317,951	23,244
Under provision in prior year	1,134	-
	319,085	23,244

Deferred tax (Note 6)
Relating to origination and reversal of temporary differences	2,651	(19,796)
	2,651	(19,796)
	321,736	3,448

Malaysian income tax is calculated at the statutory rate of 15% on the first RM150,000 chargeable income, 17% on the chargeable income from RM150,001 to RM600,000 and 24% on the balance of chargeable income (2024: 15% on the first RM150,000 chargeable income, 17% on the chargeable income from RM150,001 to RM600,000 and 24% on the balance of chargeable income) of the estimated assessable profits for the financial year.

Company No. 426679	F-40

18.	Taxation (Cont’d)

A reconciliation of income tax expenses applicable to the profit before tax at the statutory income tax rate to income tax expenses at the effective income tax rate of the Group are as follows:

	2025	2024
	USD	USD

Profit before tax	1,259,424	56,956

At Malaysian statutory tax rate of 24% (2024: 24%)	302,262	13,669
Effect of income subject to tax rate of 15% and 17% (2024: 15% and 17%)	(10,220)	(9,585)
Expenses not deductible for tax purposes	28,560	322
Under-recognition in current tax expense	-	(939)
Taxable income not included in P/L	-	19,777
Under provision of deferred tax in prior years	-	(19,796)
Under provision of tax expense in prior years	1,134	-
Tax expenses for the financial year	321,736	3,448

19.	Dividends

	2025	2024
	USD	USD

Dividends recognized as distribution to ordinary
A single-tier interim dividend of RM8,000 per ordinary share in respect of the financial year ended 30 June 2025	186,372	-

A single-tier second interim dividend of RM3,001 per
ordinary share in respect of the financial year ended
30 June 2025	67,227	-
	253,599	-

Company No. 426679	F-41

20.	Earnings per Share

(a)	Basic earnings per share

The basic earnings per share are calculated based on the profit for the financial year attributable to the owners of the Company and the weighted average number of ordinary shares in issue during the financial year as follows:

	2025		2024

Profit attributable to the owners of the Company (USD)	937,688		53,508

Weighted average number of ordinary
shares in issue
- Ordinary shares in issue as at 1 July	1		1
- Issuance of ordinary shares	3,001,999	#	3,001,999	#
- Issuance of ordinary shares	18,598,000	*	18,598,000	*
Weighted average number of ordinary
shares in issue as at 30 June	21,600,000		21,600,000

Basic earnings per ordinary share (USD)	0.04		0.00

#	In the calculation of earnings per share for the financial year ended 30 June 2025 and 30 June 2024, it is assumed that 3,001,999 ordinary shares were in issue as the acquisition of Dami Strategies as disclosed in Note 1.4(b) was accounted for under the merger method of accounting.

*	In the calculation of earnings per share for the financial year ended 30 June 2025 and 30 June 2024, it is assumed that 18,598,000 ordinary shares were in issue as disclosed in Note 1.4(c) was accounted for under the merger method of accounting.

(b)	Diluted earnings per share

The Group has no dilution in its earnings per ordinary share as there are no dilutive potential ordinary shares. There have been no other transactions involving ordinary shares or potential ordinary shares since the end of the reporting period and before the authorization of these financial statements.

Company No. 426679	F-42

21.	Staff Costs

	2025	2024
	USD	USD

Directors’ remuneration	27,542	-
EPF Contribution	13,449	432
Socso Contribution	1,617	57
Eis Contribution	185	7
Wages, salaries and bonus	112,330	3,323
	155,123	3,819

22.	Reconciliation of Liabilities Arising from Financing Activities

The table below shows the details changes in the liabilities of the Group arising from financing activities, including both cash and non-cash changes.

				New lease
		At	Financing	[Note 3(d)	Other	At 30
	Note	1 July	cash flows	and Note 5]	changes (i)	June
		USD	USD	USD	USD	USD

2025
Lease liabilities	11	-	(7,285)	49,601	1,915	44,231
Amount due to Directors	14	1,656	5	-	199	1,860
		1,656	(7,280)	49,601	2,114	46,091

2024
Lease liabilities	11	-	-	-	-	-
Amount due to Directors	14	1,032	639	-	(15)	1,656
		1,032	639	-	(15)	1,656

(i)	The other changes are related to foreign currency translation difference.

Company No. 426679	F-43

23.	Related Party Disclosures

(a)	Identifying related parties

For the purposes of these financial statements, parties are considered to be related to the Group if the Group has the ability, directly or indirectly, to control or joint control the party or exercise significant influence over the party in making financial and operating decisions, or vice versa, or where the Group and the party are subject to common control. Related parties may be individuals or other entities.

Related parties also include key management personnel defined as those persons having authority and responsibility for planning, directing and controlling the activities of the Group either directly or indirectly. The key management personnel comprise the Directors of the Group, having authority and responsibility for planning, directing and controlling the activities of the Group directly or indirectly.

(b)	Significant related party transactions

The Group has no related party balances and transactions with related parties during the financial year:

(c)	Compensation of key management personnel

Remuneration of key management personnel are as follows:

	2025	2024
	USD	USD

Directors’ remuneration	27,542	-
Directors’ commission	28,853	-
	56,395	-

The Group has no other members of key management personnel apart from the Director.

Company No. 426679	F-44

24.	Financial Instruments

(a)	Classification of financial instruments

The following table analyses the financial assets and financial liabilities in the combined statement of financial position by the class of financial instruments to which they are assigned, and therefore by the measurement basis:

		Financial	Financial
		assets at	liabilities at
	Carrying	amortized	amortized
	amount	cost	cost
	USD	USD	USD
2025
Financial assets
Trade receivables	439,236	439,236	-
Other receivables	682,697	543,344	-
Cash and bank balances	208,411	208,411
	1,330,344	1,190,991	-

Financial liabilities
Trade payables	159,862	-	159,862
Other payables	88,197	-	88,197
Amount due to Directors	1,860	-	1,860
	249,919	-	249,919

2024
Financial assets
Trade receivables	29,134	29,134	-
Other receivables	4,827	-	-
Cash and bank balances	161,084	161,084
	195,045	190,218	-

Financial liabilities
Trade payables	25,073	-	25,073
Other payables	113,172	-	113,172
Amount due to Directors	1,656	-	1,656
	139,901	-	139,901

Company No. 426679	F-45

24.	Financial Instruments (Cont’d)

(b)	Financial risk management objectives and policies

The Group’s financial risk management policy is to ensure that adequate financial resources are available for the development of the Group’s operations whilst managing its credit, liquidity, foreign currency and interest rate risks. The Group operates within clearly defined guidelines that are approved by the Board and the Group’s policy is not to engage in speculative transactions.

The following sections provide details regarding the Group’s exposure to the abovementioned financial risks and the objectives, policies and processes for the management of these risks.

(i)	Credit risk

Credit risk is the risk of a financial loss to the Group if a customer or counterparty to a financial instrument fails to meet its contractual obligations. The Group’s exposure to credit risk arises principally from trade and other receivables and deposits with banks. There are no significant changes as compared to prior year.

The Group has adopted a policy of only dealing with creditworthy counterparties. Management has a credit policy in place to control credit risk by dealing with creditworthy counterparties and deposits with banks with good credit rating. The exposure to credit risk is monitored on an ongoing basis and action will be taken for long outstanding debts.

At each reporting date, the Group assesses whether any of the receivables are credit impaired.

The gross carrying amounts of credit impaired receivables are written off (either partial or in full) when there is no realistic prospect of recovery. This is generally the case when the Group determines that the debtor does not have assets or sources of income that could generate sufficient cash flows to repay the amounts subject to the write-off. Nevertheless, receivables that are written off could still be subject to enforcement activities.

The carrying amounts of the financial assets recorded on the combined statement of financial position at the end of the reporting period represents the Group’s maximum exposure to credit risk.

The majority of the Group’s customers comprise individual (personal) customers, and therefore the risk of significant credit concentration is considered low. There are no corporate customers as at the end of the reporting period.

Company No. 426679	F-46

24.	Financial Instruments (Cont’d)

(b)	Financial risk management objectives and policies (Cont’d)

(ii)	Liquidity risk

Liquidity risk refers to the risk that the Group will encounter difficulty in meeting its financial obligations as they fall due. The Group’s exposure to liquidity risk arises primarily from mismatches of the maturities of financial assets and liabilities.

The Group’s funding requirements and liquidity risk are managed with the objective of meeting business obligations on a timely basis. The Group finances its liquidity through internally generated cash flows and minimizes liquidity risk by keeping committed credit lines available.

The following table analyses the remaining contractual maturity for financial liabilities. The tables have been drawn up based on the undiscounted cash flows of financial liabilities based on the earliest date on which the Group can be required to pay.

	On demand		Total	Total
	or within 1	1 to 2	contractual	carrying
	year	years	cash flows	amount
	USD	USD	USD	USD
2025
Non-derivative financial liabilities
Trade payables	159,862	-	159,862	159,862
Other payables	158,054	-	158,054	158,054
Amount due to Directors	1,860	-	1,860	1,860
Lease liabilities	19,751	28,330	48,081	44,231
	339,527	28,330	367,857	364,007

2024
Non-derivative financial liabilities
Trade payables	25,073	-	25,073	25,073
Other payables	113,172	-	113,172	113,172
Amount due to Directors	1,656	-	1,656	1,656
	139,901	-	139,901	139,901

Company No. 426679	F-47

24.	Financial Instruments (Cont’d)

(b)	Financial risk management objectives and policies (Cont’d)

(ii)	Market risks

(a)	Foreign currency risk

Foreign currency risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates.

The Group is not exposed to foreign currency risk during the financial year 30 June 2025 and 30 June 2024.

(b)	Interest rate risk

The Group’s variable rate borrowings are exposed to a risk of change in cash flows due to changes in interest rates.

The Group manages its interest rate risk exposure from interest bearing borrowings by obtaining financing with the most favorable interest rates in the market. The Group constantly monitors its interest rate risk by reviewing its debts portfolio to ensure favorable rates are obtained.

The Group does not have any interest-bearing borrowings and hence, are not exposed to interest rate risk.

Interest rate risk sensitivity analysis

The Group does not have any floating rate borrowings and hence, no sensitivity analysis is presented.

(c)	Fair value of financial instruments

The carrying amounts of short-term receivables and payables, cash and cash equivalents and short-term borrowings approximate their fair value due to the relatively short-term nature of these financial instruments and insignificant impact of discounting.

As the financial assets and financial liabilities of the Group are not carried at fair value by any valuation method, therefore the fair value hierarchy analysis is not presented.

Company No. 426679	F-48

25.	Capital Management

The Group’s objectives when managing capital are to safeguard the Group’s ability to continue as a going concern in order to provide returns for shareholder and benefits for other stakeholders and to maintain an optimal capital structure to reduce the cost of capital.

In order to maintain or adjust the capital structure, the Group may adjust the amount of dividends paid to shareholder, return capital to shareholder, issue new shares or sell assets to reduce debt.

The Group monitors capital using a gearing ratio, which is net debt divided by total equity. The Group includes within net debt, lease liabilities and term loans less cash and cash equivalents. The Group’s policy is to maintain a prudent level of gearing ratio that complies with debt covenants. The gearing ratios at the end of the reporting period are as follows:

	2025	2024
	USD	USD

Lease liabilities	44,231	-
Less: Cash and cash equivalents	(208,411)	(161,084)
Net (cash)/debt	(164,180)	(161,084)

Total equity	776,927	51,715

Gearing ratio (times)	-0.21	-3.11

There was no change in the Group’s approach to capital management during the financial year.

Company No. 426679	F-49

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE MEMBERS OF NEUCLEUS GROUP LIMITED

(Company No.: 426679)

(Incorporated in the Cayman Islands)

Report on the Review of Interim Financial Information

We have reviewed the accompanying combined financial statements of NEUCLEUS GROUP LIMITED (“the Company”) and its subsidiary (collectively referred to as “the Group”), which comprises the combined statement of financial position as at December 31, 2025 and the related combined statement of profit or loss and other comprehensive income, combined statement of changes in equity and combined statement of cash flows for the six-month periods ended December 31, 2025 and December 31, 2024, and the related notes to the combined financial statements.

This interim financial information has been prepared in conformity with IFRS Accounting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”), and our review was performed in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), specifically PCAOB Auditing Standard (AS) 4105 - Reviews of Interim Financial Information.

Based on our reviews, we are not aware of any material modifications that should be made to the financial information referred to above for them to be in conformity with IFRS Accounting Standards as issued by the International Accounting Standards Board.

We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the combined statement of financial position of the Company as of June 30, 2025, and the related combined statement of profit or loss and other comprehensive income, combined statement of changes in equity and combined statement of cash flows for the financial year then ended (not presented herein); and in our report dated January 14, 2026, we expressed an unqualified opinion on those combined financial statements. In our opinion, the information set forth in the accompanying combined statement of financial position as of June 30, 2025, is fairly stated, in all material respects, in relation to the combined statement of financial position from which it has been derived.

Basis for Review Results

These combined financial statements are the responsibility of the Company’s management. We conducted our review in accordance with the standards of the PCAOB. A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the PCAOB, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

/s/ WS & CO PLT

WS & CO PLT
202206000035 (LLP0033211-LCA) & AF002338
Chartered Accountants

Date: May 4, 2026

We have served as the Company’s auditor since 2025.

JOHOR BAHRU, MALAYSIA

Company No. 426679	F-50

NEUCLEUS GROUP LIMITED

(Incorporated in the Cayman Islands)

UNAUDITED STATEMENT OF FINANCIAL POSITION

AS AT DECEMBER 31, 2025

		Unaudited	Audited
		December 31, 2025	June 30, 2025
	Note	USD	USD
ASSETS
Non-Current Assets
Property, plant and equipment	1	30,905	29,113
Right-of-use assets	2	35,342	42,959
Deferred tax asset	3	25,459	19,290
		91,706	91,362

Current Assets
Trade receivables	4	1,419,978	439,236
Other receivables	5	713,802	682,697
Inventories	6	73,873	-
Cash and bank balances		848,386	208,411
		3,056,039	1,330,344
Total Assets		3,147,745	1,421,706

The accompanying notes form an integral part of the combined financial statements.

Company No. 426679	F-51

NEUCLEUS GROUP LIMITED

(Incorporated in the Cayman Islands)

UNAUDITED STATEMENT OF FINANCIAL POSITION

AS AT DECEMBER 31, 2025 (CONT’D)

		Unaudited	Audited
		December 31, 2025	June 30, 2025
	Note	USD	USD
EQUITY AND LIABILITIES
Equity
Class A Ordinary Shares	7	1,860	1,860
Class B Ordinary Shares	7	300	300
Merger reserve		20,438	20,438
Foreign currency translation reserve	8	101,979	40,930
Retained earnings		1,727,570	713,399
Total Equity		1,852,147	776,927

Non-Current Liabilities
Lease liabilities	9	18,389	26,945
		18,389	26,945

Current Liabilities
Trade payables	10	127,405	159,862
Other payables	11	296,595	158,054
Amount due to Directors	12	222,118	1,860
Lease liabilities	9	18,808	17,286
Tax payable		612,283	280,772
		1,277,209	617,834
Total Liabilities		1,295,598	644,779
Total Equity and Liabilities		3,147,745	1,421,706

The accompanying notes form an integral part of the combined financial statements.

Company No. 426679	F-52

NEUCLEUS GROUP LIMITED

(Incorporated in the Cayman Islands)

UNAUDITED STATEMENT OF PROFIT OR LOSS AND

OTHER COMPREHENSIVE INCOME FOR THE FINANCIAL PERIOD

FROM JULY 1, 2025 TO DECEMBER 31, 2025

		Unaudited
		July 1, 2025 to December 31, 2025	July 1, 2024 to December 31, 2024
	Note	USD	USD
Revenue	13	2,895,149	1,437,416
Cost of Sales		(771,844)	(397,593)
Gross profit		2,123,305	1,039,823

Other income		51,082	246,552
Administrative expenses		(258,765)	(103,380)
Net gain/(loss) on impairment of financial instruments		(25,554)	(2,647)
Selling and distribution expenses		(529,947)	(595,143)
Finance cost	14	(1,386)	-
Profit before tax	15	1,358,735	585,205

Income tax expenses	16	(344,564)	(139,635)
Profit for the financial period		1,014,171	445,570

Other comprehensive income/(loss)
Items that are or may be reclassified subsequently to profit or loss
Exchange translation differences		61,049	5,977
Total comprehensive income for the financial period		1,075,220	451,547

Earnings per share
Basic earnings per share (USD)	18	0.05	0.02

Diluted earnings per share (USD)	18	0.05	0.02

The accompanying notes form an integral part of the combined financial statements.

Company No. 426679	F-53

NEUCLEUS GROUP LIMITED

(Incorporated in the Cayman Islands)

UNAUDITED STATEMENT OF CHANGES IN EQUITY

FOR THE FINANCIAL PERIOD

FROM JULY 1, 2025 TO DECEMBER 31, 2025

		Non-distributable						Distributable
		Class A Ordinary Shares		Class B Ordinary Shares			Foreign Exchange
		Number of		Number of		Merger	Translation	Retained	Total
	Note	shares	Amount	shares	Amount	reserve	Reserve	Earnings	Equity
			USD		USD	USD	USD	USD	USD

At July 1, 2024		18,600,000	1,860	3,000,000	300	20,438	(193)	29,310	51,715

Profit for the financial year		-	-	-	-	-	-	445,570	445,570
Other comprehensive income for the financial year		-	-	-	-	-	5,977	-	5,977

Total comprehensive income for the financial year		-	-	-	-	-	5,977	445,570	451,547

Transactions with owners:
Dividends paid		-	-	-	-	-	-	(253,599)	(253,599)

At December 31, 2024		18,600,000	1,860	3,000,000	300	20,438	5,784	221,281	249,663

The accompanying notes form an integral part of the combined financial statements.

Company No. 426679	F-54

NEUCLEUS GROUP LIMITED

(Incorporated in the Cayman Islands)

UNAUDITED STATEMENT OF CHANGES IN EQUITY

FOR THE FINANCIAL PERIOD

FROM JULY 1, 2025 TO DECEMBER 31, 2025 (CONT’D)

		Non-distributable						Distributable
		Class A Ordinary Shares		Class B Ordinary Shares			Foreign Exchange
		Number of		Number of		Merger	Translation	Retained	Total
	Note	shares	Amount	shares	Amount	reserve	Reserve	Earnings	Equity
			USD		USD	USD	USD	USD	USD

At July 1, 2025		18,600,000	1,860	3,000,000	300	20,438	40,930	713,399	776,927

Profit for the financial period		-	-	-	-	-	-	1,014,171	1,014,171
Other comprehensive income for the financial period		-	-	-	-	-	61,049	-	61,049

Total comprehensive income
for the financial period		-	-	-	-	-	61,049	1,014,171	1,075,220

At December 31, 2025		18,600,000	1,860	3,000,000	300	20,438	101,979	1,727,570	1,852,147

The accompanying notes form an integral part of the combined financial statements.

Company No. 426679	F-55

NEUCLEUS GROUP LIMITED

(Incorporated in the Cayman Islands)

UNAUDITED STATEMENT OF CASH FLOWS

FOR THE FINANCIAL PERIOD

FROM JULY 1, 2025 TO DECEMBER 31, 2025

		Unaudited
		July 1, 2025 to December 31, 2025	July 1, 2024 to December 31, 2024
	Note	USD	USD
Cash flows from operating activities
Profit before taxation		1,358,735	585,205
Adjustments for:-
Allowance for credit losses		25,554	2,647
Depreciation of plant and equipment		3,687	873
Depreciation of right-of-use assets		8,937	-
Interest on lease liabilities		1,386	-
Operating cash flows before changes in working capital		1,398,299	588,725

Increase in trade and other receivables		(965,817)	(400,168)
Increase in inventories		(71,609)	-
Increase in trade and other payables		91,335	137,788
Cash generated from operations		452,208	326,345
Tax paid		(38,650)	(17,453)
Net cash generated from operating activities		413,558	308,892

Cash flows for investing activity
Purchase of plant and equipment		(4,370)	(29,421)
Net cash used in investing activity		(4,370)	(29,421)

Cash flows (for)/from financing activities
Dividend paid	17	-	(253,599)
Advance from/(to) Director		213,440	(56,735)
Payment of principal portion of lease liability		(8,419)	-
Interest paid		(1,386)	-
Net cash generated from/(used in) financing activities		203,635	(310,334)

Net increase in cash and cash equivalents		612,823	(30,863)
Effect of foreign exchange translation		27,152	9,107
Cash and cash equivalents at the beginning of the financial period		208,411	161,084
Cash and cash equivalents at the end
of the financial period		848,386	139,328

The accompanying notes form an integral part of the combined financial statements.

Company No. 426679	F-56

NEUCLEUS GROUP LIMITED

(Incorporated in the Cayman Islands)

UNAUDITED STATEMENT OF CASH FLOWS

FOR THE FINANCIAL PERIOD

FROM JULY 1, 2025 TO DECEMBER 31, 2025 (CONT’D)

Cash flows for leases as a lessee

		Unaudited
		July 1, 2025 to December 31, 2025	July 1, 2024 to December 31, 2024
	Note	USD	USD

Including in Operating Activities
Payment relating to short-term leases	15	-	3,302

Including in Financing Activities
Interest paid in relation to lease liability	14	1,386	-
Payment of lease liabilities		8,419	-
Total cash outflows for leases		9,805	3,302

The accompanying notes form an integral part of the combined financial statements.

Company No. 426679	F-57

1.	Property, Plant and Equipment

		Furniture
	Computer	and	Office
	equipment	Fittings	equipment	Renovation	Total
	USD	USD	USD	USD	USD
Unaudited
December 31, 2025
Cost
At July 1, 2025	6,550	543	2,562	26,347	36,002
Additions	1,131	1,633	1,119	487	4,370
Disposals	-	-	-	-	-
Translation differences	280	73	131	998	1,482
At December 31, 2025	7,961	2,249	3,812	27,832	41,854

Accumulated depreciation
At July 1, 2025	1,310	54	256	5,269	6,889
Charge for the financial period	733	99	174	2,682	3,687
Disposals	-	-	-	-	-
Translation differences	71	5	15	281	373
At December 31, 2025	2,114	158	445	8,232	10,949

Carrying amount
At December 31, 2025	5,847	2,091	3,367	19,600	30,905

Company No. 426679	F-58

1.	Property, Plant and Equipment (Cont’d)

		Furniture
	Computer	and	Office
	equipment	Fittings	equipment	Renovation	Total
	USD	USD	USD	USD	USD
Audited
June 30, 2025
Cost
At July 1, 2024	-	-	-	-	-
Additions	6,266	520	2,451	25,206	34,443
Disposals	-	-	-	-	-
Translation differences	284	23	111	1,141	1,559
At June 30, 2025	6,550	543	2,562	26,347	36,002

Accumulated depreciation
At July 1, 2024	-	-	-	-	-
Charge for the financial year	1,253	52	245	5,041	6,591
Disposals	-	-	-	-	-
Translation differences	57	2	11	228	298
At June 30, 2025	1,310	54	256	5,269	6,889

Carrying amount
At June 30, 2025	5,240	489	2,306	21,078	29,113

Company No. 426679	F-59

2.	Right-of-use Assets

	Unaudited	Audited
	December 31, 2025	June 30, 2025
	USD	USD

Lease of buildings
Cost
At July 1	51,847	-
Additions	-	49,601
Translation differences	1,934	2,246
At December 31/June 30	53,781	51,847

Accumulated depreciation
At 1 July	8,888	-
Charge for the financial period/year	8,937	8,503
Translation differences	614	385
At December 31/June 30	18,439	8,888

Carrying amount
At December 31/June 30	35,342	42,959

The aggregate additional costs for the right-of-use assets of the Group during the financial year acquired under lease financing and cash payments are as follows:

	Unaudited	Audited
	December 31, 2025	June 30, 2025
	USD	USD

Aggregate costs	-	49,601
Less: Lease financing	-	(49,601)
Cash payments	-	-

Company No. 426679	F-60

3.	Deferred Tax Assets

	Unaudited	Audited
	December 31, 2025	June 30, 2025
	USD	USD

At July 1	19,290	19,692
Recognized in profit or loss (Note 18)	5,282	(2,651)
Translation differences	887	2,249
At December 31/June 30	25,459	19,290

The components and movements of the deferred tax liabilities and assets of the Group are as follows:

Deferred tax liabilities

	Accelerated
	capital	Right-of-use
	allowances	assets	Total
	USD	USD	USD
Unaudited
At July 1, 2025	(397)	(10,311)	(10,708)
Recognized in profit or loss	(242)	2,145	1,903
Under provision in prior year	(678)	-	(678)
Translation differences	(44)	(316)	(360)
At December 31, 2025 (before offsetting)	(1,361)	(8,482)	(9,843)
Offsetting			9,843
At December 31, 2025 (after offsetting)			-

Audited
At July 1, 2024	-	-	-
Recognized in profit or loss	(380)	(9,864)	(10,244)
Under provision in prior year	-	-	-
Translation differences	(17)	(447)	(464)
At June 30, 2025
(before offsetting)	(397)	(10,311)	(10,708)
Offsetting			10,708
At June 30, 2025 (after offsetting)			-

Company No. 426679	F-61

3.	Deferred Tax Assets (Cont’d)

The components and movements of the deferred tax liabilities and assets of the Group are as follows: (Cont’d)

Deferred tax assets

	Deferred	Lease
	Revenue	liabilities	Provisions	Total
	USD	USD	USD	USD
Unaudited
At July 1, 2025	16,766	10,616	2,616	29,998
Recognized in profit or loss	(55)	(2,021)	6,133	4,057
Translation differences	623	446	178	1,247
At December 31, 2025 (before offsetting)	17,334	9,041	8,927	35,302
Offsetting				(9,843)
At December 31, 2025 (after offsetting)				25,459

Audited
At July 1, 2024	19,673	-	19	19,692
Recognized in profit or loss	(5,046)	10,156	2,483	7,593
Translation differences	2,139	460	114	2,713
At June 30, 2025 (before offsetting)	16,766	10,616	2,616	29,998
Offsetting				(10,708)
At June 30, 2025 (after offsetting)				19,290

Company No. 426679	F-62

4.	Trade Receivables (Cont’d)

	Unaudited	Audited
	December 31, 2025	June 30, 2025
	USD	USD

Trade receivables	1,457,650	444,656
	1,457,650	444,656
Less: Accumulated impairment losses	(37,672)	(5,420)
	1,419,978	439,236

Trade receivables are non-interest bearing and are generally on 30 to 60 days (June 30, 2025: 30 to 60 days) terms. They are recognized at their original invoice amounts which represent their fair values on initial recognition.

Movements in the allowance for impairment losses on trade receivables are as follows:

	Lifetime	Credit	Loss
	allowance	impaired	allowance
	USD	USD	USD
Unaudited
December 31, 2025
At July 1, 2025	5,420	-	5,420
Impairment losses recognized	31,067	-	31,067
Translation differences	1,185	-	1,185
At December 31, 2025	37,672	-	37,672

Audited
June 30, 2025
At July 1, 2024	80	-	80
Impairment losses recognized	5,099	-	5,099
Translation differences	241	-	241
At June 30, 2025	5,420	-	5,420

The loss allowance account in respect of trade receivables is used to record loss allowances. Unless the Group is satisfied that recovery of the amount is possible, the amount considered irrecoverable is written off against the receivable directly.

Company No. 426679	F-63

4.	Trade Receivables (Cont’d)

The ageing analysis of trade receivables at the end of the reporting period are as follows:

	Gross	Loss	Net
	amount	allowance	amount
	USD	USD	USD
Unaudited
December 31, 2025
Not past due	498,589	-	498,589
Past due
Less than 30 days	393,037	(4,515)	388,522
31 to 60 days	397,445	(4,648)	392,797
61 to 90 days	107,149	(1,301)	105,848
More than 90 days	61,430	(27,208)	34,222
	959,061	(37,672)	921,389
Credit impaired
Individually impaired	-	-	-
	1,457,650	(37,672)	1,419,978

Audited
June 30, 2025
Not past due	376,880	-	376,880
Past due
Less than 30 days	16,291	(181)	16,110
31 to 60 days	5,156	(58)	5,098
61 to 90 days	8,683	(98)	8,585
More than 90 days	37,646	(5,083)	32,563
	67,776	(5,420)	62,356
Credit impaired
Individually impaired	-	-	-
	444,656	(5,420)	439,236

Trade receivables that are not past due nor individually impaired are creditworthy debtors with good payment records with the Group.

As at December 31, 2025, gross trade receivables of USD959,061 (audited June 30, 2025: USD67,776) were past due but not individually impaired. These relate to a number of independent customers from whom there is no recent history of default.

No trade receivables of the Group that are individually assessed to be impaired.

Company No. 426679	F-64

5.	Other Receivables

	Unaudited	Audited
	December 31, 2025	June 30, 2025
	USD	USD

Other receivables	175	542,655
Less: Accumulated impairment losses	-	(5,483)
	175	537,172
Amount due from immediate holding company	19,065	-
Deposits	6,649	6,172
Prepayments	687,913	139,353
	713,802	682,697

The amount due from immediate holding company is unsecured, interest free and repayable on demand.

Included in prepayments is an amount of USD 514,629 (June 30, 2025: Nil) representing professional fees and other directly attributable expenses paid in advance in connection with the Company’s proposed initial public offering (“IPO”) and listing on NASDAQ in the United States.

Movements in the allowance for impairment losses on other receivables are as follows:

	Lifetime	Credit	Loss
	allowance	impaired	allowance
	USD	USD	USD
Unaudited
December 31, 2025
At July 1, 2025	5,483	-	5,483
Impairment losses recognized	-	-	-
Reversal of impairment losses	(5,513)	-	(5,513)
Translation differences	30	-	30
At December 31, 2025	-	-	-

Audited
June 30, 2025
At July 1, 2024	-	-	-
Impairment losses recognized	5,246	-	5,246
Translation differences	237	-	237
At June 30, 2025	5,483	-	5,483

Company No. 426679	F-65

6.	Inventories

	Unaudited	Audited
	December 31, 2025	June 30, 2025
	USD	USD

At cost
Packaging items	73,873	-

7.	Share Capital

	Number of shares		Amount
	Unaudited	Audited	Unaudited	Audited
	December 31, 2025	June 30, 2025	December 31, 2025	June 30, 2025
	Units	Units	USD	USD

Issued and fully paid
ordinary shares with
a par value of
USD0.0001 each
At Dec 31 / At June 30	21,600,000	21,600,000	2,160	2,160

For the purpose of undertaking a public offering of the Company’s Class A Ordinary Shares, the Company completed a series of reorganization transactions resulting in 18,600,000 Class A Ordinary Shares and 3,000,000 Class B Ordinary Shares being issued and outstanding, which have been retroactively restated to the beginning of the earliest period presented.

The authorized share capital of the Company is 500,000,000 ordinary shares with a par value of USD 0.0001 each, divided into 450,000,000 Class A Ordinary Shares and 50,000,000 Class B Ordinary Shares. All the issued and outstanding Class A Ordinary Shares and Class B Ordinary Shares are fully paid.

Holders of Class A Ordinary Shares and Class B Ordinary Shares have the same rights except for voting and conversion rights. Holders of Class A Ordinary Shares and Class B Ordinary Shares shall at all times vote together as one class on all resolutions submitted to a vote by the shareholders. Each Class A Ordinary Share is entitled to one vote on all matters subject to vote at general meetings of our Company, and each Class B Ordinary Share is entitled to 20 votes on all matters subject to vote at general meetings of our Company. Each Class B Ordinary Share is convertible into one fully paid Class A Ordinary Share at any time after the date of issuance of such share at the option of the holder thereof. In no event shall Class A Ordinary Shares be convertible into Class B Ordinary Shares.

On October 16 and December 23, 2025, the Company issued a total of 18,599,999 Class A Ordinary Shares to the existing shareholder of the Company to perfect the Company’s capital structure in anticipation of the expected initial public offering of its Class A Ordinary Shares, and the concurrent listing of its Class A Ordinary Shares on the Nasdaq Stock Market LLC. The Company has accounted for these issuances of Class A Ordinary Shares as a stock dividend; accordingly, the Company has retroactively restated the presentation of its historical capital structure to the earliest period presented.

On October 16, 2025, the Company issued a total of 3,000,000 Class B Ordinary Shares to an existing shareholder of the Company.

The merger reserve arose from the reorganization of the Group accounted for as a business combination under common control, which was measured using the predecessor value method. The difference between the consideration transferred and the share capital acquired is recorded as merger reserve in equity and that has been retroactively restated to the beginning of the earliest period presented to reflect the Group’s capital structure as if the reorganization had occurred at that date.

8.	Foreign Currency Translation Reserve

The foreign currency translation reserve represents exchange differences arising from the translation of the financial statements of the Group as its functional currency is different from the presentation currency.

Company No. 426679	F-66

9.	Lease Liabilities

	Unaudited	Audited
	December 31, 2025	June 30, 2025
	USD	USD

At July 1	44,231	-
Additions	-	49,601
Accretion of interest	1,386	1,572
Payments	(9,805)	(8,857)
Translation differences	1,385	1,915
At Dec 31/June 30	37,197	44,231

Presented as:
Non-current	18,389	26,945
Current	18,808	17,286
	37,197	44,231

The maturity analysis of lease liabilities of the Group at the end of the reporting period are as follows:

Minimum lease payments
Within one year	20,744	19,751
Later than one year but not later than two years	19,015	28,330
Later than two years but not later than five years	-	-
	39,759	48,081
Less: Future finance charges	(2,562)	(3,850)
Present value of lease liabilities	37,197	44,231

The Group leases office space. Lease terms are negotiated on an individual basis and contain a wide range of different terms and conditions.

The weighted average incremental borrowing rate applied to lease liabilities of the Group at the reporting date is 6.75% (June 30, 2025: 6.75%).

Company No. 426679	F-67

10.	Trade Payables

	Unaudited	Audited
	December 31, 2025	June 30, 2025
	USD	USD

Trade payables	127,405	159,862

The normal trade credit terms granted to the Group range from 30 to 60 days (June 30, 2025: 30 to 60 days) depending on the terms of the contracts.

11.	Other Payables

	Unaudited	Audited
	December 31, 2025	June 30, 2025
	USD	USD

Other payables	133,108	48,321
Deposits received	51,245	5,770
Deferred revenue	72,225	69,857
Accruals	40,017	34,106
	296,595	158,054

Deferred revenue which represented the prepayment by customers for the services that have yet to be delivered.

12.	Amount Due to Directors

This represents unsecured, non-interest bearing advances and repayable on demand.

Company No. 426679	F-68

13.	Revenue

	Unaudited
	July 1, 2025 to December 31, 2025	July 1, 2024 to December 31, 2024
	USD	USD

Revenue from contracts with customers
Rendering of services	2,895,149	1,437,416

Timing of revenue recognition
At a point in time	2,895,149	1,437,416

Revenue are recognized at a point in time when service is rendered to the customer, the significant risks and rewards are transferred to the customer and the transaction has met the probability of inflows and measurement reliability requirements of IFRS 15.

14.	Finance Costs

	Unaudited
	July 1, 2025 to December 31, 2025	July 1, 2024 to December 31, 2024
	USD	USD

Interest expenses on:
Lease liabilities	1,386	-

Company No. 426679	F-69

15.	Profit before Tax

Profit before tax is arrived at after charging/(crediting):

	Unaudited
	July 1, 2025 to December 31, 2025	July 1, 2024 to December 31, 2024
	USD	USD

Depreciation of:
- Property, plant and equipment	3,687	-
- Right-of-use assets	8,937	-
Impairment losses on trade and other receivables	25,554	2,647
Commission income	(51,082)	(246,236)
Lease expenses relating to short-term leases	-	3,302

16.	Taxation

	Unaudited
	July 1, 2025 to December 31, 2025	July 1, 2024 to December 31, 2024
	USD	USD

Tax expenses recognized in profit or loss
Malaysian income tax
Current tax provision	334,177	158,143
Under provision in prior year	15,669	1,128
	349,846	159,271

Deferred tax (Note 6)
Relating to origination and reversal of temporary differences	(5,960)	(19,636)
Over provided in prior year	678	-
	(5,282)	(19,636)
	344,564	139,635

Malaysian income tax is calculated at the statutory rate of 15% on the first RM150,000 chargeable income, 17% on the chargeable income from RM150,001 to RM600,000 and 24% on the balance of chargeable income (June 30, 2025: 15% on the first RM150,000 chargeable income, 17% on the chargeable income from RM150,001 to RM600,000 and 24% on the balance of chargeable income) of the estimated assessable profits for the financial year.

Company No. 426679	F-70

16.	Taxation (Cont’d)

A reconciliation of income tax expenses applicable to the profit before tax at the statutory income tax rate to income tax expenses at the effective income tax rate of the Group are as follows:

	Unaudited
	July 1, 2025 to December 31, 2025	July 1, 2024 to December 31, 2024
	USD	USD

Profit before tax	1,358,735	585,205

At Malaysian statutory tax rate of 24% (2024: 24%)	326,096	140,449
Effect of income subject to tax rate of
15% and 17% (2024: 15% and 17%)	(10,741)	(10,166)
Expenses not deductible for tax purposes	12,862	8,224
Under-recognition in current tax expense	15,669	1,128
Under provision of deferred tax in prior years	678	-
Tax expenses for the financial year	344,564	139,635

17.	Dividends

	Unaudited
	July 1, 2025 to December 31, 2025	July 1, 2024 to December 31, 2024
	USD	USD
Dividends recognized as distribution to ordinary
A single-tier interim dividend of RM8,000 per ordinary share in respect of the financial year ended June 30, 2025	-	186,372

A single-tier second interim dividend of RM3,001 per share in respect of the financial year ended
June 30, 2025	-	67,227
	-	253,599

Company No. 426679	F-71

18.	Earnings per Share

(a)	Basic earnings per share

The basic earnings per share are calculated based on the profit for the financial year attributable to the owners of the Company and the weighted average number of ordinary shares in issue during the financial year as follows:

	Unaudited
	July 1, 2025 to December 31, 2025		July 1, 2024 to December 31, 2024
	USD		USD

Profit attributable to the owners of the Company (USD)	1,014,171		445,570

Weighted average number of ordinary
shares in issue
- Ordinary shares in issue as at July 1	1		1
- Issuance of ordinary shares	3,001,999	#	3,001,999	#
- Issuance of ordinary shares	18,598,000	*	18,598,000	*
Weighted average number of ordinary shares in issue as at 31 December	21,600,000		21,600,000

Basic earnings per ordinary share (USD)	0.05		0.02

#	In the calculation of earnings per share for the financial period ended December 31, 2025 and December 31, 2024, it is assumed that 3,001,999 ordinary shares were in issue as the acquisition of Dami Strategies as disclosed in Note 1.4(b) was accounted for under the merger method of accounting.

*	In the calculation of earnings per share for the financial period ended December 31, 2025 and December 31, 2024, it is assumed that 18,598,000 ordinary shares were in issue as disclosed in Note 1.4(c) was accounted for under the merger method of accounting.

(b)	Diluted earnings per share

The Group has no dilution in its earnings per ordinary share as there are no dilutive potential ordinary shares. There have been no other transactions involving ordinary shares or potential ordinary shares since the end of the reporting period and before the authorization of these financial statements.

Company No. 426679	F-72

19.	Staff Costs

	Unaudited
	July 1, 2025 to December 31, 2025	July 1, 2024 to December 31, 2024
	USD	USD

Directors’ remuneration	19,110	-
EPF Contribution	15,683	1,881
Socso Contribution	1,936	248
Eis Contribution	221	28
Wages, salaries and bonus	125,487	15,227
	162,437	17,384

20.	Subsequent event

On December 23, 2025, the Company entered into a Share Sale Agreement with the shareholders of Dami Strategies to acquire all 100,000 issued and fully paid ordinary shares of Dami Strategies in exchange for newly issued shares of the Company on a 186-for-1 basis. The acquisition was completed on January 5, 2026, on which date Dami Strategies became a wholly-owned subsidiary of the Company.

Company No. 426679	F-73

21.	Reconciliation of Liabilities Arising from Financing Activities

The table below shows the details changes in the liabilities of the Group arising from financing activities, including both cash and non-cash changes.

		At July 1	Financing cash flows	New lease	Other changes (i)	At December 31
	Note	USD	USD	USD	USD	USD
Unaudited
December 31, 2025
Lease liabilities	9	44,231	(8,419)	-	1,385	37,197
Amount due to Directors	12	1,860	213,440	-	6,818	222,118
		46,091	205,021	-	8,203	259,315

Unaudited
December 31, 2024
Lease liabilities	9	-	-	-	-	-
		-	-	-	-	-

(i)	The other changes is related to translation difference.

Company No. 426679	F-74

22.	Related Party Disclosures

(a)	Identifying related parties

For the purposes of these financial statements, parties are considered to be related to the Group if the Group has the ability, directly or indirectly, to control or joint control the party or exercise significant influence over the party in making financial and operating decisions, or vice versa, or where the Group and the party are subject to common control. Related parties may be individuals or other entities.

Related parties also include key management personnel defined as those persons having authority and responsibility for planning, directing and controlling the activities of the Group either directly or indirectly. The key management personnel comprise the Directors of the Group, having authority and responsibility for planning, directing and controlling the activities of the Group directly or indirectly.

(b)	Significant related party transactions

	Unaudited
	July 1, 2025 to December 31, 2025	July 1, 2024 to December 31, 2024
	USD	USD

Advance from/(to) Director	213,440	(56,735)

(c)	Compensation of key management personnel

Remuneration of key management personnel are as follows:

	Unaudited
	July 1, 2025 to December 31, 2025	July 1, 2024 to December 31, 2024
	USD	USD

Directors’ remuneration	19,110	-
Directors’ commission	-	28,702
	19,110	28,702

The Group has no other members of key management personnel apart from the Director.

Company No. 426679	F-75

23.	Financial Instruments

(a)	Classification of financial instruments

The following table analyses the financial assets and financial liabilities in the combined statement of financial position by the class of financial instruments to which they are assigned, and therefore by the measurement basis:

		Financial	Financial
		assets at	liabilities at
	Carrying	amortized	amortized
	amount	cost	cost
	USD	USD	USD
Unaudited
December 31, 2025
Financial assets
Trade receivables	1,419,978	1,419,978	-
Other receivables	713,802	25,889	-
Cash and bank balances	848,386	848,386	-
	2,982,166	2,294,253	-

Financial liabilities
Trade payables	127,405	-	127,405
Other payables	224,370	-	224,370
Amount due to Directors	222,118	-	222,118
	573,893	-	573,893

Audited
June 30, 2025
Financial assets
Trade receivables	439,236	439,236	-
Other receivables	682,697	543,344	-
Cash and bank balances	208,411	208,411
	1,330,344	1,190,991	-

Financial liabilities
Trade payables	159,862	-	159,862
Other payables	88,197	-	88,197
Amount due to Directors	1,860	-	1,860
	249,919	-	249,919

Company No. 426679	F-76

23.	Financial Instruments (Cont’d)

(b)	Financial risk management objectives and policies

The Group’s financial risk management policy is to ensure that adequate financial resources are available for the development of the Group’s operations whilst managing its credit, liquidity, foreign currency and interest rate risks. The Group operates within clearly defined guidelines that are approved by the Board and the Group’s policy is not to engage in speculative transactions.

The following sections provide details regarding the Group’s exposure to the abovementioned financial risks and the objectives, policies and processes for the management of these risks.

(i)	Credit risk

Credit risk is the risk of a financial loss to the Group if a customer or counterparty to a financial instrument fails to meet its contractual obligations. The Group’s exposure to credit risk arises principally from trade and other receivables and deposits with banks. There are no significant changes as compared to prior year.

The Group has adopted a policy of only dealing with creditworthy counterparties. Management has a credit policy in place to control credit risk by dealing with creditworthy counterparties and deposits with banks with good credit rating. The exposure to credit risk is monitored on an ongoing basis and action will be taken for long outstanding debts.

At each reporting date, the Group assesses whether any of the receivables are credit impaired.

The gross carrying amounts of credit impaired receivables are written off (either partial or in full) when there is no realistic prospect of recovery. This is generally the case when the Group determines that the debtor does not have assets or sources of income that could generate sufficient cash flows to repay the amounts subject to the write-off. Nevertheless, receivables that are written off could still be subject to enforcement activities.

The carrying amounts of the financial assets recorded on the combined statement of financial position at the end of the reporting period represents the Group’s maximum exposure to credit risk.

The majority of the Group’s customers comprise individual (personal) customers, and therefore the risk of significant credit concentration is considered low.

Company No. 426679	F-77

23.	Financial Instruments (Cont’d)

(b)	Financial risk management objectives and policies (Cont’d)

(ii)	Liquidity risk

Liquidity risk refers to the risk that the Group will encounter difficulty in meeting its financial obligations as they fall due. The Group’s exposure to liquidity risk arises primarily from mismatches of the maturities of financial assets and liabilities.

The Group’s funding requirements and liquidity risk are managed with the objective of meeting business obligations on a timely basis. The Group finances its liquidity through internally generated cash flows and minimizes liquidity risk by keeping committed credit lines available.

The following table analyses the remaining contractual maturity for financial liabilities. The tables have been drawn up based on the undiscounted cash flows of financial liabilities based on the earliest date on which the Group can be required to pay.

	On demand		Total	Total
	or within 1	1 to 2	contractual	carrying
	year	years	cash flows	amount
	USD	USD	USD	USD
Unaudited
December 31, 2025
Non-derivative
financial liabilities
Trade payables	127,405	-	127,405	127,405
Other payables	224,370	-	224,370	224,370
Amount due to Directors	222,118	-	222,118	222,118
Lease liabilities	20,744	19,015	39,759	37,197
	594,637	19,015	613,652	611,090

Audited
June 30, 2025
Non-derivative
financial liabilities
Trade payables	159,862	-	159,862	159,862
Other payables	88,197	-	88,197	88,197
Amount due to Directors	1,860	-	1,860	1,860
Lease liabilities	19,751	28,330	48,081	44,231
	269,670	28,330	298,000	294,150

Company No. 426679	F-78

23.	Financial Instruments (Cont’d)

(c)	Financial risk management objectives and policies (Cont’d)

(iii)	Market risks

(a)	Foreign currency risk

Foreign currency risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates.

The Group is not exposed to foreign currency risk during the financial period ended December 31, 2025 and June 30, 2025.

(b)	Interest rate risk

The Group’s variable rate borrowings are exposed to a risk of change in cash flows due to changes in interest rates.

The Group manages its interest rate risk exposure from interest bearing borrowings by obtaining financing with the most favorable interest rates in the market. The Group constantly monitors its interest rate risk by reviewing its debts portfolio to ensure favorable rates are obtained.

The Group does not have any interest-bearing borrowings and hence, are not exposed to interest rate risk.

Interest rate risk sensitivity analysis

The Group does not have any floating rate borrowings and hence, no sensitivity analysis is presented.

(c)	Fair value of financial instruments

The carrying amounts of short-term receivables and payables, cash and cash equivalents and short-term borrowings approximate their fair value due to the relatively short-term nature of these financial instruments and insignificant impact of discounting.

As the financial assets and financial liabilities of the Group are not carried at fair value by any valuation method, therefore the fair value hierarchy analysis is not presented.

Company No. 426679	F-79

24.	Capital Management

The Group’s objectives when managing capital are to safeguard the Group’s ability to continue as a going concern in order to provide returns for shareholder and benefits for other stakeholders and to maintain an optimal capital structure to reduce the cost of capital.

In order to maintain or adjust the capital structure, the Group may adjust the amount of dividends paid to shareholder, return capital to shareholder, issue new shares or sell assets to reduce debt.

The Group monitors capital using a gearing ratio, which is net debt divided by total equity. The Group includes within net debt, lease liabilities and term loans less cash and cash equivalents. The Group’s policy is to maintain a prudent level of gearing ratio that complies with debt covenants. The gearing ratios at the end of the reporting period are as follows:

	Unaudited	Audited
	December 31, 2025	June 30, 2025
	USD	USD

Lease liabilities	37,197	44,231
Less: Cash and cash equivalents	(848,386)	(208,411)
Net (cash)/debt	(811,189)	(208,411)

Total equity	1,852,147	776,927

Gearing ratio (times)	-0.44	-0.27

There was no change in the Group’s approach to capital management during the financial year

4,500,000

Class A Ordinary Shares

Neucleus Group Limited

PROSPECTUS

[*], 2026

Until and including [*], 2026 (twenty-five (25) days after the date of this prospectus), all dealers that buy, sell or trade our Class A Ordinary Shares, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus w acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II — Information Not Required in the Prospectus

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to the public interest, such as providing indemnification against willful default, fraud or the consequences or dishonesty. Our articles of association provide that, to the extent permitted by law, we shall indemnify each existing or former director (including alternate director), secretary and other officer of the Company (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a)	all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former director (including alternate director), secretary or officer in or about the conduct of our Company’s business or affairs or in the execution or discharge of the existing or former director’s (including alternate director’s), secretary’s or officer’s duties, powers, authorities or discretions; and
(b)	without limitation to paragraph (a), all costs, expenses, losses or liabilities incurred by the existing or former director (including alternate director), secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning our Company or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

To the extent permitted by the Companies Act, the Company may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former director (including alternate director), secretary or officer of our Company in respect of any matter identified in the articles of association on condition that the director (including alternate director), secretary or officer must repay the amount paid by our Company to the extent that we are ultimately found not liable to indemnify the director (including alternate director), secretary or that officer for those legal costs.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities.

Set forth below is information regarding ordinary shares issued by us during the last three years. None of the below described transactions involved any underwriters, underwriting discounts and commissions or commissions, or any public offering.

●	On October 9, 2025, the Company allotted and issued 1 Class A Ordinary Share to Ogier Global Subscriber (Cayman) Limited.
●	On October 16, 2025 the Company allotted and issued 1,999 Class A Ordinary Shares and 3,000,000 Class B Ordinary Shares to NEUCLEUS DAMI SDN. BHD.
●	As part of the reorganization, on December 23, 2025, the Company allotted and issued 18,598,000 Class A Ordinary Shares to NEUCLEUS DAMI SDN. BHD., for the acquisition of the entire share capital of Dami Strategies.
●	On April 21, 2026, an aggregate of 7,600,000 Class A Ordinary Shares were transferred from the Controlling Shareholder to Everstead Capital PLT, Oak Sterling Capital PLT and Greenbridge Aventra Capital Sdn. Bhd.

We believe that the offers, sales and issuances of the securities described in the preceding paragraph were exempt from registration either (a) under Section 4(a)(2) of the Securities Act and the rules and regulations promulgated thereunder, in that the transactions were between an issuer and sophisticated investors or members of its senior executive management and did not involve any public offering within the meaning of Section 4(a)(2), (b) under Regulation S promulgated under the Securities Act in that offers, sales and issuances were not made to persons in the United States and no directed selling efforts were made in the United States, or (c) under Rule 701 promulgated under the Securities Act in that the transactions were underwritten compensatory benefit plans or written compensatory contracts.

II-1

Item 8. Exhibits.

(a)	The following documents are filed as part of this registration statement:

1.1*	Form of Underwriting Agreement
3.1*	Memorandum and Articles of Association of the Company
4.1**	Specimen Share Certificate
4.2*	Form of Representative’s Warrants (included in Exhibit 1.1)
5.1*	Opinion of Ogier as to the validity of the Class A Ordinary Shares
5.2*	Opinion of Loeb & Loeb LLP regarding the enforceability of the Representative’s Warrants
8.1*	Opinion of Cheah Teh Su regarding certain Malaysian legal matters
10.1*	Form of Employment Agreement between the Company and its executive officers
10.2*	Form of Independent Director Offer Letter between the Registrant and its independent directors
10.3*	Form of Indemnification Agreement
10.4**	Tenancy agreement entered between Dami Strategies and Ong Care Scan Sdn Bhd dated December 3, 2024 in relation to Unit 2-10, Level 2, Wisma Life Care, No.5 Jalan Kerinchi, 59200 Kuala Lumpur, Wilayah Persekutuan Kuala Lumpur, Malaysia with a gross floor area of approximately 1,000 sq. ft
14.1*	Code of Business Conduct and Ethics
21.1*	List of Subsidiary(ies)
23.1*	Consent of Ogier (included in Exhibit 5.1)
23.2*	Consent of Loeb & Loeb LLP (included in Exhibit 5.2)
23.3*	Consent of Cheah Teh Su (included in Exhibit 8.1)
23.4**	Consent of WS & CO PLT
24.1*	Power of Attorney (included on signature page to the registration statement)
99.1*	Charter of the Audit Committee
99.2*	Charter of the Compensation Committee
99.3*	Charter of the Nominating and Corporate Governance Committee
99.4*	Consent of Hung Pei Ya (Independent Director Nominee)
99.5*	Consent of Umeshkumar Indubhai Patel (Independent Director Nominee)
99.6*	Consent of Cham Jai Min (Independent Director Nominee)
99.7*	Insider trading policy
99.8*	Clawback policy
107*	Filing Fee Table

*	Filed previously
**	Filed herewith

(b) Financial Statement Schedules

None.

Item 9. Undertakings

The undersigned registrant hereby undertakes:

(a)	to provide to the Underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser;

(b)	insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue;

(c)	for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(d)	for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Malaysia, on June 24, 2026.

Neucleus Group Limited

By:	/s/ Tan Wei Shang
Name:	Tan Wei Shang
Title:	Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Tan Wei Shang, his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution, for and in his or her name, place and stead, in any and all capacities, to (1) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this Registration Statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (2) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (3) act on and file any supplement to any prospectus included in this Registration Statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (4) take any and all actions which may be necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agent, proxy and attorney-in-fact or any of his or her substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Tan Wei Shang	Chief Executive Officer	June 24, 2026
Tan Wei Shang	(Principal executive officer) and Director

/s/ Khor Sher Waen	Chief Financial Officer	June 24, 2026
Khor Sher Waen	(Principal financial and accounting officer) and Director

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Authorized U.S. Representative

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Neucleus Group Limited, has signed this registration statement in New York, on June 24, 2026.

Authorized U.S. Representative Cogency Global Inc.

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice-President on behalf of Cogency Global Inc.

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